SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Citigroup Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Citigroup Inc.
399 Park Avenue
New York, NY 10043

March 12, 2014

Dear Stockholder:

We cordially invite you to attend Citi’s Annual Stockholders’ Meeting. The Annual Meeting will be held on Tuesday, April 22, 2014, at 9AM CDT in the Landmark Ballroom at the Renaissance St. Louis Grand Hotel in St. Louis, Missouri. Directions to the 2014 Annual Meeting location are provided on page 100 of this Proxy Statement.

At the Annual Meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Thank you for your support of Citi.

Sincerely, Michael E. O’Neill Chairman of the Board

LETTER FROM THE BOARD OF DIRECTORS
TO OUR STOCKHOLDERS

We can draw satisfaction from all that we accomplished in 2013. Despite a tepid global economy, the continuation of social and political pressures, legacy challenges and other uncertainties, we achieved our highest earnings since the financial crisis. We improved the firm’s efficiency and returns, and we built significant capital and liquidity such that by year-end Citi had already exceeded future Basel requirements ahead of schedule. We passed our annual stress test, with an approved capital plan, and successfully submitted a comprehensive resolution plan to our U.S. regulators, which they deemed to be complete. While legacy items have negatively affected our profitability in recent years, and continue to do so, we significantly shrank the losses and assets of Citi Holdings, and reduced our deferred tax asset.

Despite these significant achievements, management and the board realize that over time Citi must generate returns above its cost of capital to achieve the level of profitability our shareholders expect. At the end of 2012, our CEO Mike Corbat and his management team produced a three-year plan (2013-2015) aimed at achieving the following financial targets by 2015: return on tangible common equity of over 10 percent; an efficiency ratio in the mid-50 percent range at the Citicorp level; and return on assets of 90 to 110 basis points. The firm achieved or exceeded most of the 2013 plan objectives, but clearly there is more to do. It goes without saying that the company’s future success will be dependent on maintaining sound risk management principles, and that is the bedrock upon which the plan has been built. The recent events in Mexico remind us of the constant need to be vigilant and to continue to work on strengthening our processes and controls.

EXECUTIVE COMPENSATION

As we described one year ago, we developed a new compensation program that uses an objective framework to determine incentive awards for top management, and we fully implemented the program this year. In our effort to more closely link compensation with measurable company and individual performance, scorecards were developed for each of our senior managers and performance against the scorecard objectives served as the foundation for our compensation decisions. As you will see, our senior managers achieved most of their 2013 goals, and their performance reviews reflect that fact. While we used an objective framework for the initial assessments, we considered other factors in reaching our final compensation decisions, as requested by our investors. We ultimately made mostly downward adjustments to the compensation awards – judgment we exercised to better reflect where we believe we are as a company. We explain those decisions in the Compensation Discussion and Analysis in this Proxy Statement.

ON CULTURE AND ETHICS

The board and management are conscious of the pervasive public perception that many members of this industry do not behave ethically. This perception undermines trust across the financial services sector and in our institution. The board and management are committed to addressing this industry issue head on. Management has put in place a comprehensive program to support and enhance the institutional values which have served this company for over 200 years. This program includes improved training, stronger controls, zero tolerance for malfeasance, and a renewed focus throughout the firm on our core philosophy of responsible finance and on adherence to our code of conduct. The board is in the process of establishing a new, separate committee focused solely on ethics and culture. We have no higher priority than ensuring that we hold everyone at Citi to the highest ethical standard.

2014 PROXY STATEMENT	i

ACTIVE SHAREHOLDER ENGAGEMENT

We appreciate the ongoing feedback we receive from our investors – thank you for your support. Dialogue with shareholders makes us better stewards of your investment. We continue to invite you to write to us with your reactions and suggestions at Citigroup Inc. Board of Directors c/o Rohan Weerasinghe, General Counsel and Corporate Secretary, 399 Park Avenue, New York, New York 10043.

Michael L. Corbat	Robert L. Ryan

Duncan P. Hennes	Anthony M. Santomero

Franz B. Humer	Joan E. Spero

Robert L. Joss	Diana L. Taylor

Michael E. O’Neill	William S. Thompson, Jr.

Gary M. Reiner	James S. Turley

Judith Rodin	Ernesto Zedillo Ponce de Leon

A WORD OF APPRECIATION

We would like to offer a final word of thanks to Robert Joss, who is retiring from our Board, having reached the mandatory retirement age. Bob joined the Board in 2009, and he has been a very active and astute board and committee member. We thank Bob for his many valuable contributions to Citi. We will miss his tenacity and wise counsel.

2014 PROXY STATEMENT	ii

Citigroup Inc.
399 Park Avenue
New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citi’s Annual Stockholders’ Meeting will be held on Tuesday, April 22, 2014, at 9AM CDT in the Landmark Ballroom at the Renaissance St. Louis Grand Hotel, in St. Louis, Missouri. Directions to the 2014 Annual Meeting are provided on page 100 of this Proxy Statement. You will need an admission ticket or proof of ownership of Citi stock to enter the meeting.

At the meeting, stockholders will be asked to:

➢	elect Directors,

➢	ratify the selection of Citi’s independent registered public accounting firm for 2014,

➢	consider an advisory vote on Citi’s 2013 executive compensation,

➢	approve the Citigroup 2014 stock incentive plan,

➢	act on certain stockholder proposals, and

➢	consider any other business properly brought before the meeting, or any adjournment or postponement thereof, by or at the direction of the Board of Directors.

The close of business on February 24, 2014 is the record date for determining stockholders entitled to vote at the Annual Meeting. A list of these stockholders will be available at Citi’s headquarters, 399 Park Avenue, New York City, for at least 10 days before the Annual Meeting or any adjournment or postponement thereof.

This year, we have utilized the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. The e-proxy process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting.

In accordance with this rule, on or about March 12, 2014, we sent certain of our stockholders at the close of business on February 24, 2014 a notice of the 2014 Annual Meeting containing a Notice of Internet Availability of Proxy Materials (Notice). The Notice contains instructions on how to access our Proxy Statement and Annual Report and vote online. If you received a Notice and would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the Notice.

Please vote by telephone, mobile phone or Internet (instructions are on your proxy card, voter instruction form, or Notice, as applicable), so that your shares will be represented whether or not you attend the Annual Meeting. If you receive your materials by mail, please sign, date, and promptly return the enclosed proxy card in the enclosed envelope.

By order of the Board of Directors

Rohan Weerasinghe
Corporate Secretary

March 12, 2014

CONTENTS

Mission Statement	1

About the Annual Meeting	2

How We Have Done	7
Annual Report	7

Corporate Governance	7
Corporate Governance Guidelines	8
Director Independence	9
Meetings of the Board of Directors and Committees	12
Meetings of Non-Management Directors	12
Board Leadership Structure	12
Board Diversity	13
Board’s Role in Risk Oversight	13
Committees of the Board of Directors	13
Involvement in Certain Legal Proceedings	16
Certain Transactions and Relationships, Compensation Committee Interlocks, and
Insider Participation	16
Indebtedness	18
Business Practices	19
Code of Ethics for Financial Professionals	19
Ethics Hotline	20
Code of Conduct	20
Communications with the Board	20

Stock Ownership	21

Section 16(a) Beneficial Ownership Reporting Compliance	22

Proposal 1: Election of Directors	23
Director Criteria and Nomination Process	23
Director Qualifications	24
The Nominees	27
Directors’ Compensation	41

The Personnel and Compensation Committee Report	45

Compensation Discussion and Analysis	45

2013 Summary Compensation Table and Compensation Information	71

Management Analysis of Potential Adverse Effects of Compensation Plans	82

Audit Committee Report	83

Proposal 2: Ratification of Selection of Independent Registered Public
Accounting Firm	84

Proposal 3: Advisory Vote to Approve Citi’s 2013 Executive Compensation	86

Proposal 4: Approval of the Citigroup 2014 Stock Incentive Plan	87

Stockholder Proposals	91

Submission of Future Stockholder Proposals	99

Cost of Annual Meeting and Proxy Solicitation	99

Householding	99

Directions to Annual Meeting Location	100

ANNEX A – ADDITIONAL INFORMATION REGARDING PROPOSAL 4 AND
CITIGROUP 2014 STOCK INCENTIVE PLAN	A-1

ANNEX B – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	B-1

Mission Statement

Citi works tirelessly to serve individuals, communities, institutions and nations. With 200 years of experience meeting the world’s toughest challenges and seizing its greatest opportunities, we strive to create the best outcomes for our clients and customers with financial solutions that are simple, creative and responsible. An institution connecting over 1,000 cities, 160 countries and millions of people, we are your global bank; we are Citi.

Citi’s Key Principles:
These are the values that guide us as we perform our mission.

Common Purpose One team, with one goal: serving our clients and stakeholders.	Responsible Finance Conduct that is transparent, prudent and dependable.
Ingenuity Enhancing our clients’ lives through innovation that harnesses the breadth and depth of our information, global network and world-class products.	Leadership Talented people with the best training who thrive in a diverse meritocracy that demands excellence, initiative and courage.

2014 PROXY STATEMENT	1

About the Annual Meeting

Annual Meeting of Stockholders
•	Time and Date	9:00 AM CDT, April 22, 2014
•	Place	Renaissance St. Louis Grand Hotel
800 Washington Avenue
St. Louis, Missouri
•	Record date	February 24, 2014
•	Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals to be voted on.
•	Admission	An admission ticket is required to enter Citi’s Annual Meeting.

Meeting Agenda and Voting Matters
		Board Vote Recommendation	Page Reference (for more detail)
•	Election of Directors	FOR EACH DIRECTOR NOMINEE	23
•	Ratification of KPMG LLP (KPMG) as auditor	FOR	84
	for 2014
•	Advisory vote to approve Citi’s 2013	FOR	86
	executive compensation
•	Approve the Citigroup 2014 Stock	FOR	87
	Incentive Plan
•	Stockholder Proposals	AGAINST	91-99
•	Transact other business that properly comes		6
	before the meeting

Who is soliciting my vote?

The Board of Directors of Citigroup Inc. (the Board) is soliciting your vote at the 2014 Annual Meeting of Citi’s stockholders.

Where and when will the Annual Meeting take place?

The Annual Meeting is scheduled to begin at 9:00 AM on April 22, 2014 in the Landmark Ballroom at the Renaissance St. Louis Grand Hotel in St. Louis, Missouri. The entrance to the Ballroom is on Washington Avenue between 9th and 10th Streets.

Why are you holding the Annual Meeting in St. Louis instead of New York City?

Citi’s Board chose St. Louis as the location for the annual meeting because we have a significant local employee population and wanted to provide our local stockholder population with the opportunity to attend Citi’s annual meeting. Under the Company’s By-laws, the Board designates the location for the annual meeting each year.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have elected to use e-proxy as part of the distribution for our proxy materials. The e-proxy process has allowed us to expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the Proxy Materials (Notice) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may access proxy materials in printed form by mail or electronically on an ongoing basis.

2014 PROXY STATEMENT	2

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, with paper copies of the proxy materials instead of a Notice about the Internet availability of the proxy materials. In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access Citi’s proxy materials and Annual Report electronically?

This Proxy Statement and the 2013 Annual Report are available on Citi’s website at www.citigroup.com. Click on “About Us,” and then “Corporate Governance.” Most stockholders can elect not to receive paper copies of future Proxy Statements and Annual Reports and can instead view those documents on the Internet.

If you are a stockholder of record, you can choose this option and save Citi the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citi stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future Proxy Statements and Annual Reports.

If you choose not to receive paper copies of future Proxy Statements and Annual Reports, you will receive an e-mail message next year containing the Internet address to use to access Citi’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

What will I be voting on?

  Election of Directors (see page 23).

  Ratification of KPMG as Citi’s independent registered public accounting firm for 2014 (see page 84).

  An advisory vote to approve Citi’s 2013 executive compensation (see page 86).

  Approval of the Citigroup 2014 Stock Incentive Plan (see page 87).

  Four stockholder proposals (see pages 91-99).

An agenda will be distributed at the meeting.

How many votes do I have?

You will have one vote for every share of Citi common stock you owned on February 24, 2014 (the record date).

How many votes can be cast by all stockholders?

3,038,391,498, consisting of one vote for each of Citi’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

To constitute a quorum to transact business at the Annual Meeting, the holders of a majority of the votes that can be cast, or 1,519,195,750 shares, must be present or represented by proxy at the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. Persons voting by proxy will be deemed present at the meeting even if they abstain from voting on any or all of the proposals presented for stockholder action. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and shares treated as broker non-votes for one or more proposals will nevertheless be deemed present for purposes of constituting a quorum for the Annual Meeting.

Does any single stockholder control 5% or more of any class of Citi’s voting stock?

Yes, according to a Schedule 13G Information Statement filed by BlackRock, Inc. and certain subsidiaries (BlackRock) on February 10, 2014, BlackRock may be deemed to beneficially own 6.6% of Citi’s common stock.

For further information, see Stock Ownership—Owners of More than 5% of Our Common Stock on page 22 in this Proxy Statement.

2014 PROXY STATEMENT	3

How do I vote?

You can vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, shareholders have a choice of voting over the Internet, by mobile phone, by telephone or by using a traditional proxy card.

Vote by Internet Go to www.proxyvote.com. You will need the 12 digit number included in your proxy card, voter instruction form or Notice.	Vote by Mobile Phone You can scan this QR code to vote with your mobile phone. You will need the 12 digit number included in your proxy card, voter instruction form or Notice.	Vote by Phone Call the number on your proxy card or the number on your voter instruction form. You will need the 12 digit number included in your proxy card, voter instruction form or Notice.	Vote by Mail Send the completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Vote in Person See the below instructions regarding attendance at the Annual Meeting.

To reduce our administrative and postage costs, we ask that you vote through the Internet, by telephone, or by using your mobile phone all of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 PM Eastern Time on April 21, 2014.

If you are a record holder of Citi common stock, you may attend the Annual Meeting and vote in person. If you want to vote in person at the Annual Meeting, and you hold your Citi common stock through a securities broker (that is, in “street name”), you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

How do I get a printed proxy card?

There are three ways for stockholders to request a proxy card and a full set of materials at no charge if you received a Notice instead of the printed materials. In all three examples you will need the 12 digit Control Number printed on the Notice.

Requesting a proxy card

By telephone: 1-800-579-1639;
By Internet: www.proxyvote.com; or
By e-mail: sendmaterial@proxyvote.com (send a blank e-mail with the 12 digit Control Number in the subject line).

Can I change my vote?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citi’s Corporate Secretary at the address on the cover of this Proxy Statement. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating voting instructions, your shares will be voted, in accordance with the Board’s recommendation, for the nominees listed on the card, for KPMG as independent registered public accounting firm for 2014, for Citi’s 2013 executive compensation, for the Citigroup 2014 Stock Incentive Plan, and against the stockholder proposals.

Can my broker vote my shares for me on the election of Directors or executive compensation matters?

No. Please note that the rules that govern when brokers may vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of Directors or on executive compensation matters, including the advisory vote on compensation, and the Citigroup 2014 Stock Incentive Plan, if they have not received instructions from their clients. Please see the following question for an explanation of those matters on which brokers may vote your shares.

2014 PROXY STATEMENT	4

Can my shares be voted if I don’t return my proxy card and don’t attend the Annual Meeting?

If you don’t vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary.

Discretionary Items. KPMG’s appointment is a discretionary item. NYSE member brokers who do not receive instructions from beneficial owners may vote on this proposal as follows: (1) a Citi affiliated member is permitted to vote your shares in the same proportion as all other shares are voted with respect to this proposal; and (2) all other NYSE member brokers are permitted to vote your shares at their discretion.

Non-discretionary Items. Brokers will not be able to vote your shares on the election of Directors, the advisory vote to approve Citi’s 2013 executive compensation, the Citigroup 2014 Stock Incentive Plan and the stockholder proposals if you fail to provide instructions. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.

If your shares are registered directly in your name, not in the name of a bank or broker, you must vote your shares or your vote will not be counted. Please vote your proxy so your vote can be counted.

If I hold shares through Citigroup’s employee benefit plans and do not provide voting instructions, how will my shares be voted?

If you hold shares of common stock through Citigroup’s employee benefit plans or stock incentive plans and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plans for which voting instructions are received, unless otherwise required by law.

What vote is required, and how will my votes be counted, to elect Directors and to adopt the other proposals?

The following chart describes the proposals to be considered at the meeting, the vote required to elect Directors and to adopt each of the other proposals, and the manner in which votes will be counted:

Effect of
“Broker
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Non-Votes”*
Election of Directors.	For, against, or abstain on each nominee.	A nominee for Director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No effect.
Ratification of KPMG.	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	Brokers have discretion to vote.
Advisory vote to approve Citi’s 2013 executive compensation.	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	No effect.
The Citigroup 2014 Stock Incentive Plan.	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	No effect.
Four stockholder proposals.	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.	Treated as votes against.	No effect.

*	A broker non-vote generally occurs when a broker is not permitted to vote on a matter without instructions from a customer having beneficial ownership in the securities and has not received such instructions.

2014 PROXY STATEMENT	5

If a nominee for Director is not reelected by the required vote, he or she will remain in office until a successor is elected and qualified or until his or her earlier resignation or removal. Citi’s By-laws provide that in the event a Director nominee is not reelected, such Director shall offer to resign from his or her position as a Director. Unless the Board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election.

The result of the advisory vote to approve Citi’s 2013 executive compensation is not binding on the Board, whether or not the resolution is passed under the voting standards described above. In evaluating the stockholder vote on the advisory resolution, the Board will consider the voting results in their entirety.

Is my vote confidential?

In 2006, the Board adopted a confidential voting policy as a part of its Corporate Governance Guidelines. Under the policy, except as necessary to meet applicable legal requirements, all votes, whether submitted by proxies, ballots, internet voting, telephone voting or otherwise are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential, please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone, mobile phone, or by the Internet. If you hold your shares in “street name” or through an employee benefit plan or stock incentive plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition Proxy Statement and in certain other limited circumstances. For further details regarding this policy, please see the Corporate Governance Guidelines, available on Citi’s website www.citigroup.com.

Could other matters be decided at the Annual Meeting?

We don’t know of any other matters that will be considered at the Annual Meeting. If a stockholder proposal that was excluded from this Proxy Statement is brought before the meeting, the Chairman will declare such proposal out of order, and it will be disregarded, or we will vote the proxies against the proposal. If any other matters arise at the Annual Meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of Citi common stock to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license.

  If you received a Notice of Internet Availability of Proxy Materials, you must bring the Notice to gain admission to the Annual Meeting.

  If you did not receive a Notice but received a paper copy of the proxy materials and your shares are held in your name, please bring the admission ticket printed on the top half of the proxy card supplied with your materials.

  If you did not receive a Notice but received a paper copy of the proxy materials and your shares are held in the name of a bank, broker or other holder of record, please bring the admission ticket that was enclosed with your materials.

  If you receive your proxy materials by e-mail, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

  If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citi stockholder. If you hold your shares in a joint account, both owners can be admitted to the Annual Meeting, provided that proof of joint ownership is given. Citi will not be able to accommodate guests at the Annual Meeting. Any persons needing special assistance should contact Shareholder Relations by phone at 1-860-291-4262 or at the following e-mail address: shareholderrelations@citi.com.

2014 PROXY STATEMENT	6

How We Have Done

Annual Report

If you received these materials by mail, you should have also received Citi’s Annual Report to Stockholders for 2013 with them. The 2013 Annual Report is also available on Citi’s website at www.citigroup.com. We urge you to read these documents carefully. In accordance with the SEC’s rules, the Five-Year Performance Graph appears in the 2013 Annual Report on Form 10-K.

Corporate Governance

Citigroup Inc. (Citigroup, Citi or the Company) continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency and maintaining full compliance with the laws, rules and regulations that govern Citi’s businesses. Citi is active in ensuring its governance practices are at the leading edge of best practices. Among other initiatives, Citi in recent years has:

➢	adopted strong executive compensation governance practices, including expanded clawback policies and a new requirement that executive officers must hold a substantial amount of vested Citi common stock for at least one year after they cease being executive officers;

➢	amended our Corporate Governance Guidelines to provide that members of Citi’s Board of Directors and Citi’s Executive Officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan;

➢	eliminated super-majority vote provisions contained in our Restated Certificate of Incorporation;

➢	amended our By-laws, after electing an independent Chair in 2009, to provide that if Citi does not have an independent Chairman of the Board, the Board shall elect a lead independent Director;

➢	amended our By-laws to include a majority vote standard for uncontested Director elections;

➢	amended our By-laws to give holders of at least 25% of the outstanding common stock the right to call a special meeting;

➢	amended our Political Activities Statement (formerly Citi’s Political Contributions and Lobbying Statement) to increase disclosure about our lobbying practices and oversight. The Political Activities Statement provides meaningful disclosure about:

  our lobbying policies and procedures including grassroots lobbying;

  payments made by Citi for direct lobbying;

  trade and business association participation;

  membership in any tax-exempt group that writes and endorses model legislation; and

  the Board’s oversight of lobbying activities, trade and business association participation and political contributions;
➢	amended the charter of the Nomination, Governance and Public Affairs Committee to include the Committee’s oversight responsibility for trade association, payments in addition to their oversight responsibility for political contributions and lobbying activities;

➢	created a link on our website to federal and state government websites where our lobbying activities are reported; and

➢	initiated a process to require trade and business associations to which Citi pays dues to attest that no portion of such payments are used for independent expenditures.

2014 PROXY STATEMENT	7

Corporate Governance Materials Available on Citi’s Website
Citi’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the Board, is set forth on Citi’s website. The Guidelines outline the responsibilities, operations, qualifications and composition of the Board.

In addition to our Corporate Governance Guidelines, other information relating to corporate governance at Citi is available on the Corporate Governance section of our website, including:

  Audit Committee Charter

  Nomination, Governance and Public Affairs Committee Charter

  Personnel and Compensation Committee Charter

  Risk Management and Finance Committee Charter

  Code of Conduct

  Code of Ethics for Financial Professionals

  Citi’s Compensation Philosophy

  By-laws and Restated Certificate of Incorporation

  Corporate Political Activities Statement

  A List of our 2013 Political Contributions

Citi stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 601 Lexington Avenue, 19th Floor, New York, NY 10022.

Corporate Governance Guidelines

Citi’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the Board, is set forth on Citi’s website. The Guidelines outline the responsibilities, operations, qualifications and composition of the Board.

Our goal is that at least two-thirds of the members of the Board be independent. A description of our independence criteria and the results of the Board’s independence determinations are set forth below.

The Guidelines require that all members of the required committees of the Board (Audit; Nomination, Governance and Public Affairs; and Personnel and Compensation) be independent. Committee members are appointed by the Board upon recommendation of the Nomination, Governance and Public Affairs Committee. Committee membership and Chairs are rotated periodically. The Board and each Committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of management. Meetings of the non-management Directors are held as part of every regularly scheduled Board meeting and are presided over by the independent Chairman.

The number of other for-profit public or non-public company boards on which a Director may serve is subject to a case-by-case review by the Nomination, Governance and Public Affairs Committee, in order to ensure that each Director is able to devote sufficient time to performing his or her duties as a Director. Interlocking directorates are prohibited (inside Directors and executive officers of Citi may not sit on boards of companies where a Citi outside Director is an executive officer).

If a Director has a substantial change in professional responsibilities, occupation or business association, he or she is required to notify the Nomination, Governance and Public Affairs Committee and to offer his or her resignation from the Board. The Nomination, Governance and Public Affairs Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board. If a Director assumes a significant role in a not-for-profit entity, he or she is asked to notify the Nomination, Governance and Public Affairs Committee.

2014 PROXY STATEMENT	8

Directors are expected to attend Board meetings and meetings of the Committees on which they serve and the Annual Meeting of stockholders. All of the Directors then in office attended Citi’s 2013 Annual Meeting.

The Nomination, Governance and Public Affairs Committee nominates one of the members of the Board to serve as Chairman of the Board on an annual basis. The Nomination, Governance and Public Affairs Committee also conducts an annual review of Board performance, and each standing committee (except for the Executive Committee) conducts its own self-evaluation. The Board and committees may engage an outside consultant to assist in conducting the self-evaluations. The results of these evaluations are reported to the Board.

Directors have full and free access to senior management and other employees of Citi. New Directors are provided with an orientation program to familiarize them with Citi’s businesses and its legal, compliance, regulatory and risk profile. Citi provides educational sessions on a variety of topics, which all members of the Board are invited to attend. These sessions are designed to allow Directors to, for example, develop a deeper understanding of a business issue or a complex financial product.

The Board reviews the Personnel and Compensation Committee’s report on the performance of senior executives in order to ensure that they are providing the highest quality leadership for Citi. The Board also works with the Nomination, Governance and Public Affairs Committee to evaluate potential successors to the Chief Executive Officer (CEO).

If a Director, or an immediate family member who shares the Director’s household, serves as a director, trustee or executive officer of a foundation, university, or other not-for-profit organization, and such entity receives contributions from Citi and/or the Citi Foundation, such contributions must be reported to the Nomination, Governance and Public Affairs Committee at least annually.

Members of Citi’s Board of Directors and Citi’s executive officers (i.e., Section 16 Insiders) are not permitted to hedge their Citi securities or to pledge their Citi securities as collateral for a loan. The Guidelines restrict certain financial transactions between Citi and its subsidiaries on the one hand and Directors, senior management and their immediate family members on the other. Personal loans from Citi or its subsidiaries to Citi’s Directors and its most senior executives, or immediate family members who share any such person’s household, are prohibited, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker-dealer subsidiary of Citi made on market terms in the ordinary course of business. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 16 of this Proxy Statement.

The Guidelines prohibit investments or transactions by Citi or its executive officers and those immediate family members who share an executive officer’s household in a partnership or other privately held entity in which an outside Director is a principal or in a publicly traded company in which an outside Director owns or controls more than a 10% interest. Directors and those immediate family members who share the Director’s household are not permitted to receive initial public offering allocations. Directors and their immediate family members may participate in Citi-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citi-sponsored investment opportunities. Finally, there is a prohibition on certain investments by Directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citi.

Director Independence

The Board has adopted categorical standards to assist the Board in evaluating the independence of each of its Directors. The categorical standards, which are set forth below, describe various types of relationships that could potentially exist between a Director or an immediate family member of a Director and Citi, and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a Director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a Director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent.

2014 PROXY STATEMENT	9

The Board and the Nomination, Governance and Public Affairs Committee reviewed certain information obtained from Directors’ responses to a questionnaire asking about their relationships with Citi, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by Citi’s businesses related to transactions, relationships or arrangements between Citi on the one hand and a Director, immediate family member of a Director, or a primary business or charitable affiliation of a Director, on the other. The Board reviewed certain relationships or transactions between the Directors or immediate family members of the Directors or their primary business or charitable affiliations and Citi and determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related categorical standards. The Board also determined that, applying the Guidelines and standards, which are intended to comply with the NYSE corporate governance rules, and all other applicable laws, rules and regulations, each of the following Directors standing for election are independent:

Duncan P. Hennes	Anthony M. Santomero
Franz B. Humer	Joan E. Spero
Michael E. O’Neill	Diana L. Taylor
Gary M. Reiner	William S. Thompson, Jr.
Judith Rodin	James S. Turley
Robert L. Ryan	Ernesto Zedillo Ponce de Leon

The Board has determined that Michael Corbat and, Board nominee, Eugene McQuade, are not independent. Mr. Corbat is our Chief Executive Officer and Mr. McQuade recently announced that he would retire as Chief Executive Officer of Citibank, N.A., our largest banking subsidiary, effective April 1, 2014.

Independence Standards
To be considered independent, a Director must meet the following categorical standards as adopted by our Board and reflected in our Corporate Governance Guidelines. In addition, there are other independence standards under NYSE corporate governance rules that apply to all directors and certain independence standards under SEC and FDIC rules that apply to specific committees.

Categorical Standards

  Advisory, Consulting and Employment Arrangements

➢	During any 12-month period within the last three years, neither a Director nor any immediate family member of a Director shall have received from the Company, directly or indirectly, any compensation, fees or benefits in an amount greater than $120,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to an immediate family member of a Director who is a non-executive employee of the Company or another entity.

➢	In addition, no member of the Audit Committee, nor any immediate family member who shares such individual’s household, nor any entity in which an Audit Committee member is a partner, member or executive officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.

  Business Relationships

➢	All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	In addition, the aggregate amount of payments for property or services in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an executive officer or employee or where an immediate family member of a Director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

2014 PROXY STATEMENT	10

➢

Loans may be made or maintained by the Company to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley), Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (FDIC) Guidelines; (c) when made does not involve more than the normal risk of collectability or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

  Charitable Contributions

Annual contributions in any of the last three calendar years from the Company and/or the Citi Foundation to a charitable organization of which a Director, or an immediate family member who shares the Director’s household, serves as a Director, trustee or executive officer (other than the Citi Foundation and other charitable organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the charitable organization’s annual consolidated gross revenue.

  Employment/Affiliations
➢	A Director shall not:

(i)	be or have been an employee of the Company within the last three years;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or

(iii)	be or have been affiliated with or employed by (a) the Company’s present or former primary outside auditor or (b) any other outside auditor of the Company and personally worked on the Company’s audit, in each case within the three-year period following the auditing relationship.

➢	A Director may not have an immediate family member who:

(i)	is an executive officer of the Company or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which a current executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such immediate family member as an executive officer; or

(iii)	(A) is a current partner of the Company’s outside auditor, or a current employee of the Company’s outside auditor and personally works on the Company’s audit, or (B) was within the last three years (but is no longer) a partner of or employed by the Company’s outside auditor and personally worked on the Company’s audit within that time.

  Immaterial Relationships and Transactions

The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between the Company and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations, provided the Company’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between the Company and (i) the Director, (ii) an immediate family member of the Director or (iii) the Director’s or immediate family member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including but not limited to the Director Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

2014 PROXY STATEMENT	11

  Definitions

For purposes of the Corporate Governance Guidelines, (i) the term “immediate family member” means a Director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers- and sisters-in-law and any person (other than a tenant or domestic employee) who shares the Director’s household; (ii) the term “primary business affiliation” means an entity of which the Director or executive officer, or an immediate family member of such a person, is an officer, partner or employee or in which the Director, executive officer or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “related party transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any related person (any Director, any executive officer of the Company, any nominee for Director, any stockholder owning in excess of 5% of the total equity of the Company, and any immediate family member of any such person) has or will have a direct or indirect material interest.

Meetings of the Board of Directors and Committees

The Board of Directors met 19 times in 2013. During 2013, the Audit Committee met 16 times, the Personnel and Compensation Committee met 10 times, the Nomination, Governance and Public Affairs Committee met 11 times, the Risk Management and Finance Committee met eight times and the Executive Committee met four times.

In addition, Mses. Spero and Taylor and Messrs. Joss, Reiner, Ryan, Thompson, and Zedillo have served on and/or chaired a number of ad hoc committees covering such topics as compliance matters, and operations and technology throughout the year.

Each Director attended at least 75% of the total number of meetings of the Citigroup Board of Directors and Citigroup Board Committees of which he or she was a member in 2013.

Meetings of Non-Management Directors

Citi’s non-management Directors meet in executive session without any management Directors in attendance each time the full Board convenes for a regularly scheduled meeting, which is usually seven times each year, and, if the Board convenes a special meeting, the non-management Directors ordinarily meet in executive session. During 2013, Michael O’Neill presided at each executive session of the non-management Directors. The independent Directors met in executive session during 2013.

Board Leadership Structure

Citi currently has an independent Chairman separate from the CEO. The Board believes it is important to maintain flexibility in its Board leadership structure and has had in place different leadership structures over the past few years, depending on the Company’s needs at the time, but firmly supports having an independent Director in a Board leadership position at all times. Accordingly, Citi’s Board, on December 15, 2009, adopted a By-law amendment which provides that if Citi does not have an independent Chairman, the Board shall elect a lead independent Director, having similar duties to an independent Chairman, including leading the executive sessions of the non-management Directors at Board meetings. Citi’s Chairman provides independent leadership of the Board. Having an independent Chairman or lead Director enables non-management Directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman or Lead Director also serves as a liaison between the Board and senior management. Citi’s Board has determined that the current structure, an Independent Chair, separate from the CEO, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent Director in a Board leadership position.

2014 PROXY STATEMENT	12

Board Diversity

Diversity is among the critical factors that the Nomination, Governance and Public Affairs Committee considers when evaluating the composition of the Board. For a company like Citi, which operates in more than 100 countries around the globe, diversity includes race, ethnicity and gender as well as the diversity of the communities and geographies in which Citi operates. Included in the qualifications for Directors listed in the Company’s Corporate Governance Guidelines is “whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.” Citi’s Board is committed to ensuring that it comprises individuals whose backgrounds reflect the diversity represented by our employees, customers and stakeholders. The candidates nominated for election at Citi’s 2014 Annual Meeting exemplify that diversity: three nominees are women (21%) and two nominees (14%) are African-American or Hispanic. In addition, each Director candidate contributes to the Board’s overall diversity by providing a variety of perspectives, personal and professional experiences and backgrounds, as well as other characteristics, such as global and international business experience. The Board believes that the current nominees reflect an appropriate diversity of gender, age, race, geographical background and experience but is committed to continuing to consider diversity issues in evaluating the composition of the Board.

Board’s Role in Risk Oversight

The Board oversees Citi’s global risk management framework. At each regularly scheduled Board meeting, the Risk Management and Finance Committee of the Board receives a risk report from the Chief Risk Officer with respect to the Company’s approach to management of major risks, including management’s risk mitigation efforts, where appropriate. Global Risk Management, led by the Chief Risk Officer, is a company-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect Citi’s ability to execute on its corporate strategy and fulfill its business objectives. The Board’s role is to oversee this effort. The Risk Management and Finance Committee enhances the Board’s oversight of risk management. The Committee’s role is one of oversight, recognizing that management is responsible for executing Citi’s risk management policies. The Committee’s responsibilities include reviewing risk management and compliance policies and programs for, and reporting on, Citi and its subsidiaries; approving and adjusting risk limits subject to ratification by the Board; and consulting with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed. In addition, the Nomination, Governance and Public Affairs Committee reviews reputational issues and the Personnel and Compensation Committee reviews compensation programs to ensure that they do not, among other things, encourage imprudent risk-taking.

Committees of the Board of Directors

The standing committees of the Board of Directors are:

The Audit Committee, which assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s consolidated financial statements, financial reporting process and systems of internal accounting and financial controls; (ii) the performance of the internal audit function (“Internal Audit”); (iii) the annual independent integrated audit of Citigroup’s consolidated financial statements and effectiveness of Citigroup’s internal control over financial reporting, the engagement of the independent registered public accounting firm (“Independent Auditors”) and the evaluation of the Independent Auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) Citigroup’s compliance with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out herein. The report of the Committee required by the rules of the Securities and Exchange Commission is included in this Proxy Statement.

2014 PROXY STATEMENT	13

The Board has determined that each of Messrs. O’Neill, Ryan, Santomero, and Turley qualifies as an “audit committee financial expert” as defined by the SEC and each such director as well as Ms. Spero are considered “financially literate“ under NYSE rules, and, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each is independent within the meaning of applicable SEC rules, the corporate governance rules of the NYSE, and the FDIC guidelines.

The Audit Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citigroup Board of Directors’ Committee Charters.”

The Executive Committee, which acts on behalf of the Board if a matter requires Board action before a meeting of the full Board can be held.

The Nomination, Governance and Public Affairs Committee, which is responsible for identifying individuals qualified to become Board members and recommending to the Board the Director nominees for the next Annual Meeting of stockholders. It leads the Board in its annual review of the Board’s performance and makes recommendations as to the composition of the committees for appointment by the Board. The Committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the Corporate Governance Guidelines and monitoring Citi’s compliance with these policies and practices and the Guidelines. The Committee is responsible for reviewing and approving all related party transactions involving a Director or an immediate family member of a Director and any related party transaction involving an executive officer or immediate family member of an executive officer if the transaction is valued at $50 million or more, in each case, other than certain enumerated ordinary course transactions. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 16 of this Proxy Statement for a complete description of the Policy on Related Party Transactions. The Committee, as part of the Board’s executive succession planning process, in conjunction with the Personnel and Compensation Committees, evaluates and nominates potential successors to the CEO and provides an annual report to the Board on CEO succession. The Committee also reviews Director Compensation and Benefits, Citi’s Code of Conduct, the Code of Ethics for Financial Professionals, and other internal policies to monitor that the principles contained in the Codes are being incorporated into Citi’s culture and business practices. The Nomination, Governance and Public Affairs Committee is also responsible for reviewing Citi’s policies and programs that relate to public issues of significance to Citi and the public at large and reviewing relationships with external constituencies and issues that impact Citi’s reputation. The Committee also has responsibility for reviewing public policy and reputational issues facing Citi; reviewing political and charitable contributions made by Citi and the Citi Foundation, and payments to trade associations made by Citi; reviewing Citi’s policies and practices regarding supplier diversity; reviewing Citi’s business practices; and reviewing Citi’s sustainability policies and programs, including environmental policies and human rights. The Committee’s focus is global, reflecting Citi’s global footprint.

With respect to regular succession of the CEO and senior management, Citi’s Board evaluates internal, and, when appropriate, external, candidates. To find external candidates, Citi seeks input from the members of the Board and senior management and/or from recruiting firms. To develop internal candidates, Citi engages in a number of practices, formal and informal, designed to familiarize the Board with Citi’s talent pool. The formal process involves an annual talent review conducted by senior management at which the Board studies the most promising members of senior management. The Board learns about each person’s experience, skills, areas of expertise, accomplishments and goals. This review is conducted at a regularly scheduled Board meeting on an annual basis. In addition, members of senior management are periodically asked to make presentations to the Board at Board meetings and at the Board strategy sessions. These presentations are made by senior managers at the various business units as well as those who serve in corporate functions. The purpose of the formal review and other interaction is to ensure that Board members are familiar with the talent pool inside Citi from which the Board would be able to choose successors to the CEO and evaluate succession for other senior managers as necessary from time to time.

2014 PROXY STATEMENT	14

The Board has determined that, in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Nomination, Governance and Public Affairs Committee is independent according to the corporate governance rules of the NYSE.

The Nomination, Governance and Public Affairs Committee Charter, as adopted by the Board, is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Board of Directors’ Committee Charters.”

The Personnel and Compensation Committee, which has been delegated broad authority to oversee compensation of employees of the Company and its subsidiaries and affiliates. The Committee is responsible for determining the compensation for the CEO and approving the compensation of other executive officers of the Company and members of Citi’s Operating Committee. The Committee is also responsible for approving the incentive compensation structure for other members of senior management and certain highly compensated employees (including discretionary incentive awards to covered employees as defined in applicable bank regulatory guidance), in accordance with guidelines established by the Committee from time to time. The Committee also has broad oversight over compliance with applicable legal authority governing Citi’s incentive compensation.

The Committee annually reviews and discusses the Compensation Discussion and Analysis required to be included in the Company’s Proxy Statement with management, and, if appropriate, recommends to the Board that the Compensation Discussion and Analysis be included. Additionally, the Committee reviews and approves the overall goals of Citi’s material incentive compensation programs, including as expressed through Citi’s Compensation Philosophy and provides oversight for Citi’s incentive compensation programs so that they both (a) appropriately balance risk and financial results in a manner that does not encourage employees to expose Citi to imprudent risks, and (b) are consistent with bank safety and soundness. Towards that end, the Committee meets periodically with Citi’s senior risk officers to discuss the risk attributes of Citi’s incentive compensation programs.

The Committee has the power to hire and fire independent compensation consultants, legal counsel, or financial or other advisors (each, a “Compensation Advisor”) as it may deem necessary to assist it in the performance of its duties and responsibilities, without consulting or obtaining the approval of senior management of the Company. The Committee has retained Frederic W. Cook & Co. (Cook & Co.) to provide the Committee with advice on Citi’s compensation programs for senior management. The amount paid to Cook & Co. in 2013 is disclosed in the Compensation Discussion and Analysis on page 69 of this Proxy Statement.

The Board has determined that in addition to being independent according to the Board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the Personnel and Compensation Committee is independent according to the corporate governance rules of the NYSE. Each of such Directors is a “non-employee Director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside Director,” as defined by Section 162(m) of the Internal Revenue Code (the Code).

The Personnel and Compensation Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Board of Directors’ Committee Charters.”

The Risk Management and Finance Committee, which has the primary responsibility for (1) oversight of Citigroup’s risk management framework, including the significant policies and practices used in managing credit, market, operational and certain other risks and (2) oversight of Citigroup’s policies and practices relating to Treasury matters, including capital, liquidity and financing, as well as to merger, acquisition, and divestiture activity (M&A). The Committee reports to the Board regarding Citigroup’s risk profile, as well as its risk management framework, including the significant policies and practices employed to manage risks in Citigroup’s businesses, as well as the overall adequacy of the Risk Management function. The Committee’s role is one of oversight, recognizing that management is responsible for executing Citigroup’s risk management, Treasury and M&A policies.

2014 PROXY STATEMENT	15

The Risk Management and Finance Committee Charter is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Board of Directors’ Committee Charters.”

The following table shows the current membership of each of the foregoing Committees.

Committees	Current Members
Audit Committee	Michael E. O’Neill
Robert L. Ryan
Anthony M. Santomero (Chair)
Joan E. Spero
James S. Turley
Executive Committee	Robert L. Joss
Michael E. O’Neill (Chair)
Anthony M. Santomero
Diana L. Taylor
William S. Thompson, Jr.
Nomination, Governance and Public Affairs	Judith Rodin
Committee	Diana L. Taylor (Chair)
William S. Thompson, Jr.
Ernesto Zedillo Ponce de Leon
Personnel and Compensation Committee	Michael E. O’Neill (Chair)
Judith Rodin
Diana L. Taylor
William S. Thompson, Jr.
Risk Management and Finance Committee	Duncan P. Hennes
Franz B. Humer
Robert L. Joss
Anthony M. Santomero
William S. Thompson, Jr. (Chair)
Ernesto Zedillo Ponce de Leon

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any Director, officer or principal stockholder, or any affiliate thereof, is a party adverse to Citi or has a material interest adverse to Citi.

Certain Transactions and Relationships, Compensation Committee Interlocks, and Insider Participation

The Board has adopted a policy setting forth procedures for the review, approval and monitoring of transactions involving Citi and related persons (Directors and executive officers or their immediate family members). A copy of Citi’s Policy on Related Party Transactions is available on our website at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Citi Policies.” Under the policy, the Nomination, Governance and Public Affairs Committee is responsible for reviewing and approving all related party transactions involving Directors or an immediate family member of a Director. Directors may not participate in any discussion or approval of a related party transaction in which he or she or any member of his or her immediate family is a related person, except that the Director must provide all material information concerning the related party transaction to the Nomination, Governance and Public Affairs Committee. The Nomination, Governance and Public Affairs Committee is also responsible for reviewing and approving all related party transactions valued at more than $50 million involving an executive officer or an immediate family member of an executive officer. The Transaction Review Committee, comprised of the Chief Financial Officer, Chief Risk Officer, General Counsel, Chief Compliance Officer, and the Head of Corporate Affairs, is responsible for reviewing and approving all related party transactions valued at less than $50 million involving an executive officer or an immediate

2014 PROXY STATEMENT	16

family member of an executive officer. The policy also contains a list of categories of transactions involving Directors or executive officers, or their immediate family members that are pre-approved under the policy, and therefore need not be brought to the Nomination, Governance and Public Affairs Committee or the Transaction Review Committee for approval.

The Nomination, Governance and Public Affairs Committee and the Transaction Review Committee will review the following information when assessing a related party transaction:

  the terms of such transaction;

  the related person’s interest in the transaction;

  the purpose and timing of the transaction;

  whether Citi is a party to the transaction, and if not, the nature of Citi’s participation in the transaction;

  if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis;

  information concerning potential counterparties in the transaction;

  the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction;

  a description of any provisions or limitations imposed as a result of entering into the proposed transaction;

  whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction; and

  any other relevant information regarding the transaction.

In accordance with Citi’s Policy on Related Party Transactions, the Nomination, Governance and Public Affairs Committee approved the renewal of a consulting agreement with Robert L. Joss, who serves as a Director of Citi. Pursuant to the agreement, Mr. Joss will receive $87,500 to provide consulting services for the first quarter of 2014 to the Company and its subsidiaries and affiliates.

Mr. Corbat has entered into an Aircraft Time Sharing Agreement with Citiflight, Inc. (a subsidiary of Citigroup Inc.) that allows him to reimburse Citi for the cost of his personal use of corporate aircraft based on the aggregate incremental cost of the flight to Citi. Aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service or, if higher, the charge allowed under Federal Aviation Regulation 91.501(d). Mr. Corbat reimbursed Citi $149,523 related to his personal use of corporate aircraft during 2013.

Based on information contained in a Schedule 13G filed with the SEC, BlackRock, Inc. (BlackRock), through certain of its subsidiaries, reported it beneficially owned 5% or more of the outstanding shares of Citi’s common stock as of December 31, 2013, see Stock Ownership — Owners of More than 5% of Our Common Stock in this proxy statement on page 21. During 2013, our subsidiaries provided ordinary course lending, trading, and other financial services to BlackRock, its affiliates and its clients. These transactions were entered into on an arm’s length basis and contain customary terms and conditions and were on substantially the same terms as comparable transactions with unrelated third parties.

Citi has established funds in which employees have invested. In addition, certain of our executive officers have from time to time invested their personal funds directly or directed that funds for which they act in a fiduciary capacity be invested in funds arranged by Citi’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our executive officers, or employees. Other than certain “grandfathered” investments, in accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, executive officers may invest in certain Citi-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

Citigroup Employee Fund of Funds I, L.P., Citigroup Capital Partners II, L.P. and Citigroup Venture Capital International Growth Partnership II, L.P. are funds that were formed in 2000, 2006 and 2007, respectively. They invest either directly or via a master fund in private equity investments. Citi matches each dollar invested by an employee with an additional two-dollar commitment to each fund, or feeder fund, in which an employee has invested. Citi’s match is made by a loan to the fund. Each eligible employee, subject to

2014 PROXY STATEMENT	17

vesting, receives the benefit of any increase in the value of the fund attributable to the loan made by Citi, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment. In accordance with the funds’ offering memoranda, executive officers are not eligible to participate in the funds on a leveraged basis.

The following distributions exceeding $120,000 with respect to investments in Citigroup Employee Fund of Funds I, L.P. and Citigroup Capital Partners II, L.P. were made to executive officers in 2013:

Citigroup
Employee
Fund of
Funds I, L.P.
Cash
Distributions
James Forese	$190,000

Citigroup Capital
Partners II, L.P.
Cash
Distributions
Michael Corbat	$370,973
James Cowles	$1,073,603
James Forese	$741,947
Manuel Medina-Mora	$599,774

In 2013, Citi performed corporate banking and securities brokerage services in the ordinary course of our business for certain organizations in which some of our Directors are officers or directors. In addition, in the ordinary course of business, Citi may use the products or services of organizations in which some of our Directors are officers or directors.

The persons listed on page 45 of this Proxy Statement are the current members of the Personnel and Compensation Committee. In addition, the following Directors served on the Personnel and Compensation Committee in 2013: Joan Spero and Ernesto Zedillo Ponce de Leon. No current or former member of the Personnel and Compensation Committee was a part of a “compensation committee interlock” during fiscal year 2013 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the Personnel and Compensation Committee had any material interest in a transaction with Citi or is a current or former officer of Citi, and no member of the Personnel and Compensation Committee is a current employee of Citi or any of its subsidiaries. In addition, no member of the Board, or any immediate family member of the Board, engaged Cook & Co. for any compensation-related services in 2013.

An adult child of Mr. Humer, a Director, is employed by Citi’s Institutional Clients Group and received 2013 compensation of $560,000. This employee’s compensation was established by Citi in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Humer does not have a material interest in the employment relationship nor share a household with this employee. This individual is one of the approximately 251,000 employees of Citi.

Indebtedness

Other than certain “grandfathered” margin loans, in accordance with Sarbanes-Oxley and the Citi Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citi and such loan is made in the ordinary course of business.

2014 PROXY STATEMENT	18

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2013 between Citibank, N.A. and other Citi banking subsidiaries on the one hand and certain Directors or executive officers of Citi, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the Directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectability or present other unfavorable features. Personal loans made to any Director or an executive officer must comply with Sarbanes-Oxley, Regulation O and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Business Practices

Citi’s business practices committees, at the corporate level and in each of its businesses, review business activities, sales practices, product design, potential conflicts of interest, complex transactions, suitability and other reputational concerns providing guidance so that Citi’s business practices meet the highest standards of ethics, integrity and professional behavior. These committees, comprised of our most senior executives, focus on reputational risk while our businesses are responsible for ensuring that our policies are adhered to and affirm our commitment to the principles of responsible finance and protecting the franchise.

Business practices concerns may be surfaced by a variety of sources, including business practices working groups, other in-business committees, or the control functions. The business practices committees guide the development of business practices and may change them when necessary or appropriate. These issues are reported on a regular basis to the Citi Business Practices Committee and the Nomination, Governance and Public Affairs Committee of the Board.

Code of Ethics for Financial Professionals

Citi has adopted a Code of Ethics for Financial Professionals governing the principal executive officer, principal financial officer, and principal accounting officer of Citi and all Citi professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “About Us“ then “Corporate Governance,” and then “Code of Ethics for Financial Professionals.” We will disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

2014 PROXY STATEMENT	19

Ethics Hotline

Citi strongly encourages employees to raise concerns or questions regarding ethics, discrimination or harassment matters, and to promptly report suspected violations of these and other applicable laws, regulations, Citi policies, procedures or standards. Citi offers several channels by which employees and others may report ethical concerns, including, without limitation, concerns about accounting, internal controls or auditing matters. We provide a global Ethics Hotline, a toll-free number that is available 24 hours a day, seven days a week 365 days a year and is staffed by live operators who can connect to translators to accommodate multiple languages. Calls to the Ethics Hotline are received by a third-party vendor, located in the United States, which reports the calls to the Citi Ethics Office for handling. Ethical concerns may also be reported through a dedicated e-mail address, multi-lingual website submission, fax line, and conventional mailing address. Any individual may also raise a concern by accessing Citi’s public-facing corporate website. Individuals may choose to remain anonymous to the extent permitted by applicable laws and regulations. We prohibit retaliatory actions against anyone for raising concerns or questions in good faith, or who participates in a subsequent investigation of such concerns.

Code of Conduct

The Board has adopted a Code of Conduct, which provides an overview of the laws, regulations and Citi policies and procedures applicable to the activities of Citi, and sets forth the standards of ethics and professional behavior expected of employees and representatives of Citi. The Code of Conduct applies to every Director, officer and employee of Citi and its consolidated subsidiaries. All Citi employees, directors and officers are required to read and comply with the Code of Conduct. In addition, other persons performing services for Citi may be subject to the Code of Conduct by contract or other agreement. The Code of Conduct is publicly available in multiple languages at www.citigroup.com. Click on “About Us,” then “Corporate Governance,” and then “Code of Conduct.”

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the Board, including the Chairman or the non-management Directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The Board of Directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

2014 PROXY STATEMENT	20

Stock Ownership

Citi has long encouraged stock ownership by its Directors, officers and employees to align their interests with the long-term interests of stockholders.

The Board and executive officers are subject to a Stock Ownership Commitment, which requires these individuals to maintain a minimum ownership level of Citigroup stock. Executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and option exercise prices) as long as they are executive officers. In addition, a new stock holding period effective as of January 2013 applies after the executive officer leaves Citi or is no longer an executive officer. He or she must retain, for one year after ending executive officer status, 50% of the shares previously subject to the Stock Ownership Commitment. This change was adopted last year to be responsive to proposals Citi has received in recent years from stockholders and further aligns the interests of executive officers with those of stockholders. Directors are similarly required to retain at least 75% of the net equity awarded to them. The Board may revise the terms of the Stock Ownership Commitment from time to time to reflect legal and business developments warranting a change. In addition, Directors and executive officers may not enter into hedging transactions in respect of Citi’s common stock or other securities issued by Citi, including securities granted by the Company to the Director or executive officer as part of his or her compensation and securities purchased or acquired by the Director or executive officer in a non-compensatory transaction.

The following table shows the beneficial ownership of Citi common stock by our Directors, nominees, and certain executive officers at February 24, 2014.

		Common Stock	Stock Options	Total
		Beneficially	Exercisable	Common
		Owned	Within 60	Stock
Directors, Officers		Excluding	Days of record	Beneficially
and Nominees:	Position	Options	Date	Owned
Michael Corbat	Chief Executive Officer & Director	368,439	150,000	518,439
James A. Forese	Co-President, Citigroup Inc. and CEO, ICG	419,576	234,491	654,067
John Gerspach	Chief Financial Officer	287,473	150,000	437,473
Duncan P. Hennes	Director	3,430	—	3,430
Franz B. Humer	Director	10,628	—	10,628
Robert L. Joss	Director	20,551	—	20,551
Brian Leach	Head of Franchise Risk and Strategy, Citigroup	367,344	190,678	558,022
Eugene M. McQuade	Nominee	270,379	100,000	370,379
Manuel Medina-Mora	Co-President, Citi; Chief Executive Officer, Global Consumer Banking; Chairman, Mexico	970,932	250,847	1,221,779
Michael E. O’Neill	Chairman of the Board	69,687	—	69,687
Gary M. Reiner	Director	5,289	—	5,289
Judith Rodin	Director	27,693	—	27,693
Robert L. Ryan	Director	23,892	—	23,892
Anthony M. Santomero	Director	26,580	—	26,580
Joan E. Spero	Director	14,943	—	14,943
Diana L. Taylor	Director	18,635	—	18,635
William S. Thompson, Jr.	Director	64,290	—	64,290
James S. Turley	Director	4,553	—	4,553
Ernesto Zedillo Ponce de Leon	Director	17,293	—	17,293
All directors & executive officers
as a group (27 persons)		4,560,854	1,705,298	6,266,152

At February 24, 2014, no Director, nominee, or executive officer owned as much as 1% of Citi’s common stock.

At February 24, 2014, all of the Directors, nominees, and executive officers as a group beneficially owned approximately 0.20% of Citi’s common stock.

Mr. Reiner also owns 485 depositary shares of Citi’s 5.9% Fixed/Float Non-Cumulative Preferred Stock, Series B, which represents 0.065% of such series of preferred stock.

2014 PROXY STATEMENT	21

Of the shares shown on the preceding page, all of which are deemed to be beneficially owned under SEC rules, some portion may not be held directly by a Director, nominee or executive officer. The following table details the various forms in which Directors, nominees, or executive officers indirectly hold shares. Such indirectly held shares may be shares:

  for which receipt has been deferred under certain deferred compensation plans;

  held as a tenant-in-common with a family member or trust, owned by a family member, held by a trust for which the Director, nominee, or executive officer is a trustee but not a beneficiary or held by a mutual fund which invests substantially all of its assets in Citi common stock;

  for which the Director, nominee, or executive officer has direct or indirect voting power but not dispositive power; or

  for which the Director, nominee, or executive officer has direct or indirect voting power but that are subject to restrictions on disposition, as shown in the following table.

		Owned by or Tenant	Voting Power,	Restricted or
		in Common with	but not	Deferred Shares
	Receipt	Family Member,	Dispositive	Subject to Restriction
Director/Officer/Nominee	Deferred	Trust or Mutual Fund	Power	on Disposition
Michael Corbat	—	1,781	—	202,184
James A. Forese	—	—	—	213,967
John Gerspach	—	40,000	—	102,591
Duncan P. Hennes	3,430	—	—	—
Franz B. Humer	10,628	—	—	—
Robert L. Joss	4,169	1,700	—	—
Brian Leach	—	—	—	163,524
Eugene M. McQuade	—	103,248	—	121,606
Manuel Medina-Mora	—	275,196	—	156,286
Michael E. O’Neill	41,487	28,200	—	—
Gary M. Reiner	4,553		—
Judith Rodin	27,657	36	—	—
Robert L. Ryan	22,381	—	—	—
Anthony M. Santomero	26,580	—	—	—
Joan E. Spero	13,943	—	—	—
Diana L. Taylor	10,296	—	—	—
William S. Thompson, Jr.	6,481	57,854	—	—
James S. Turley	4,553
Ernesto Zedillo Ponce de Leon	17,293	—	—	—
All directors nominees & executive
officers as a group (27 persons)	193,451	512,648	—	1,666,357

Owners of More than 5% of Citi Common Stock(a)
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock Inc.
40 East 52nd Street, New York, New York 10022
Amount beneficially owned	199,720,313(a)	6.6%
(a)	Based on the Schedule 13G filed with the SEC on February 10, 2014 by BlackRock, Inc. and certain subsidiaries (BlackRock). BlackRock reported that it had sole voting power over 162,110,798 shares; shared voting power over 222,406 shares and sole dispositive power over 199,497,907 shares; and shared dispositive power over 222,406 shares all shares beneficially owned. The Schedule 13G states that the shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Citi.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citi’s officers and Directors, and persons who own more than ten percent of a registered class of Citi’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish Citi with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citi believes that, during 2013, each of its officers and Directors complied with all such filing requirements, with the exception of an inadvertent late filing of a Form 4 report with respect to Eugene McQuade concerning the purchase of 585 shares in an account managed by an outside investment advisor. Mr. McQuade’s Form 4, which should have been filed with the SEC no later than June 21, 2013, was filed on August 23, 2013.

2014 PROXY STATEMENT	22

Proposal 1: Election of Directors

The Board has nominated all of the current Directors for re-election at the 2014 Annual Meeting, except for Robert L. Joss, who will not stand for re-election to the Board having reached the retirement age under Citi’s Corporate Governance Guidelines. Directors are not eligible to stand for re-election after reaching the age of 72. In addition, the Board has nominated Eugene M. McQuade for election to the Board at the 2014 Annual Meeting. Each of the Director nominees that currently serve on the Board were elected by the shareowners at the 2013 Annual Meeting of Shareowners, except for Messrs. Hennes, Reiner, and Turley, who were elected by the Board during 2013. Messrs. Hennes and Reiner were identified as potential Directors by Egon Zehnder and Mr. Turley was identified by Korn/Ferry International. Eugene M. McQuade was recommended as a candidate for election to the Citigroup Board by his fellow directors on the Citibank board, all of whom are members of Citi’s Board. If elected, each nominee will hold office until the 2015 Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The one-year term of all of Citi’s Directors expires at the Annual Meeting.

Director Criteria and Nomination Process

The Nomination, Governance and Public Affairs Committee considers all qualified candidates identified by members of the Nomination, Governance and Public Affairs Committee, by other members of the Board, by senior management and by security holders. During 2013, the Committee engaged Korn/Ferry International and Egon Zehnder to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a Director candidate for consideration by the Nomination, Governance and Public Affairs Committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. All proposals for nominations received by the Corporate Secretary will be presented to the Committee for its consideration.

The Nomination, Governance and Public Affairs Committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the Nomination, Governance and Public Affairs Committee and approved by the Board:

  Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards.

  Whether the candidate has had business, governmental, non-profit or professional experience at the chairman, chief executive officer, chief operating officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale.

  Whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.

  Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

  Whether the candidate has achieved prominence in his or her business, governmental, or professional activities and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

  Whether the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

  Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

  Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

2014 PROXY STATEMENT	23

Application of these factors involves the exercise of judgment by the Nomination, Governance and Public Affairs Committee and the Board.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nomination, Governance and Public Affairs Committee will make recommendations regarding potential Director candidates to the Board.

The Nomination, Governance and Public Affairs Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board of Directors and members of senior management.

For the 2014 Annual Meeting, we received timely notice from one stockholder who proposed himself for consideration to be nominated by the Nomination, Governance and Public Affairs Committee to stand for election at the Annual Meeting. The qualifications of the individual were discussed at a meeting of the Nomination, Governance and Public Affairs Committee and the views of Egon Zehnder were considered. After deliberation, the Committee decided not to include this individual on the slate of candidates it proposed to the full Board for consideration. The Nomination, Governance and Public Affairs Committee used the above-mentioned criteria to evaluate the candidate.

Director Qualifications

The nominees for the Board of Directors each have the qualifications and experience to approve and guide Citi’s strategy and to oversee management’s execution of that strategic vision. Citi’s Board of Directors consists of individuals with the skills, experience and backgrounds necessary to oversee Citi’s efforts toward continued growth and profitability, while mitigating risk and operating within a complex financial and regulatory environment.

The nominees listed below are leaders in business, the financial community, and academia because of their intellectual acumen and analytic skills, strategic vision, their ability to lead and inspire others to work with them, and their records of outstanding accomplishments over a period of decades. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Citi’s unique challenges, and evaluate the strategies proposed by management, as well as their implementation.

Each of the nominees has a long record of professional integrity, a dedication to his or her profession and community, a strong work ethic that includes coming fully prepared to meetings and being willing to spend the time and effort needed to fulfill professional obligations, the ability to maintain a collegial environment, and the experience of having served as a Board member of a sophisticated global company.

Many of our nominees are either current or former chief executive officers or chairmen of other large international corporations or have experience operating large, complex academic, governmental or philanthropic institutions or departments. As such, they have a deep understanding of, and extensive experience in, many of the areas that are outlined below as being of critical importance to Citi’s proper operation and success. For the purposes of its analysis, the Board has determined that nominees who have served as a chief executive officer or a chairman of a major corporation or large, complex institution have extensive experience with financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs, and legal matters.

In evaluating the composition of the Board, the Nomination, Governance and Public Affairs Committee seeks to find and retain individuals who, in addition to having the qualifications set forth in Citi’s Corporate Governance Guidelines, have the skills, experience and abilities necessary to meet Citi’s unique needs as a highly regulated financial services company with operations in the corporate and consumer business within the United States and more than 100 countries around the globe. The Committee has determined it is critically important to Citi’s proper operation and success that its Board has, in addition to the qualities described above, expertise and experience in the following areas:

  International Business: As a company with a broad international reach, Citi’s Board values the perspectives of Directors with international business or governmental experience. Citi’s presence in markets outside the United States is an important competitive advantage for Citi, because it allows us to serve U.S. and foreign businesses and individual clients whose activities span the globe.

2014 PROXY STATEMENT	24

Directors with international business experience can use the experience and relationships that they have developed through their own business dealings to assist Citi’s Board and management in understanding and successfully navigating the business, political, and regulatory environments in countries in which Citi does, or seeks to do, business.

  Financial Services Industry: Citi is a global diversified banking company whose businesses provide a broad range of financial services to consumer and corporate customers, making it critically important that its Board include members who have deep financial services backgrounds. To deepen the financial services strength on its Board, Citi announced on January 21, 2009 that it would ask experienced industry leaders with strong, proven financial and banking sector expertise to join its Board of Directors. We have done so and the nominees include many individuals with extensive financial institution experience.

  Risk Management: Risk management is a critical function of a complex global financial services company and its proper supervision requires Board members with sophisticated risk management skills and experience. Directors provide oversight of the Company’s risk management framework, including the significant policies, procedures and practices used in managing credit, market and certain other risks, and review recommendations by management regarding risk mitigation. Citi’s Board must include members with risk expertise to assist Citi in its efforts to properly identify, measure, monitor, report, analyze, and control or mitigate risk.

  Regulatory Compliance: Citi and its subsidiaries are regulated and supervised by numerous regulatory agencies, both domestically and internationally, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, state banking and insurance departments, and international financial services authorities. Having Directors with experience serving at, or interacting with, regulators, or operating businesses subject to extensive regulation, is important to furthering Citi’s continued compliance with its many regulatory requirements and fostering productive relationships with its regulators.

  Consumer Business: With more than 200 million accounts, Citi provides services to its retail customers in connection with its retail banking, credit card, consumer finance, real estate lending, personal loans, investment services, auto loans, small- and middle-market commercial banking, and other financial services businesses. Citi looks to its Board members with extensive consumer experience to assist it in evaluating its business model and strategies for reaching and servicing its retail customers domestically and around the world.

  Corporate Business: Citi provides a wide variety of services to its corporate clients, including strategic and financial advisory services, such as mergers, acquisitions, financial restructurings, loans, foreign exchange, cash management, underwriting and distributing equity, and debt and derivative services; and global transaction services, including treasury and trade solutions and securities and fund services. With a corporate business as extensive and complex as Citi’s, it is crucial that members of the Board have the depth of understanding and experience necessary to guide management’s conduct of these lines of business.

  Corporate Affairs: Citi’s reputation is a vital asset in building trust with its clients and Citi makes every effort to communicate its corporate values to its stockholders and clients, its achievements in the areas of corporate social responsibility, sustainability, and philanthropy, and its efforts to improve the communities in which we live and work. Members of the Board with experience in the areas of corporate affairs, philanthropy, communications, and corporate social responsibility assist management by reviewing Citi’s policies and programs that relate to significant public issues, as well as by reviewing Citi’s relationships with external stakeholders and issues that impact Citi’s reputation.

  Financial Reporting: Citi’s internal controls over financial reporting are designed to ensure that Citi’s financial reporting and its financial statements are prepared in accordance with generally accepted accounting principles. While the Board and its committees are not responsible for preparing our financial statements, they have oversight responsibility, including the selection of outside independent auditors, subject to stockholder ratification. The Board must include members with direct or supervising experience in the preparation of financial statements, as well as finance and accounting expertise.

2014 PROXY STATEMENT	25

  Compensation: Citi’s Personnel and Compensation Committee is responsible for determining the compensation for the CEO and approving the compensation of other executive officers of the Company and members of Citi’s Operating Committee. In order to properly carry out its responsibilities with respect to compensation, Citi’s Board must include members who have experience evaluating the structure of compensation for senior executives. They must understand the various forms of compensation that can be utilized, the purpose of each type and how various elements of compensation can be used to motivate and reward executives and drive performance, while not encouraging imprudent risk-taking or simply short-term goals.

  Corporate Governance: Citi aspires to the highest standards of corporate governance and ethical conduct: doing what we say, reporting results with accuracy and transparency, and maintaining compliance with the laws, rules and regulations that govern the Company’s businesses. The Board is responsible for shaping corporate governance policies and practices, including adopting the corporate governance guidelines applicable to the Company and monitoring the Company’s compliance with governance policies and the guidelines. To carry out these responsibilities, the Board must include experienced leaders in the area of corporate governance who must be familiar with governance issues, the constituencies most interested in those issues and the impact that governance policies have on the functioning of a company.

  Legal Matters: In addition to the regulatory supervision described above, Citi is subject to myriad laws and regulations and is party to many lawsuits and regulatory proceedings. Citi’s Board has an important oversight function with respect to compliance with applicable requirements, monitors the progress of legal proceedings, and evaluates major settlements. Citi’s Board must include members with experience in complying with regulatory requirements, as well as understanding complex litigation and litigation strategies.

2014 PROXY STATEMENT	26

The Nominees

The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

Each nominee’s biography highlights his or her particular skills, qualifications and experience that support the conclusion of the Nomination, Governance and Public Affairs Committee that the nominee is extremely qualified to serve on Citi’s Board.

The Board of Directors recommends that you vote for each of
the following nominees.

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Michael L. Corbat 53	Chief Executive Officer Citigroup Inc.

  Chief Executive Officer, Citigroup Inc. – October 2012 to present
  Chief Executive Officer, Europe, Middle East and Africa – December 2011 to October 2012
  Chief Executive Officer, Citi Holdings – January 2009 to December 2011
  Chief Executive Officer, Citi’s Global Wealth Management – September 2008 to January 2009
  Head of Global Corporate Bank and Global Commercial Bank – March 2008 to September 2008
  Head of Global Corporate Bank – April 2007 to March 2008
  Head of Global Relationship Bank – March 2004 to April 2007
  Head of EM Sales & Trading and Capital Markets, FICC – October 2001 to March 2004
  Head of EM Sales & Fixed Income Origination – March 1988 to October 2001
  Director of Citigroup since 2012
  Previous Directorships within the last five years: EMI
  Other Activities: British/American Business, Inc. (Director), New York City Partnership (Director), The U.S. Ski & Snowboard Team Foundation (Director), The Clearing House Association (Member of the Supervisory Board), Financial Services Forum (Member), Institute of International Finance (Board Member), International Business Council of WEF (Member)

SKILLS AND QUALIFICATIONS

Mr. Corbat is an experienced financial services executive and finance professional and has been nominated to serve on the Board because of his extensive experience and expertise in the areas of Financial Services, Risk Management, Financial Reporting, International Business, Corporate and Consumer Business, Regulatory Compliance and Corporate Affairs. In his role as Chief Executive Officer of Citigroup Inc., his prior experience as Citi’s CEO of Europe, Middle East and Africa, and his extensive career at Citi he has gained experience in all of Citi’s business operations, including consumer banking, corporate and investment banking, securities and trading and private banking services. In these roles, Mr. Corbat has gained extensive financial services, financial reporting, corporate business, and risk management experience. Additionally, in his role as CEO of Citi Holdings, Citi’s portfolio of non-core businesses and assets, he oversaw the divestiture of more than 40 businesses, including the IPO and sale of Citi’s remaining stake in Primerica. Mr. Corbat also successfully oversaw the restructuring of Citi’s consumer finance and retail partner cards businesses and divested more than $500 billion in assets, reducing risk on the Company’s balance sheet and freeing up capital to invest in Citi’s core banking business.

2014 PROXY STATEMENT	27

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Duncan P. Hennes 57	Co-Founder and Partner Atrevida Partners, LLC

  Co-Founder and Partner, Atrevida Partners, LLC – 2007 to Present
  Co-Founder and Partner, Promontory Financial Group – 2000 to 2006
  Chief Executive Officer, Soros Fund Management – 1999 to 2000
  Executive Vice President/Treasurer, Bankers Trust Company – 1987 to 1999
  Audit Manager, Arthur Andersen & Co. – 1979 to 1987
  Director of Citigroup since 2013
  Director of Citibank, N.A. since 2013
  Other Directorships: Syncora Holdings. Ltd.
  Previous Directorships within the last five years: N/A
  Other Activities: Standard & Poor’s (Board Member), Freeman & Co. (Advisory Board), Promontory Financial Group (Advisory Board), Penn Medicine (Trustee)

SKILLS AND QUALIFICATIONS

Mr. Hennes is an experienced financial services professional and has been nominated to serve on the Board because of his extensive experience and expertise in the areas of Financial Services, Risk Management, Financial Reporting, Corporate Business, Regulatory Compliance, and Corporate Affairs. In his role as the Co-Founder of Atrevida Partners, LLC and his prior experience at Promontory Financial Group and Bankers Trust Corporation he has gained extensive experience in financial services, regulatory compliance, corporate and investment banking, and securities and trading. While at Bankers Trust Corporation, Mr. Hennes was Chairman of Oversight Partners I, the consortium of 14 firms that participated in the equity recapitalization of Long-Term Capital Management. As the Chair of Oversight Partners, Mr. Hennes gained experience in credit and risk management, and personnel matters. Additionally, in his role as CEO of Soros Fund Management, Mr. Hennes gained experience in investing, operational infrastructure, and trading, including arbitrage activities. Mr. Hennes’ experience as a Certified Public Accountant has also given him audit, financial reporting, and risk management expertise.

2014 PROXY STATEMENT	28

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Franz B. Humer 67	Chairman, Retired Roche Holding Ltd

  Chairman, Roche Holding Ltd – 2008 to March 2014
  Chairman & Chief Executive Officer, Roche Group – 2001 to 2008
  Chief Executive Officer, Roche Group – 1998 to 2001
  Chief Operating Officer, F. Hoffmann-La Roche Ltd – 1996 to 1998
  Head of Pharmaceuticals, F. Hoffmann-La Roche Ltd – 1995 to 1996
  Director of Citigroup since 2012
  Director of Citibank, N.A. since 2012
  Other Directorship: Diageo plc (Chairman)
  Previous Directorships within the last five years: Allianz SE and Roche Holdings Inc.
  Other Activities: Friends of Phelophepa Foundation (Chairman), INSEAD (Chairman), International Centre for Missing and Exploited Children (Chairman), and Jacobs Holding AG (Member of the Board)

SKILLS AND QUALIFICATIONS

Mr. Humer is an experienced executive and has been nominated to serve on the Board because of his extensive experience in the areas of International and Consumer Business, Financial Reporting, Risk, Compensation, Regulatory Compliance, and Corporate Governance. Mr. Humer gained extensive experience in international and consumer business, risk management, compensation, regulatory compliance, financial reporting, and corporate governance in his roles as CEO and Chair of Roche Holding and other executive positions at Roche, his roles as an executive at GlaxoSmithKline Plc and Schering Plough, as well as in his service as Chair of Diageo plc. With his many years of experience leading large complex organizations in the U.S. and in Europe in an extensively regulated industry, Mr. Humer is able to offer insights in the implementation of business strategies in major global markets, advice on regulatory compliance, and to provide strategic guidance on the development and expansion of important franchises and brands. As a former member of the International Advisory Board of Allianz, and as a member of several philanthropic organizations, he is able to provide important perspectives on international and consumer business and corporate affairs.

2014 PROXY STATEMENT	29

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Eugene M. McQuade 65	Chief Executive Officer, Retired* Citibank, N.A.

  Chief Executive Officer and Director, Citibank, N.A. – July 2009 to April 2014
  Vice Chairman, President and Director, Merrill Lynch Banks – 2008 to 2009
  President, Chief Operating Officer and Director, FreddieMac – 2004 to 2007
  President and Director, Bank of America – 2004
  President, Chief Operating Officer and Director, FleetBoston Financial – 2002 to 2004
  Vice Chairman and Chief Financial Officer, FleetBoston Financial – 1997 to 2002
  Director of Citibank, N.A. since 2009
  Other Directorships: XL Group, plc
  Previous Directorships within the last five years: N/A
  Other Activities: Boys and Girls Club (Trustee), American Ireland Fund (Director)

SKILLS AND QUALIFICATIONS

Mr. McQuade is an experienced financial services executive and has been nominated to serve on the Board because of his extensive skills and experience in the areas of Banking, Financial Services, Risk Management, Corporate and Consumer Business, Financial Reporting and Regulatory Compliance. As the former Chief Executive Officer of Citibank, N.A., he has a deep understanding of all aspects of Citi’s institutional and consumer businesses and has managed Citibank’s capital structure, regulatory compliance, operational risk, and strategic planning and supervised Citibank’s financial reporting. Mr. McQuade has extensive experience and financial expertise through his service in management positions such as CEO, president, vice chairman, chief financial officer and chief operating officer of several global, publicly traded financial institutions. His has gained broad experience in consumer banking and commercial banking through his previous experience at Bank of America, FleetBoston Financial, and Merrill Lynch. In addition, his board service at XL Group, plc gives him experience with global operations and regulated businesses. Mr. McQuade’s extensive financial services background also adds significant value to Citi’s and Citibank’s relationships with various regulators and stakeholders.

* Mr. McQuade announced that he will retire as CEO of Citibank, N.A. effective on April 1, 2014.

2014 PROXY STATEMENT	30

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Michael E. O’Neill 67	Chairman Citigroup Inc.

  Chairman, Citigroup Inc. – 2012 to Present
  Chairman, Chief Executive Officer and Director, Bank of Hawaii Corporation – 2000 to 2004
  Elected Chief Executive Officer, Barclay’s PLC – 1999
  Vice Chairman and Chief Financial Officer, Bank of America – 1995 to 1998
  Chief Financial Officer, Continental Bank – 1993 to 1995
  Director of Citigroup since 2009
  Other Directorships: FT Ventures (Advisory Board)
  Previous Directorships within the last five years: N/A
  Other Activities: The Honolulu Museum of Arts (Trustee), University of Virginia, Darden Graduate School of Business Foundation (Trustee), and The Export-Import Bank of the United States (Member of Advisory Board)

SKILLS AND QUALIFICATIONS

Mr. O’Neill is an experienced financial services executive and has been nominated to serve on the Board because of his extensive experience in the areas of Financial Services, International Business, Corporate and Consumer Business, Regulatory Compliance, Risk Management, and Financial Reporting. As the former Chairman and Chief Executive Officer of the Bank of Hawaii, Vice Chairman and Chief Financial Officer at Bank of America, and Chief Financial Officer of Continental Bank, Mr. O’Neill has had extensive experience and developed his expertise in the areas of financial services, international, corporate and consumer business, regulatory compliance, risk management, and financial reporting. Under his leadership, Bank of Hawaii executed a successful three-year strategic turnaround, and risk management procedures were overhauled. Furthering his regulatory compliance expertise, while at the Bank of Hawaii, Mr. O’Neill served as the 12th District representative of the Federal Reserve Advisory Council. During his tenure at Continental Bank and while he was an independent financial consultant, Mr. O’Neill gained extensive international financial services experience.

2014 PROXY STATEMENT	31

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Gary M. Reiner 59	Operating Partner General Atlantic LLC

  Operating Partner, General Atlantic LLC – 2010 to Present
  Senior Vice President and Chief Information Officer, General Electric Company – 1996 to 2010
  Partner, Boston Consulting Group – 1986 to 1991
  Director of Citigroup since 2013
  Director of Citibank, N.A. since 2013
  Other Directorships: Hewlett-Packard Company
  Previous Directorships within the last five years: Genpact Ltd
  Other Activities: Norwalk Hospital (Member)

SKILLS AND QUALIFICATIONS

Mr. Reiner is an experienced executive and has been nominated to serve on the Board because of his experience in the areas of Technology, Financial Reporting, Corporate Governance, and International and Consumer Business. In his current role as Operating Partner of General Atlantic LLC, he has continued to broaden his considerable expertise in technology and management. Through his tenure as Chief Information Officer at General Electric, Mr. Reiner gained extensive experience in the management of a large, complex, multi-national operation, developing technology innovations, strategic planning and marketing to an international consumer base. He also has significant experience in IT through his many years of experience as a partner of Boston Consulting Group, where he focused on strategic issues for technology businesses. Mr. Reiner’s expertise as an innovative technology leader will assist Citi in meeting the challenges of operating a financial services company in the 21st century. Through his service on the Hewlett Packard Board of Directors, Mr. Reiner has developed additional leadership and corporate governance expertise as the Chair of its Nominating, Governance and Social Responsibility Committee.

2014 PROXY STATEMENT	32

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Judith Rodin 69	President Rockefeller Foundation

  President, Rockefeller Foundation – 2005 to present
  President Emerita, University of Pennsylvania – 2004 to present
  President, University of Pennsylvania – 1994 to 2004
  Provost, Yale University – 1992 to 1994
  Director of Citigroup since 2004
  Other Directorships: Comcast Corporation
  Previous Directorships within the last five years: Aetna Inc., and AMR Corporation
  Other Activities: World Trade Memorial Foundation (Director), Carnegie Hall (Director), Laureate Education, Inc. (Director), White House Project (Member), Council on Foreign Relations (Member), and National Academy of Sciences Institute of Medicine (Member)

SKILLS AND QUALIFICATIONS

Dr. Rodin is an experienced leader in the not-for-profit sector and has been nominated to serve on the Board because of her skills and experience in the areas of Corporate Affairs, Corporate Governance, Compensation, Financial Reporting, Risk Management and Legal Matters. Through her current role as the President of the Rockefeller Foundation, and her previous positions as President of the University of Pennsylvania from 1994 until her retirement in 2004, and as Provost of Yale University from 1992 to 1994, together with her service as a member of the Comcast Audit Committee, Dr. Rodin has had extensive experience in the areas of corporate affairs, financial reporting, risk management and legal matters. As the President of the University of Pennsylvania, which was the largest private employer in Philadelphia, as a member of the Compensation Committee of Comcast Corporation, and as a Director of Comcast Corporation and Laureate Education, Inc., Dr. Rodin has had extensive experience with compensation matters. Her service as a Director of the World Trade Memorial Foundation, and of Carnegie Hall, as an honorary Director of the Brookings Institution, a member of the Council on Foreign Relations, a member of the Institute of Medicine, and a member of the New York City Commission for Economic Opportunity have deepened her understanding of corporate affairs issues.

2014 PROXY STATEMENT	33

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Robert L. Ryan 70	Chief Financial Officer, Retired Medtronic Inc.

  Senior Vice President and Chief Financial Officer, Medtronic Inc. – 1993 to 2005
  Vice President, Finance and Chief Financial Officer, Union Texas Petroleum Corporation – 1984 to 1993
  Controller, Union Texas Petroleum Corporation – 1983 to 1984
  Treasurer, Union Texas Petroleum Corporation – 1982 to 1983
  Vice President, Citibank, N.A. – 1975 to 1982
  Management Consultant, McKinsey & Co. – 1970 to 1975
  Director of Citigroup since 2007
  Director of Citibank, N.A. since 2009
  Other Directorships: General Mills and Stanley Black & Decker
  Previous Directorships within the last five years: Hewlett-Packard and United Health Group
  Other Activities: Cornell University (Trustee)

SKILLS AND QUALIFICATIONS

Mr. Ryan is an experienced finance executive and has been nominated to serve on the Board because of his extensive skills and experience in the areas of Financial Reporting, Risk Management, and Corporate Affairs. Mr. Ryan has developed extensive expertise in financial reporting and risk management through his roles as Senior Vice President and Chief Financial Officer of Medtronic from 1993 to 2005, Vice President, Finance and Chief Financial Officer of Union Texas Petroleum Corporation from 1984 to 1993, its Controller from 1983 to 1984, and its Treasurer from 1982 to 1983, as well as through his service on Citi’s Audit Committee, and his service on the Audit Committees of General Mills and Hewlett-Packard. Through his service on the Boards of Citi, Stanley Black & Decker, General Mills, and Hewlett-Packard and his roles as a Trustee of Cornell University and a member of the Visiting Committee of Harvard Business School, Mr. Ryan has gained valuable corporate affairs expertise and experience.

2014 PROXY STATEMENT	34

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Anthony M. Santomero 67	Former President Federal Reserve Bank of Philadelphia

  Senior Advisor, McKinsey & Company – 2006 to 2008
  President, Federal Reserve Bank of Philadelphia – 2000 to 2006
  Richard K. Mellon Professor, Finance, The Wharton School at the University of Pennsylvania – 1984 to 2002
  Director of Citigroup since 2009
  Director of Citibank, N.A. since 2009
  Other Directorships: RenaissanceRe Holdings, Ltd., Penn Mutual Life Insurance Company, and Columbia Funds
  Previous Directorships within the last five years: B of A Fund Series Trust
  Other Activities: Ben Franklin Technology Partners of Southeast Pennsylvania (Director)

SKILLS AND QUALIFICATIONS

Dr. Santomero is a seasoned economist and economic policy adviser and has been nominated to serve on the Board because of his extensive experience in the areas of Risk Management, Regulatory Compliance, and Financial Reporting. Among many other distinguished positions at which he had wide-ranging risk and regulatory experience, Dr. Santomero was most recently a Senior Advisor at McKinsey & Company, served as the President of the Federal Reserve Bank of Philadelphia from 2000 to 2006, and was Chair of the System’s Committee on Credit and Risk Management, and was a member of the Financial Services Policy Committee and the Payments System Policy Advisory Committee. As the Richard K. Mellon Professor of Finance at The Wharton School of the University of Pennsylvania and Deputy Dean of the School, Dr. Santomero’s particular focus was on issues related to managing risk at the firm level as well as ways to improve productivity and performance, while working closely with industry executives and practitioners to ensure that the research was informed by the operating realities and competitive demands facing industry participants as they pursue competitive excellence. Through his service on Citi’s Risk Management and Finance and Audit Committees as well as the Investment and Risk Management Committee of RennaissanceRe Holdings, he has deepened his risk management experience.

2014 PROXY STATEMENT	35

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Joan E. Spero 69	Senior Research Scholar Columbia University School of International and Public Affairs

  Senior Research Scholar, Columbia University School of International and Public Affairs – 2010 to present
  Visiting Fellow at the Foundation Center – 2009 to 2010
  President and CEO, Doris Duke Charitable Foundation – 1997 to 2008
  Under Secretary of State, Economics, Business and Agricultural Affairs – 1993 to 1996
  Executive Vice President, American Express Company, Corporate Affairs and Communications – 1991 to 1993
  Senior Vice President and Treasurer – 1989 to 1991
  Vice President, Corporate Affairs – 1983 to 1989
  Vice President, Corporate Strategic Planning, American Express – 1981 to 1983
  Ambassador to the United Nations for Economic and Social Affairs – 1980 to 1981
  Assistant Professor, Columbia University – 1973 to 1979
  Director of Citigroup since 2012
  Director of Citibank, N.A. since 2012
  Other Directorships: IBM and International Paper
  Previous Directorships within the last five years: First Data Corporation and ING Groep N.V.
  Other Activities: Council of American Ambassadors (Member), Academy of Diplomacy (Member), American Philosophical Society (Member), Wisconsin Alumni Research Foundation (Trustee), International Center for Transitional Justice (Trustee), Columbia University (Trustee Emeritus), Amherst College (Trustee Emeritus), Council on Foreign Relations (Trustee Emeritus) and Brookings Institution (Trustee Emeritus)

SKILLS AND QUALIFICATIONS

Ms. Spero is a person of wide ranging experience, having served as a senior Government official, a financial services executive, an academic, a seasoned Board member, and as a leader in the not-for-profit sector. She has been nominated to serve on the Board because of her Corporate Governance, Regulatory Compliance, International and Consumer Business, Financial Services, Corporate Affairs, Compensation, and Financial Reporting experience. Ms. Spero gained extensive regulatory compliance and international business experience during her tenure as U.S. Under Secretary of State for Economic, Business and Agricultural Affairs and U.S. Ambassador to the United Nations for Economic and Social Affairs. As an executive at American Express Company, including her roles as Executive Vice President of Corporate Affairs and Communications and as Senior Vice President and Treasurer, she developed expertise in financial services, consumer business and corporate affairs. As a current or former member of the Boards of Directors of IBM, International Paper, ING, Delta Airlines, and First Data Corporation, including her service on the Compensation and Audit Committees of IBM, the Governance Committee of International Paper, and the Public Policy and Environment Committee of International Paper, she gained extensive experience in corporate governance, consumer business, financial reporting, compensation, and corporate affairs. Her roles as the former President of the Doris Duke Foundation; her former position as the visiting fellow at the Foundation Center, where she conducted research on the role of American Private Foundations in U.S. foreign policy and in the global system; and her current role as senior research scholar at Columbia University School of International and Public Affairs, where she researches and writes about international philanthropy and its role in the global system; as well as her other service in the non-profit sector, have given her extensive insights into corporate affairs matters.

2014 PROXY STATEMENT	36

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Diana L. Taylor 59	Managing Director Wolfensohn Fund Management, L.P.

  Managing Director, Wolfensohn Fund Management, L.P. – 2007 to present
  Superintendent of Banks, State of New York – 2003 to 2007
  Deputy Secretary, Governor Pataki, State of New York – 2002 to 2003
  Chief Financial Officer, Long Island Power Authority – 2001 to 2002
  Vice President, KeySpan Energy – 1999 to 2001
  Assistant Secretary, Governor Pataki, State of New York – 1996 to 1999
  Executive Vice President, Muriel Siebert & Company – 1993 to 1994
  President, M.R. Beal & Company – 1988 to 1993 and 1995 to 1996
  Senior Vice President, Donaldson Lufkin & Jenrette – 1984 to 1988
  Vice President, Lehman Brothers Kuhn Loeb – 1982 to 1984
  Associate, Smith Barney Harris Upham – 1980 to 1982
  Director of Citigroup since 2009
  Director of Citibank, N.A. since 2013
  Other Directorships: Brookfield Asset Management and Sotheby’s
  Previous Directorships within the last five years: Allianz Global Investors, Brookfield Office Properties and FNMA
  Other Activities: Accion International (Chair), AMFAR (Secretary), Columbia Business School (Board of Overseers), Dartmouth College (Trustee), Girls Educational & Mentoring Services (GEMS) (Member), Hudson River Park Trust (Chair), International Women’s Health Coalition (Treasurer), Mailman School of Public Health (Board of Overseers), New York Women’s Foundation (Member), The After School Corporation (Member), Economic Club of New York, Council on Foreign Relations (Member) and YMCA of Greater New York (Member)

SKILLS AND QUALIFICATIONS

Ms. Taylor is an experienced financial services executive and regulator and has been nominated to serve on the Board because of her wide-ranging experience in the areas of Financial Services, Corporate Business, Regulatory Compliance, Risk Management, Corporate Affairs, Compensation, Corporate Governance, Financial Reporting, and Legal Matters. Ms. Taylor has extensive bank regulatory and risk management experience having served as the Superintendent of Banks for the New York State Banking Department. Her financial services and corporate business experience includes in-depth private equity, fund management, and investment banking experience as a Managing Director of Wolfensohn Fund Management, L.P., a fund manager; Founding Partner and President of M.R. Beal & Company, a full service investment banking firm; and through various executive positions with Donaldson, Lufkin & Jenrette, Lehman Brothers Kuhn Loeb, Inc., and Smith Barney, Harris Upham & Co. Earlier in her career, Ms. Taylor served as Chief Financial Officer of the Long Island Power Authority. In addition, through her work on the Sotheby’s Compensation Committee, the Brookfield Properties Governance Committee, on the Compensation Committee of, and as a member of the Audit Committee of, the Dartmouth Board of Trustees, and as chair of Accion International, and the Hudson River Park Trust, and former chair of the New York Women’s Foundation, and the YMCA of Greater New York, Ms. Taylor has gained additional experience in corporate affairs, corporate governance, financial reporting, compensation, and legal matters.

2014 PROXY STATEMENT	37

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
William S. Thompson, Jr. 68	Chief Executive Officer, Retired Pacific Investment Management Company (PIMCO)

  Chief Executive Officer, PIMCO – 1993 to 2009
  Salomon Brothers Inc. – 1975 to 1993
  Chairman, Salomon Brothers Asia Ltd. – 1991 to 1993
  Director of Citigroup since 2009
  Other Directorships: Pacific Life Corporation, Lead Director – 2012
  Previous Directorships within the last five years: N/A
  Other Activities: Pacific Symphony Orchestra (Life Director), Thompson Foundation for Autism (Chair), Thompson Family Foundation (President), University of Missouri (President’s Financial Advisory Council), and Orange County Community Foundation (Advisory Director)

SKILLS AND QUALIFICATIONS

Mr. Thompson is an experienced financial services executive and has been nominated to serve on the Board of Directors because of his extensive experience in the areas of Financial Services, Corporate Governance, Financial Reporting, Compensation, Legal Matters, International Business, Corporate and Consumer Business, and Risk Management. As Chief Executive Officer of PIMCO from 1993 to 2009, Chairman of Salomon Brothers Asia Ltd. in Tokyo from 1991 to 1993, and head of Corporate Finance, Western Region and Head of Institutional Sales, Western Region, at Salomon Brothers, Mr. Thompson gained extensive financial services, and corporate, consumer and international business, skills and experience. As a Chief Executive Officer, and through his service as Chairman of the Risk and Finance Committee, member of the Compensation and Personnel Committee, and Lead Director of Pacific Life Corporation, Mr. Thompson developed extensive skills and experience in corporate governance, financial reporting, compensation, and legal matters.

2014 PROXY STATEMENT	38

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
James S. Turley 57	Chairman and CEO, Retired Ernst & Young

  Chairman and CEO, Ernst & Young – 2001 to June 2013
  Regional Managing Partner, Ernst & Young – 1994 to 2001
  Director of Citigroup since July 2013
  Director of Citibank, N.A. since July 2013
  Other Directorships: Emerson Electric Co.
  Previous Directorships within the last five years: N/A
  Other Activities: Boy Scouts of America (Member), Council for Economic Development (Trustee), National Corporate Theatre Fund (Chair), and Rice University (Trustee)

SKILLS AND QUALIFICATIONS

Mr. Turley, the retired Global Chair and CEO of Ernst & Young, brings to Citi his learnings and expertise from his exceptional career in the accounting profession, both in the U.S. and internationally, as well as his executive experience from leading a major public accounting firm. Mr. Turley has been nominated to serve on the Board because of his extensive knowledge and expertise in the areas of Financial Reporting, Legal Matters, International Business, and Risk Management. As a member of the Audit Committee, Mr. Turley will add significant value to the Board’s oversight of financial reporting, regulatory matters, compliance, internal audit, and legal issues. Having served as Chair and CEO of Ernst & Young, he has developed significant expertise in the areas of compensation, litigation, corporate affairs, and corporate governance. Mr. Turley, the former Chairman of the Board of Catalyst, recognized as a champion of diversity, having received the prestigious Crystal Leadership Award for his support of equal marketplace access for women and the groundbreaking programs he oversaw at Ernst & Young that enable the strategic development of women-owned businesses, will provide guidance to Citi on diversity matters as well.

2014 PROXY STATEMENT	39

Name and Age at Record Date	Position, Principal Occupation, Business Experience and Directorships
Ernesto Zedillo Ponce de Leon 62	Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University

  Director, Center for the Study of Globalization and Professor in the Field of International Economics and Politics, Yale University – 2002 to present
  President of Mexico – 1994 to 2000
  Secretary of Education, Government of Mexico – 1992 to 1993
  Secretary of Economic Programming and the Budget, Government of Mexico – 1988 to 1992
  Undersecretary of the Budget, Government of Mexico – 1987 to 1988
  Banco de Mexico – Economist, Deputy Manager of Economic Research, Director General of FICORCA, Deputy Director – 1978 to 1987
  Director of Citigroup since 2010
  Other Directorships: Alcoa Inc., Procter & Gamble Company, and Grupo Prisa
  Previous Directorships within the last five years: Electronic Data Systems Corporation and Union Pacific Corporation
  Other Activities: BP (Member of International Advisory Board), Credit Suisse Research Institute (Advisor), World Economic Forum (Foundation Board), The Group of Thirty (Member), Inter-American Dialogue (Co-Chair of Board), and Revenue Watch (Chair of Board)

SKILLS AND QUALIFICATIONS

Mr. Zedillo Ponce de Leon is the former President of Mexico, a seasoned economist and academic expert. He has been nominated to serve on the Board because of his extensive experience in the areas of International Business, Financial Services, Regulatory Compliance, Corporate Affairs, Financial Reporting, Risk Management, and Corporate Governance. Through his extensive governmental experience, including his service from 1978 to 1987 at the Central Bank of Mexico, as Undersecretary of Budget for the Mexican government from 1987 to 1988, as Secretary of Economic Programming and the Budget from 1988 to 1992, and as President of Mexico from 1994 to 2000, as well as his academic experience, including his roles as the Director of the Center for the Study of Globalization at Yale and as Professor in the Field of International Economics and Politics and Professor of International and Area Studies at Yale, he has had extensive experience in the areas of international business, financial services, regulatory compliance, and risk management. His service as Chair of the Global Development Network as Chair of the High Level Commission on Modernization of World Bank Group Governance, on the Group of Thirty, and on the International Advisory Boards of BP and the Coca-Cola Company, have given him extensive international business, financial services, and corporate affairs experience. As a member of the Boards of Alcoa Inc., where he is on the Audit Committee and Public Issues Committee, and Procter & Gamble Company, where he is Chair of the Governance and Public Responsibility Committee, a member of the Innovation and Technology Committee and a past member of that Board’s Finance Committee, Grupo Prisa of Spain and as a past Director of the Union Pacific Corporation, where he served on the Audit and Finance Committees, and as a Director of EDS, where he served on the Governance Committee, Mr. Zedillo Ponce de Leon has gained experience in financial reporting, risk management, corporate governance, and corporate affairs.

2014 PROXY STATEMENT	40

Directors’ Compensation

Directors’ compensation is determined by the Board. Since its initial public offering in 1986, Citi has paid outside Directors all or a portion of their compensation in common stock, to ensure that the Directors have an ownership interest in common with other stockholders. The Nomination, Governance and Public Affairs Committee makes recommendations to the Board with respect to compensation of Directors. The Committee periodically reviews benchmarking assessments in order to determine the level of compensation to attract qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our Directors. In 2013, the Committee received benchmarking assessments of peer company director compensation from a consulting firm. After reviewing the current compensation program against the assessment, the Committee determined not to recommend any changes.

The Board last adjusted the non-employee Directors’ annual retainer and deferred stock grant in 2005.

Key features of our non-employee Director Compensation Program:

  Non-employee Directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000. The deferred stock award is generally granted on the same date that annual incentives are granted to the senior executives. The deferred stock award generally becomes distributable on the second anniversary of the date of the grant, and Directors may elect to defer receipt of the award beyond that date. Starting with the 2011 deferred stock award grant, in the event a Director leaves the Board for personal reasons prior to the conclusion of the deferral period and before age 72, the Director will not forfeit the deferred stock and the pro-rated award will be distributed as scheduled. Directors may elect to receive all or a portion of their cash retainer in the form of common stock, and Directors may elect to defer receipt of this common stock.

  Directors who are employees of Citi or its subsidiaries do not receive any compensation for their services as Directors.

  Citi’s Chairman receives annual compensation in the form of a $500,000 Chairman’s Fee, payable 75% in deferred shares of Citi common stock and 25% in cash or deferred shares of Citi common stock.

  Except as described below, Directors receive no additional compensation for participation on Board committees. Committee chairs, including chairs of ad hoc committees, receive additional compensation of $ 35,000 per year. Additional compensation for special assignments may be determined on a case by case basis.

  Citibank, N.A. (Citibank) is a wholly-owned subsidiary of Citi. Mses. Spero and Taylor and Messrs. Hennes, Humer, Joss, McQuade, Reiner, Ryan, Santomero and Turley serve on Citibank’s Board of Directors. Each non-employee Director of Citibank is entitled to receive $50,000 as an annual cash retainer; the Chairman is entitled to receive an additional $50,000 in cash. Citibank’s Committee Chairs receive additional compensation of $15,000 per year in cash. Mr. McQuade was an employee director of Citibank in 2013; therefore, he did not earn any compensation as a director.

  All annual retainers and chair fees are paid in cash or stock in four equal quarterly installments per annum. These fees are reported in the Non-Employee Director Compensation Table below.

  Citi reimburses its Board members for expenses incurred in attending Board and committee meetings or performing other services for Citi in their capacities as Directors. Such expenses include food, lodging and transportation.

2014 PROXY STATEMENT	41

The following table provides information on 2013 compensation for non-employee Directors.

Director Compensation

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(a)	($)(a)(b)	($)(c)	($)	Earnings ($)	($)	($)
Duncan P. Hennes	$17,857	$21,428	—	—	—	—	$39,285
Franz B. Humer	$125,000	$150,000	—	—	—	—	$275,000
Robert L. Joss (d)	$175,000	$150,000	—	—	—	$350,000	$675,000
Michael E. O’Neill (e)	$500,000	—	—	—	—	—	$500,000
Gary M. Reiner	$62,500	$75,000	—	—	—	—	$137,500
Lawrence R. Ricciardi (f)	$87,500	$37,500	—	—	—	—	$125,000
Judith Rodin	$75,000	$150,000	—	—	—	—	$225,000
Robert L. Ryan	$175,000	$150,000	—	—	—	—	$325,000
Anthony M. Santomero	$236,250	$150,000	—	—	—	—	$386,250
Joan E. Spero	$125,000	$150,000	—	—	—	—	$275,000
Diana L. Taylor	$206,250	$150,000	—	—	—	—	$356,250
William S. Thompson	$101,250	$150,000	—	—	—	—	$251,250
James S. Turley	$62,500	$75,000	—	—	—	—	$137,500
Ernesto Zedillo Ponce de Leon	$83,750	$150,000	—	—	—	—	$233,750

  Directors receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000.

  Citi’s Chairman receives annual compensation in the form of a $500,000 Chairman’s Fee.

  Citi’s Committee chairs receive additional compensation of $35,000 per year.

  Each independent director of Citibank is entitled to receive $50,000 as an annual retainer.

  Citibank’s chairman is entitled to receive an additional $50,000.

  Citibank’s Committee chairs receive additional compensation of $15,000 per year.

(a)	Directors may elect to receive all or a portion of the cash retainer in the form of Citi common stock and may elect to defer receipt of Citi common stock. Certain directors elected to defer receipt of the shares. Ms. Spero and Dr. Rodin elected to receive all or a portion of their Citigroup 2013 cash retainer and/or Chair fee in deferred stock as represented in the below chart. Mr. O’Neill elected to receive his Chairman Fee in deferred stock as represented in the below chart. Mr. Reiner and Mr. Thompson elected to receive all of their cash retainer in stock (100%). Mr. Reiner and Mr. Thompson did not elect to defer their retainer; therefore, their 2,036 and 736 shares, respectively, were distributed to them quarterly.

		Deferred Fees
		To Be Paid in Stock
	Fees Earned or	Number of	Value of
	Paid in Cash	Units	Units
Duncan P. Hennes	$17,857	—	—
Franz B. Humer	$125,000	—	—
Robert L. Joss	$175,000	—	—
Michael E. O’Neill	—	10,136	$500,000
Gary M. Reiner	$62,500	—	—
Lawrence R. Ricciardi	$87,500	—	—
Judith Rodin	—	1,520	$75,000
Robert L. Ryan	$175,000	—	—
Anthony M. Santomero	$236,250	—	—
Joan E. Spero	$50,000	1,520	$75,000
Diana L. Taylor	$206,250	—	—
William S. Thompson	$101,250	—	—
James S. Turley	$62,500	—	—
Ernesto Zedillo Ponce de Leon	$83,750	—	—

2014 PROXY STATEMENT	42

(b)	The values in this column represent the aggregate grant date fair values of the 2013 deferred stock awards. The grant date fair value is based on a grant date of February 19, 2013 and a grant price determined by the average NYSE closing price of Citi’s common stock on the immediately preceding five trading days (except for Messrs. Reiner and Turley, for whom the grant date was October 1, 2013 and Mr. Hennes, for whom the grant date was January 1, 2014, based on the announcement dates of their service as Board members). The amounts in the below chart represent deferred stock awards only and not shares awarded in lieu of the cash retainer and/or Chairman or Committee Chair fees. The grant date fair value of the deferred stock awards are set forth below:

	Deferred Stock	Grant Date
	Granted in 2013	Fair Value
Director	(#)	($)
Duncan P. Hennes*	410.4304	$21,428
Franz B. Humer	3,414.3677	$150,000
Robert L. Joss	3,414.3677	$150,000
Michael E. O’Neill	—	$—
Gary M. Reiner*	1,533.4287	$75,000
Lawrence R. Ricciardi**	853.5919	$37,500
Judith Rodin	3,414.3677	$150,000
Robert L. Ryan	3,414.3677	$150,000
Anthony M. Santomero	3,414.3677	$150,000
Joan E. Spero	3,414.3677	$150,000
Diana L. Taylor	3,414.3677	$150,000
William S. Thompson	3,414.3677	$150,000
James S. Turley*	1,533.4287	$75,000
Ernesto Zedillo Ponce de Leon	3,414.3677	$150,000

*	The Deferred Stock Awards granted to Messers. Hennes, Reiner and Turley were pro-rated based on the dates they joined the Board.

**	Mr. Ricciardi’s Deferred Stock Award was pro-rated because his service on the Board terminated on April 24, 2013.

The aggregate number of shares of deferred stock outstanding at the end of 2013 was:

Number of
Name	Shares
Mr. Hennes	410
Mr. Humer	7,608
Mr. Joss	8,326
Mr. O’Neill	41,487
Mr. Reiner	1,533
Dr. Rodin	24,637
Mr. Ryan	19,361
Dr. Santomero	23,560
Ms. Spero	10,923
Ms. Taylor	15,615
Mr. Thompson	8,338
Mr. Turley	1,533
Mr. Zedillo Ponce de Leon	14,272

(c)	Beginning in 2009, Directors were no longer able to elect to receive any of their compensation in the form of options to purchase shares of common stock.

(d)	Robert L. Joss earned $350,000 for consulting services provided to the Company during 2013.

(e)	Mr. O’Neill receives a Chairman’s Fee of $500,000 annually for his service as Citi’s Chairman.

(f)	Mr. Ricciardi retired from the Board on April 24, 2013.

2014 PROXY STATEMENT	43

The following chart shows the amount of dividend equivalents and interest paid to the non-employee Directors in 2013 with respect to shares of Citi common stock held in their deferred stock accounts.

Dividend Equivalents and
Interest Paid on
Director	Deferred Stock Account(1)
Duncan P. Hennes	—
Franz B. Humer	270
Robert L. Joss	333
Michael E. O’Neill	1,410
Gary M. Reiner	15
Lawrence R. Ricciardi	107
Judith Rodin	914
Robert L. Ryan	774
Anthony M. Santomero	942
Joan E. Spero	365
Diana L. Taylor	590
William S. Thompson	299
James S. Turley	15
Ernesto Zedillo Ponce de Leon	536

(1)	Dividend equivalents are paid quarterly, in the same amount per share and at the same time as dividends are paid to stockholders. Interest accrues on the amount of the dividend equivalent from the payment date until the end of the quarter, at which time the dividend equivalent is either distributed to the Director in cash or reinvested in additional shares of deferred stock. Citi resumed paying quarterly dividends in June 2011. Differences in the amounts paid to Directors can be attributed to a variety of factors including length of service and elections made by individual Board members with respect to the form in which they receive their cash retainers or deferred stock awards. Generally, Directors who have served on the Board for longer periods of time have accumulated more shares in their deferred stock accounts than Directors with a shorter tenure and as a result receive higher dividend equivalent payments. The number of shares owned by each Director is reported on page 21 of this Proxy Statement.

2014 PROXY STATEMENT	44

The Personnel and Compensation Committee Report

The Personnel and Compensation Committee (the Committee) evaluated the performance of and determined the compensation for the CEO, approved the compensation of executive officers, and approved the compensation structure for other members of senior management and other highly compensated employees. The Committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review, the Committee recommended to the Board of Directors of Citigroup Inc. that the Compensation Discussion and Analysis be included in Citi’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A filed with the SEC.

THE PERSONNEL AND COMPENSATION COMMITTEE:
Michael E. O’Neill (Chair)
Dr. Judith Rodin
Diana L. Taylor
William S. Thompson, Jr.

March 6, 2014

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis reviews:

  Citi’s compensation program and CEO pay decisions in an executive summary (page 45);

  Feedback from our investors on executive compensation (page 47);

  Total shareholder return and 2013 business performance, each as compared to peers, to provide context for our compensation decisions (page 48);

  Our continued focus on risk and incentive compensation plans (page 50);

  Awards made by the Committee to our named executive officers for 2013, based on our new framework for awarding incentive compensation (page 52);

  Payouts in 2013 under Citi’s legacy retention awards granted in 2010 and 2011 (page 65);

  Our strong executive compensation policies and practices (page 67); and

  The 2013 Summary Compensation Table and related compensation information (page 71).

I. Executive Summary

Citi completed the implementation of our new executive compensation program, which we developed in 2012 and described in last year’s Compensation Discussion and Analysis. Full implementation marks a milestone in our continued commitment to aligning pay and performance through the use of objective pre-determined metrics to determine incentive awards. The new program was designed in response to shareholder preferences we identified in our extensive shareholder outreach in 2012. We continued that outreach in 2013 to obtain feedback on the new program, which is based on our belief in pay for performance and alignment of executive interests with those of shareholders. After our shareholders voted in favor of the revised program in 2013, we continued to implement and refine the program.

Under our new program, we based incentive compensation awards for 2013 on pre-defined performance goals established at the beginning of 2013 for each named executive officer. After year-end, the Committee evaluated Citi and individual performance against the pre-defined goals and developed objective ratings that were used to evaluate whether the executive should receive compensation above, at, or below the estimated range for market median compensation for the position. The Committee then reviewed the preliminary compensation amount produced by the framework to determine whether the process yielded appropriate incentive awards in the context of events as they occurred during the year, and adjusted down the preliminary awards for 2013, if appropriate.

The financial metrics used to measure annual executive performance through Citi’s framework are those we use to measure the success and progress of our businesses. Key metrics include return on tangible common equity, return on assets, operating expense as a percentage of revenue (efficiency ratio), and

2014 PROXY STATEMENT	45

return on Basel III capital, as defined on pages 54-55. In this Compensation Discussion and Analysis, we discuss our performance results using those metrics. Furthermore, risk and control results are a critical element of the non-financial goals included in our framework, and significant adverse risk outcomes will result in a reduction in an executive’s compensation where appropriate, even if financial results are positive.

The financial metrics demonstrate that Citi’s principal operating results were largely in line with our business plan. Furthermore, Company financial performance in 2013 was its strongest since the financial crisis and reflected steady progress, as demonstrated by the following improvements:

Metric	2013	2012
Revenues	$76.4 billion	$69.1 billion
Net Income	$13.7 billion	$7.5 billion
Efficiency Ratio[1]	63%	72%
Return on Assets	0.73%	0.39%

Our compensation framework uses these and other financial metrics to advance the connection between performance and pay. Our approach to executive compensation, which includes the compensation framework, reflects ongoing input from investors, proxy advisory firms, and independent compensation consultants. Key features of our approach for 2013 include:

  The structured framework for determining the preliminary amount of annual incentive compensation, effective for 2013, replacing a more discretionary approach;

  Performance share units that deliver value to executives if the units are earned over a three-year period based on pre-determined financial metrics. In addition, the value of each performance share unit fluctuates with the value of Citi common stock;

  Performance-based vesting and a range of clawbacks for all deferred awards to executive officers. For 2013, we added a new clawback to the performance share units, which allows for cancellation of unvested awards if there is a significant failure to supervise other managers even if underlying financial goals are achieved, in addition to already existing clawbacks;

  A one-year post-termination stock holding requirement. Under our long-standing stock ownership commitment, executive officers are generally required to hold 75% of the net after-tax shares acquired through Citi’s incentive compensation programs as long as they are executive officers. In 2012, we further reinforced our commitment to executive ownership by requiring each executive officer to hold half of these accumulated shares for one year after ceasing to be an executive officer, even if they are no longer employed by Citi;

  Features designed to discourage excessive or imprudent risk-taking, including the absence of multi-year incentive guarantees;

  No new Key Employee Profit Sharing Plan awards and no other new retention or exceptional awards or programs;

  The reliance on independent compensation consultants to check the new compensation framework and to opine on the outcomes of the application of the framework; and

  Maintenance of strong governance features such as:

–	Prohibition of hedging and pledging of Citi stock,

–	No perquisites, special benefits, or supplemental retirement plans, and

–	No change-in-control agreements, severance agreements, or tax gross-ups.
____________________

1	Efficiency ratio is total operating expenses divided by total revenues (net of interest expense). A smaller efficiency ratio is therefore typically better than a larger efficiency ratio.

2014 PROXY STATEMENT	46

CEO Pay Overview

CEO Michael Corbat’s total annual pay for 2013 was $14.5 million, comprised of base pay of $1.5 million and an annual incentive award of $13 million. Consistent with Citi’s past practice, the annual incentive award was delivered 40% as an immediate cash bonus, 30% as a deferred stock award with multi-year performance-based vesting under Citi’s Capital Accumulation Program, and 30% as performance share units that are delivered at the end of a three-year period if performance goals are achieved.

In addition, Mr. Corbat was paid approximately $2.3 million as of January 20, 2014 under the Key Employee Profit Sharing Plan pursuant to a one-time grant made in 2010 that was necessary to retain Citi’s strongest leaders throughout the financial crisis. No additional awards will be made under this program.

II.	Investor Feedback — Citi’s Active Response

In 2012 and 2013, we enhanced our outreach to shareholders to understand their views of our executive compensation program. In meetings with nearly 20 shareholders during 2012 and 2013 led by Board and Committee Chairman Michael O’Neill, members of the Board and/or management talked with investors who collectively held more than 30% of Citi’s common shares. We also held meetings with proxy advisory firms to determine whether the views of the proxy advisors regarding Citi’s pay practices were similar to the views of Citi shareholders as expressed during our meetings with them. After the details of our 2012 program were disclosed, members of the Board and/or management met with investors to review our new program as implemented for 2012 and as contemplated for 2013, and Mr. O'Neill led this effort. We heard that shareholders understood and were positive about our ongoing changes, and they recommended that we continue to enhance the existing connection between pay and performance.

This outreach regarding executive compensation continues, and builds upon our other extensive efforts to discuss Citi with our investors. Mr. Corbat and other members of senior management, including the other named executive officers, conducted numerous investor meetings throughout the U.S. and abroad in 2013 and presented at multiple investor conferences.

Our compensation program for 2013 reflects the feedback we received from investors on key elements of our approach to executive compensation:

  New compensation framework. Shareholders appreciated the progress Citi made last year in redesigning its executive compensation program to be more objective. However, shareholders wanted to see full implementation of the new framework, and this year we completed the implementation. Incentive awards for 2013 were based on a scorecard of specific financial and non-financial goals for both Citi and its major lines of business. Accordingly, incentive awards were correlated with the performance of the businesses. Shareholders also wanted complete explanations of the use of judgment in making compensation decisions, and this Compensation Discussion and Analysis provides detailed explanations on pages 56-62.

  Performance share units. Shareholders supported the performance share unit program we introduced last year, and we awarded performance share units for performance in 2013 as we did for 2012. Thirty percent of the overall incentive award for 2013 was granted in performance share units, which will only be earned at the end of 2016 based on relative total shareholder return versus peers and average return on assets over a three-year period (2014 through 2016). The metrics are largely unchanged from last year’s awards; however, we increased the minimum average return on assets required to earn any units, consistent with our goal of continuous improvement. We have disclosed progress to date against the performance share unit metrics on page 65.

  End of retention programs. Shareholders generally understood that our one-time Key Employee Profit Sharing Plan and Key Risk Employee Plan awards, which were made in 2010 and 2011, addressed a critical need to retain talent at a time when Citi’s return to sustained profitability was less certain. Although final payments were made to the named executive officers under the plans in early 2014, no new awards were made in 2012 or 2013. No new awards will be made under these plans in future years, as the one-time retention awards have achieved their objectives.

  One-year post-termination holding requirement. Citi has a long-standing stock ownership commitment under which executive officers are generally required to hold 75% of the net after-tax shares acquired under Citi’s incentive plans for the duration of their careers. Shareholders expressed approval of our requirement that half of the shares covered by our stock ownership commitment be held for one year after an executive officer leaves employment or ceases to be an executive officer. This requirement became fully effective in 2013.

2014 PROXY STATEMENT	47

III.	2013 Company Performance

We believe that our executive compensation decisions should be viewed in the context of Citi performance, both on an absolute basis and as compared to peers. The peer group shown in the following tables is the group we use to benchmark our executive compensation decisions. The tables show that our operating results are better than or comparable to peers; our one-year total shareholder return is strong on an absolute basis and competitive on a one-year basis, although our three-year relative total shareholder returns are weaker as compared to the peer group. Improving our returns in a prudent risk-taking environment is management’s primary objective.

Efficiency Ratio1

Net Income to Common Shareholders2

Return on Assets3
____________________

1	Efficiency ratio is total operating expenses divided by total revenues (net of interest expense). As a result, a smaller efficiency ratio is generally better than a larger efficiency ratio.

2	Amounts shown are in USD billions. Barclays and Deutsche Bank results are converted to U.S. dollars at the 2013 average exchange rate. Preferred dividends are excluded from net income for this purpose.

3	Return on assets is net income divided by average total assets. Return on assets calculations are not included for the international peer group companies that report utilizing International Financial Reporting Standards (IFRS). Reported assets on financial institutions’ balance sheets prepared in accordance with U.S. GAAP standards are not comparable to the reported assets on financial institutions’ balance sheets prepared in accordance with IFRS. Therefore, the return on assets calculations are not comparable.

2014 PROXY STATEMENT	48

Return on Common Equity1

One-Year Total Shareholder Return[2]	Three-Year Cumulative Total Shareholder Return

____________________

1	Return on common equity is net income to common shareholders divided by average common equity.

2	Source: Third-party public databases and company websites reflecting home stock exchange listings (London Stock Exchange for Barclays and HSBC; Frankfurt Börse for Deutsche Bank; New York Stock Exchange for all others). Total shareholder return is the increase in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period. Total shareholder returns are presented consistently with the approach used to calculate relative total shareholder return for Citi’s performance share units.

2014 PROXY STATEMENT	49

IV.	Risk and Citi’s Incentive Compensation Programs

Citi fully appreciates its responsibility to assume risks that are prudent and well-understood, and to effectively manage those risks to protect the franchise. Many features of our incentive compensation programs reduce the potential for imprudent or excessive risk-taking that may undermine our business objectives.

  Our Compensation Philosophy, approved by the Committee and available on Citi’s public website, describes our commitment to managing risk. Management has received clear direction from the Committee to award incentive compensation consistently with risk management principles.

  The Chief Risk Officer meets twice annually with the Committee to review risk levels and trends across the Company, as well as incentive compensation frameworks at the senior executive level and throughout the Company. The Chief Risk Officer has reviewed the key terms of Citi’s overall compensation framework to help ensure that, consistent with Citi’s Compensation Philosophy, compensation is aligned with long-term performance in a manner that does not encourage imprudent or excessive risk-taking.

  The new framework used to determine incentive compensation for the named executive officers for 2013 explicitly and implicitly adjusts incentive awards for risk. The new structured framework for determining named executive officer incentive compensation takes risk into account by including risk-adjusted financial metrics in the array of each executive’s financial goals. Risk management performance, including effectiveness of the control environment, has also been included in the non-financial goals. Finally, the Committee evaluates risk outcomes at the end of the process and takes adverse risk outcomes into account when determining compensation.

  Annual incentive awards to covered employees, including the named executive officers, have clawbacks and other provisions intended to discourage imprudent or excessive risk-taking. Through a systematic annual process, Citi identifies the inherent material risks to the firm and its material business units, then identifies employees with influence over those risks as “covered employees,” as defined in applicable bank regulatory guidance. The compensation structure for covered employees, including the named executive officers, includes substantial deferrals and clawbacks intended to cover a range of behaviors, as described on pages 67-68. In addition, starting with awards granted in February 2014 for performance in 2013, Citi adopted a new provision allowing cancellation of unvested performance share units and unvested deferred cash awards in a broader range of circumstances, as described on page 68. Furthermore, performance-based vesting criteria are a part of all deferred incentive compensation awarded to covered employees.

  An assessment of risk management behaviors is taken into account in determining the aggregate amount of annual incentive compensation. For individual covered employees (several hundred of the most senior employees at Citi), Citi established an annual control function review process in which the control functions (Compliance, Finance, Independent Risk, Internal Audit, and Legal) provide an evaluation of each covered employee’s risk behaviors. The process is designed to evaluate current behavior and attitudes towards risk. The rating from the control function review process informs and influences the covered employee’s performance review conducted by the employee’s manager, and the results of the process are reported to the Committee. We believe that over the three years this process has been in effect, the annual control function review process has improved awareness of the importance of risk-taking behaviors, and has resulted in the strengthening of Citi’s risk culture.

2014 PROXY STATEMENT	50

  The named executive officers other than Mr. Corbat were evaluated on risk behaviors by Citi’s control functions through this annual control function review process, and Mr. Corbat was assessed on risk behaviors by the Committee with input from the control functions. These reviews resulted in positive ratings or assessments on risk behaviors for the named executive officers. The positive ratings were not determinative of the size of the annual incentive awards for 2013, as a positive rating on risk behaviors is an expected element of job performance in senior executive roles. A negative risk rating on risk behaviors would have resulted in the reduction or elimination of incentive compensation awarded for 2013.

  Citi’s other incentive compensation plans are administered through a strong governance process. Management continues to analyze, monitor, and mitigate risk in compensation plans throughout Citi, not just the plans that cover senior managers. Citi also has a formal incentive plan governance model to ensure that any new incentive compensation plans are consistent with global standards and do not incentivize imprudent or excessive risk-taking.

2014 PROXY STATEMENT	51

V.	Overview of Compensation

Annual Compensation

The following is a summary of the compensation approved by the Committee for performance in 2013:

	1	2	3	4	5
	Base Salary	Cash Bonus	Deferred Stock	Performance Share	Annual
	(Reported in the	(Reported in	(Reportable in	Units (Reportable in	Compensation
	Summary	the Summary	the Summary	the Summary	for 2013
	Compensation	Compensation	Compensation	Compensation	(Sum of
Name	Table for 2013)	Table for 2013)	Table for 2014)	Table for 2014)	Columns 1-4)
Michael Corbat	$1,500,000	$5,200,000	$3,900,000	$3,900,000	$14,500,000
John Gerspach	$500,000	$2,800,000	$2,100,000	$2,100,000	$7,500,000
James Forese	$475,000	$5,410,000	$4,057,500	$4,057,500	$14,000,000
Brian Leach	$500,000	$3,400,000	$2,550,000	$2,550,000	$9,000,000
Manuel Medina-Mora	$546,966	$3,581,214	$2,685,910	$2,685,910	$9,500,000

The performance share units referenced in the above table will be reportable in the 2014 Summary Compensation Table; the amounts actually reported in the future table for the performance share units are expected to be approximately (but not exactly) the same as the above amounts due to SEC rules which require reporting in the Summary Compensation Table based on financial accounting valuations.

Legacy Retention Plans

The 2013 Summary Compensation Table includes payments awarded under Citi’s legacy retention programs – the Key Employee Profit Sharing Plan and the Key Risk Employee Plan. Like other multi-year deferred compensation awards, the payments made in 2013 and 2014 under these programs were made under the terms of award decisions made by the Committee in past years. Each named executive officer received one Key Employee Profit Sharing Plan or Key Risk Employee Plan award, either in 2010 or 2011, and will not receive future awards under these programs. The following is a summary of current and expected future payments under the Key Employee Profit Sharing Plan and the Key Risk Employee Plan:

		Amount Reported	Amount Reportable	Amount Reportable
	Year Award	in 2013 Summary	in 2014 Summary	in 2015 Summary
Name	was Granted	Compensation Table	Compensation Table	Compensation Table
Michael Corbat	2010	$2,297,049	$0	$0
John Gerspach	2011	$1,669,598	$0	$0
James Forese	2011	$5,394,091	$0	$0
Brian Leach	2010	$6,049,794	$3,033,047	$0
Manuel Medina-Mora	2011	$2,568,611	$0	$0

Both the Key Employee Profit Sharing Plan and the Key Risk Employee Plan were part of a unified retention initiative that was established to retain key leaders during and immediately after the financial crisis, as explained in more detail on pages 65-67. Employees in the Independent Risk function were excluded from the Key Employee Profit Sharing Plan and participated in a separate retention plan to avoid a potential conflict of interest, as the Chief Risk Officer participated in determinations of whether payouts could be made under the Key Employee Profit Sharing Plan.

Under both plans, an initial payment of approximately two-thirds of the award was paid as of January 20, 2013 and the remaining third was paid as of January 20, 2014. However, the reporting of payments under the plans in the Summary Compensation Table differs because the performance periods of the plans are different.

  The two performance periods for the Key Employee Profit Sharing Plan ended on December 31, 2012 and December 31, 2013 because Citi performance was measured over periods ending on those dates. As a result, the Key Employee Profit Sharing Plan awards have been reported in the Summary Compensation Tables for 2012 and 2013.

  The two performance periods for the Key Risk Employee Plan ended on January 20, 2013 and January 20, 2014 because employment through those dates was required to earn the award and no other performance metric was a component of the Key Risk Employee Plan. Accordingly, the Key Risk Employee Plan awards have been reported or will be reportable in the Summary Compensation Tables for 2013 and 2014.

The tables on this page are not intended to be substitutes for the reporting of compensation in accordance with SEC rules as shown in the 2013 Summary Compensation Table.

2014 PROXY STATEMENT	52

Citi’s Executive Compensation Framework

Named executive officer incentive compensation for performance in 2013 was awarded using a five-step process:

  Step 1: Determine goals and weightings. Financial and non-financial 2013 performance goals were developed for each of the named executive officers during the first quarter of 2013 and were approved by the Committee in April. The relative weightings of the goals were established then as well. The financial goals were based on our annual budget and three-year strategic plan, which also drove year-end 2015 targets for key financial metrics announced publicly in March 2013. The named executive officers who are business unit leaders had some financial goals based on Citigroup performance and others on business unit performance. Non-financial goals for each named executive officer reflected a uniform expectation of strong risk management and control practices, as well as strategic considerations tailored to each named executive officer’s role.

  Step 2: Calculate performance ratings. After the end of the year, the executive’s performance against each goal was assessed and a performance rating developed for each goal. In accordance with the relative weightings established early in the year, financial goal ratings were averaged and weighted 70%, while non-financial goal ratings were averaged and weighted 30%, in arriving at an overall performance rating for each named executive officer. The Committee rated the CEO’s performance, while the Committee and the CEO rated the performance of the other named executive officers.

  Step 3: Review estimates of market pay ranges. The Committee reviewed market surveys of compensation ranges, including estimates of median compensation ranges, for each named executive officer role. The surveys were conducted by third party firms using parameters specified by management, and the results were reviewed by the Committee’s independent compensation consultant. The range of market pay for each executive was estimated based on historic pay at peer firms and updated based on information disclosed by the peer group and general market trend information released by the survey firms. Citi’s peer group is Bank of America, Barclays, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan Chase, Morgan Stanley, and Wells Fargo. This peer group was unchanged from last year and is the same peer group used to determine relative total shareholder return for Citi’s performance share unit program.

  Step 4: Link performance to pay. The Committee applied the overall performance rating for each named executive officer to the estimated range of market compensation for the respective role. By applying the rating to the range, Citi’s framework results in a preliminary compensation amount that is above estimated market median to the extent that an executive has a stronger performance rating, and below estimated market median to the extent that an executive has a weaker performance rating.

  Step 5: Finalize preliminary pay amounts. The Committee considered the results produced by the first four steps to ensure that incentive compensation awards were consistent with events as they occurred during the year. The Committee then adjusted the preliminary awards through the exercise of prudent judgment, as required by our framework, to take into account three principal factors:
  The Committee evaluated operating results by considering the degree of difficulty in achieving those results, which was influenced by global macroeconomic conditions.
  The Committee considered adverse risk outcomes and the executive leadership role in establishing the strength of the control environment within a business or function when determining the final incentive compensation awards, and adjusted compensation awards downward if appropriate.
  The Committee also considered the unique position of Citi’s legacy assets that have diminished relative shareholder returns. In making awards for performance in 2013, the Committee sought to reward management’s delivery of strong operating results based on important strategic decisions for the long-term benefit of stakeholders, while also recognizing that incentive compensation awarded to senior-most management cannot ignore current returns to shareholders.

2014 PROXY STATEMENT	53

Citi’s Executive Compensation Framework At-A-Glance

Glossary of Objective Metrics

Citi’s new framework depends on the consistent evaluation of Company performance as measured by a few key objective metrics. We explain below what those metrics are, why they are important and, as applicable, how they are calculated.1 We also explain the reasons for the use of some non-GAAP metrics along with the reconciliation to GAAP on Annex B of this Proxy Statement.

CCAR refers to the Federal Reserve Board’s annual Comprehensive Capital Analysis and Review. CCAR is an important regulatory supervisory mechanism for assessing the capital adequacy of banks including, among other things, ensuring that banks have sufficient capital to continue to provide key financial services under adverse economic and financial market scenarios. Banks may not return capital to shareholders or take other capital actions unless the Federal Reserve Board indicates that it has “no objection” to a bank’s capital plan, including its requested capital actions.

Deferred Tax Assets or DTAs represent the accumulated tax benefits on Citi’s Consolidated Balance Sheet resulting from losses in prior years that Citi expects to use to offset tax liabilities on future profits. These assets are excluded to some extent from the calculation of a bank’s regulatory capital. This has the effect of limiting the amount of capital that a bank can deploy in its core banking business or can return to shareholders. Large DTAs mean that a bank must retain higher amounts of capital, thereby making higher returns harder to achieve. Reductions in DTAs are therefore important because the reductions have the effect of making more capital usable either in Citi’s businesses or for return to Citi’s shareholders, and thus reducing the “drag” on results.

Efficiency Ratio is total operating expenses divided by total revenues (net of interest expense). Core Efficiency Ratio is Efficiency Ratio, excluding CVA/DVA and revenues and expenses from the impact of the acquisition of Best Buy’s U.S. credit card portfolio. This ratio generally compares the cost of generating revenue to the amount of revenue generated. A lower cost is preferable to a higher cost in generating the same amount of revenue, and therefore, a lower efficiency ratio is generally better than a higher one. This metric encourages management to consider the costs of generating additional revenue instead of simply maximizing revenue, and can be used on a relative basis to identify which businesses are managed better than others.

Income from Continuing Operations Before Taxes is revenues minus expenses and cost of credit, before taxes and discontinued operations. Core Income from Continuing Operations Before Taxes is Income from Continuing Operations Before Taxes, excluding CVA/DVA2, revenues from the acquisition of Best Buy’s U.S. credit card portfolio, and certain loan loss reserve releases.
____________________

1	As used throughout this Compensation Discussion and Analysis, Core Efficiency Ratio, Core Income from Continuing Operations Before Taxes, Core Net Income, Return on Basel III Capital, Return on Tangible Common Equity (Core), and Risk Appetite Ratio are non-GAAP financial measures. For additional information, please see Annex B to this Proxy Statement.

2	CVA/DVA is credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, and debt valuation adjustments (DVA) on Citigroup’s fair value option debt.

2014 PROXY STATEMENT	54

We use the Citicorp Core Efficiency Ratio as a measure of Company performance as Citicorp represents Citi’s core franchises and thus focuses management on expense management and productivity initiatives within these core businesses.

Net Income is the Company’s after-tax profits. Core Net Income is Citi’s Income from Continuing Operations Before Taxes, less the provision for income taxes and other adjustments shown on Annex B. Core Net Income is an element of the metrics that measure returns; these metrics broadly measure the extent to which Citi’s assets or capital generate profits.

Return on Assets is Net Income divided by average total assets as determined under GAAP. This metric is included in the executive scorecards of those named executive officers who did not receive performance share units last year; the performance share units include average return on assets as a performance metric, so the inclusion of Return on Assets was intended to equalize performance measures across the named executive officers.

Return on Basel III Capital is the ratio of Core Net Income to Citi’s estimated Basel III Capital. Basel III Capital is calculated at 9.5% of Citi’s estimated Basel III average risk-weighted assets, as 9.5% is Citi’s target Basel III Tier 1 Common Ratio. The risk-weighting process for assets attributes higher weights to perceived riskier assets, so a perceived riskier asset base will generate lower returns, all else being equal.

Return on Tangible Common Equity (Core) compares Core Net Income minus preferred dividends to Citi’s equity attributable to common shareholders, excluding intangible assets such as goodwill. Management views this metric as an appropriate indication of the long-term potential of Citi’s operating businesses to deliver long-term value to shareholders because it excludes Citi’s large intangible assets.

Risk Appetite Ratio is the ratio between the earnings of a business, including expected losses (defined as Core Revenues minus Core Expenses minus expected losses) (the numerator) and the stress losses of Citi or the applicable business segment under a 1-in-10 year stress scenario (the denominator), as shown on Annex B. Citi or the business should produce sufficient earnings each year, so that it does not lose money under a moderate stress event. As long as the relationship is higher than 1-to-1, then Citi or the business “passes” the Risk Appetite Ratio test.

Reading the Scorecards

We use charts in our discussion of the performance of the named executive officers to illustrate how operating results compared to our business plan. The colors in the chart are intended to signify relative performance as follows:

Signifies that the result met plan or was above plan by 10% or less.	Signifies that the result was 5% or less below plan.	Signifies that the result was more than 5% and 10% or less below plan.	Signifies that the result was more than 10% below plan.

The financial results shown on the following pages include the impact of the fraud in Banco Nacional de Mexico (Banamex), a Citi subsidiary in Mexico, which led to the adjustment of previously announced financial results. The Committee made its decisions regarding compensation for performance in 2013, including the incentive awards to the named executive officers, prior to February 20, 2014, when Citi first learned of the fraud. The Committee met again after final 2013 results were available and after Citi had commenced a comprehensive review of the fraud, and in view of the minimal impact of the adjustment on the financial metrics used in performance evaluations and the early stage of the review, the Committee did not change awards to the named executive officers for 2013 performance. However, as results of the ongoing review become available, the Committee and Citi will evaluate whether the events that led to the adjustment should result in reductions in compensation for 2014 and/or clawbacks of compensation previously awarded to any affected employee throughout the Company. Already, compensation expense associated with a Banamex variable compensation plan has been reduced by $40 million as a direct result of the adjustment. Citi will continue to respond forcefully by coordinating with law enforcement, pursuing recovery of the misappropriated funds, and seeking accountability for anyone involved, as our review proceeds.

2014 PROXY STATEMENT	55

CEO: 2013 Results

Michael Corbat has been CEO of Citi since October 2012. He assumed this role after serving in various positions at Citi for nearly 30 years. In his previous role as Citi’s CEO of the Europe, Middle East, and Africa region, he oversaw all of Citi’s business operations in the region, including consumer banking, corporate and investment banking, securities and trading, and private banking services. Previously, Mr. Corbat served as the CEO of Citi Holdings and as the CEO of Citi’s Global Wealth Management unit, among other roles.

Category	Financial Metric (Glossary on Pages 54-55)	2013 Result[1]
Profitability	Citigroup Core Income from Continuing Operations Before Taxes	$16.9 billion
Expense Management	Citicorp Core Efficiency Ratio	58.9%
Use of Capital	Citigroup Return on Tangible Common Equity (Core)	8.2%
Risk	Citigroup Return on Basel III Capital	12.1%
	Citicorp Risk Appetite Ratio	117%

The Committee’s quantitative assessment of Mr. Corbat’s performance was based 70 percent on the Company’s achievement of financial goals that were set by the Committee early in 2013. The financial goals selected by the Committee measure different elements of financial performance that together provide a well-rounded view of Company performance, and the 2013 results of those financial metrics together demonstrate that Citi’s operating results exceeded or approximately met the business plan set at the start of the year. Returns on capital, whether measured through Return on Tangible Common Equity (Core) or Return on Basel III Capital, were better than planned, as Core Net Income, the numerator of both metrics, was strong during 2013. Citicorp’s Risk Appetite Ratio was in well excess of 100%, which indicates that overall, Citicorp’s current businesses have calibrated their risk taking – relative to their gross earnings power and their expense base – and are exceeding the potential losses arising from a moderate stress event with their net earnings generation. Company-wide revenues were somewhat less than planned given global economic conditions that evolved during 2013, and as a result, Core Efficiency Ratio and Core Income from Continuing Operations Before Taxes were slightly below plan. Nonetheless, the Company made progress on expense reductions through productivity initiatives developed and led by Mr. Corbat, which contributed to the relatively strong Efficiency Ratio as compared to peer companies, as shown on page 48.

The Committee’s quantitative assessment was based 30 percent on the achievement of four non-financial goals that were also established early in the year, as summarized in the chart that follows.

Non-Financial Goal	Result Highlights (Glossary on Pages 54-55)
Set strategic direction	Mr. Corbat endorsed the Company’s existing strategic direction, but stressed that improving the execution of that strategy was imperative. Improving productivity across the Company and improved financial results in Citi Holdings were critical outcomes of the emphasis on execution. Mr. Corbat led the successful repositioning actions announced in the fourth quarter of 2012, which contributed to the reduction in Citi’s operating expenses in 2013. The sense of accountability for, and ownership of, productivity and simplification initiatives improved across businesses, regions, and functions and within senior leadership.
(chart continued on next page)
____________________

1	As used throughout this Proxy Statement, Core Efficiency Ratio, Core Income from Continuing Operations Before Taxes, Return on Tangible Common Equity (Core), Return on Basel III Capital, and Risk Appetite Ratio are non-GAAP financial measures. For a reconciliation of these metrics to the most directly comparable GAAP measures, please see Annex B of this Proxy Statement.

2014 PROXY STATEMENT	56

Non-Financial Goal	Result Highlights (Glossary on Pages 54-55)
Set strategic direction (continued)

The progress made in the wind-down of Citi Holdings was also noted. Reducing losses in Citi Holdings improves the operating performance of Citigroup overall, and continuing to reduce Citi Holdings assets improves the overall firm’s risk profile. The Citi Holdings adjusted net loss declined by 49% year-over-year; Citi Holdings assets declined by 25%, and now represent approximately 6% of Citi's total assets.[1]

Citi was also able to resolve important legacy Citi Holdings legal issues during 2013, including entering into agreements with Fannie Mae and Freddie Mac relating to residential mortgage representation and warranty repurchase matters.

Strong risk and controls management	Mr. Corbat significantly accelerated the Company’s initiatives to improve risk outcomes and controls, although additional work remains to be done. He made important efforts to establish forward progress with our regulators, resulting in “no objection” to Citi’s 2013 CCAR submission.
Strong personnel management	Mr. Corbat improved the succession plans for the roles that directly report to him, as well as other critical roles across the Company. Employee engagement and satisfaction were maintained at an already high level as measured by objective surveys. He also drove management to focus on efforts to reduce unwanted attrition, through professional development initiatives across the firm.
Enhance relations with external stakeholders, including shareholders	Mr. Corbat made very significant efforts to improve relations with external stakeholders globally, including meetings and other regular communications with clients, investors, regulators, and government officials throughout the world. He maintained regular client contact by visiting 53 cities and holding on average 54 client meetings per month. He led investor outreach by conducting numerous investor meetings and presenting at two investor conferences. He also held frequent meetings with U.S. regulators and met with regulators or central bank officials in 12 other countries as well as governmental officials in 20 countries.

The objective performance rating produced by the 70 percent/30 percent weighting of the financial and non-financial results was consistent with an incentive compensation award well above the estimated market median for the CEO role. In finalizing the incentive award to Mr. Corbat, the Committee considered events that occurred during 2013 consistent with the qualitative review that is part of Citi’s compensation framework. Those events included the Company’s much improved financial performance in 2013 as compared to 2012, as demonstrated by a range of metrics, including those on the chart on page 46, while the global macroeconomic environment remained challenging. Despite Mr. Corbat’s strong overall performance during his first full year as CEO, the Committee used its judgment to reduce the final award from the preliminary range indicated by the objective performance rating to an award that was below estimated market median. The Committee determined that a higher award would be inconsistent with Citi’s progress to date in executing its long-term goal to deliver enhanced returns to shareholders, on both an absolute and relative basis.

In making this decision, the Committee also reviewed a range of appropriate increases in compensation considering the fact that Mr. Corbat was CEO only for the last 2½ months of 2012. Mr. Corbat’s $14.5 million in annual compensation for 2013 represents a 26% increase over Mr. Corbat’s 2012 annual compensation of $11.5 million. The increase in compensation reflects a full year of strong performance as CEO.
____________________

1	Excluding the 2012 pretax loss of $4.7 billion ($2.9 billion after-tax) related to the Morgan Stanley Smith Barney joint venture, $77 million ($49 million after-tax) of repositioning charges in the fourth quarter of 2012 and CVA/DVA (positive $3 million in 2013 compared to positive $157 million in 2012), Citi Holdings adjusted net loss of $1.9 billion in 2013 compared to an adjusted net loss of $3.7 billion in 2012.

2014 PROXY STATEMENT	57

CFO: 2013 Results

John Gerspach has been Chief Financial Officer of Citi since July 2009. He is responsible for the financial management of the Company and also leads Citi’s expense management initiatives.

Category	Financial Metric (Glossary on Pages 54-55)	2013 Result
Profitability	Citigroup Core Income from Continuing Operations Before Taxes	$16.9 billion
Expense Management	Citicorp Core Efficiency Ratio	58.9%
Use of Capital	Citigroup Return on Tangible Common Equity (Core)	8.2%
Risk	Citigroup Return on Basel III Capital	12.1%
	Citicorp Risk Appetite Ratio	117%

The Committee’s quantitative assessment of Mr. Gerspach’s performance was based 70 percent on the achievement of Company-wide financial goals that also appeared in Mr. Corbat’s scorecard and were assessed similarly for Mr. Corbat and Mr. Gerspach. In addition, the Committee noted the success of Finance function productivity and expense management initiatives.

The Committee’s quantitative assessment was based 30 percent on the achievement of four non-financial goals that were established early in the year, as summarized in the chart below:

Non-Financial Goal	Result Highlights (Glossary on Pages 54-55)
Facilitate prudent use of Citi’s balance sheet	Mr. Gerspach demonstrated leadership in driving the prudent use of Citi’s balance sheet, as demonstrated by the reduction in Citigroup average GAAP assets by 1% from 2012 to 2013 and the success of other measures designed to improve the quality of assets on Citi’s balance sheet.
Strong risk and controls management	In addition to participation in the successful 2013 CCAR submission, the Finance function led the development of new management performance scorecards. These scorecards, which are used to manage businesses and in the performance evaluation of hundreds of senior managers, are expected to drive consistent and measurable performance across the firm.
Improve Deferred Tax Assets utilization	Excellent project management by Mr. Gerspach and Mr. Leach contributed to a much improved utilization of Citigroup’s Deferred Tax Assets in 2013.
Enhance operational efficiency	The Finance function achieved significant expense reductions through extensive productivity initiatives that were based on standardizing numerous financial processes throughout the Company. Finance focused on developing single systems and data sources as a means to improve controls as well as reduce costs.

The objective performance rating produced by the 70 percent/30 percent weighting of the financial and non-financial results was consistent with an incentive compensation award above the estimated market median for the CFO role. Taking into account the objective performance rating, the Committee’s award reflects its view of an appropriate increase over Mr. Gerspach’s prior year compensation, to move his compensation closer to the estimated market median for the CFO role. The Committee’s judgment resulted in a final award that remained below the estimated market median.

2014 PROXY STATEMENT	58

Institutional Clients Group CEO: 2013 Results

James Forese has been Co-President of Citi and CEO of the Institutional Clients Group (ICG) since January 2013. ICG businesses include fixed income and equity sales and trading, foreign exchange, prime brokerage, equity and fixed income research, corporate lending, investment banking and advisory services, private banking, cash management, trade finance, and securities services.

Category	Financial Metric (Glossary on Pages 54-55)	2013 Result
Profitability	Citigroup Core Income from Continuing Operations Before Taxes	$16.9 billion
	ICG Core Income from Continuing Operations Before Taxes	$13.9 billion
Expense Management	Citicorp Core Efficiency Ratio	58.9%
	ICG Core Efficiency Ratio	58.7%
Use of Capital	Citigroup Return on Tangible Common Equity (Core)	8.2%
	Citigroup Return on Assets	0.73%
	ICG Return on Assets	0.89%
Risk	Citigroup Return on Basel III Capital	12.1%
	ICG Return on Basel III Capital	18.0%
	ICG Risk Appetite Ratio	174%

The Committee’s quantitative assessment of Mr. Forese’s performance was based 70 percent on the achievement of financial goals that were set by the Committee early in 2013. His performance on most financial metrics was evaluated on the basis of both Company-wide and ICG results, consistent with his roles as Co-President of Citi and CEO of ICG. Mr. Forese’s financial performance rating was based on the relatively strong performance by ICG in delivering 2013 operating results. ICG revenues, like Citigroup revenues, were slightly less than planned given the global economic environment and global trends that affected capital markets activity across the industry. Accordingly, ICG operating results were, in general, slightly below but approximately in line with plan.

The Committee’s quantitative assessment was based 30 percent on the achievement of four non-financial goals that were established early in the year, as summarized in the chart below:

Non-Financial Goal	Result Highlights
Strategic focus on less capital-intensive businesses, consistent with Volcker Rule requirements and dual focus on Return on Assets and earnings	Mr. Forese’s strategic goals were largely realized. Over time, the ICG businesses are expected to migrate towards a less capital-intensive business model, consistent with evolving regulatory requirements and a renewed focus on risk adjusted returns. The less capital-intensive businesses within ICG showed improvement over 2012 results.
Strong risk and controls management	Mr. Forese continued to show leadership on control matters, holding appropriate managers accountable for control failures identified in 2013, as expected by the Committee. ICG controls showed some improvement in 2013, as measured by objective progress on remediation of identified issues and reductions in operational losses, although additional remediation will continue throughout 2014.
(chart continued on next page)

2014 PROXY STATEMENT	59

Non-Financial Goal	Result Highlights
Improve business integration	Mr. Forese made significant strides in better integrating and connecting the various businesses within ICG. He also de-layered and simplified the ICG management structure. ICG’s improvements in market share in several of its businesses are objective measures of these initiatives.
Enhance operational efficiency	ICG demonstrated improvements in operating efficiency and expense management. Importantly, Mr. Forese streamlined and integrated Operations and Technology into the ICG businesses, which reduced direct costs, thereby enabling reinvestments of cost savings into enhanced technology.

The objective performance rating produced by the 70 percent/30 percent weighting of the financial and non-financial results was consistent with an incentive compensation award above the estimated market median for Mr. Forese’s role. In making the incentive compensation award to Mr. Forese, the Committee considered the size and complexity of ICG’s businesses and ICG’s relatively strong overall operating results in light of the continued industry-wide challenges. The Committee noted that ICG 2013 financial metrics showed important improvement over 2012 results, while also reflecting uncertain market conditions. Despite Mr. Forese’s strong overall performance rating and results, the Committee used its judgment to reduce his final award from the preliminary amount indicated by the objective performance rating, consistent with its view that relative total shareholder returns should be reflected in senior-most executive compensation awards. Mr. Forese’s final award remained above estimated market median, consistent with his strong performance.

Head of Franchise Risk and Strategy: 2013 Results

Brian Leach has been Head of Franchise Risk and Strategy since January 2013. In this capacity, he oversees Citi’s Risk, Internal Audit, Compliance, and Strategy functions. He assumed this role after serving as Citi’s Chief Risk Officer since March 2008.

Category	Financial Metric (Glossary on Pages 54-55)	2013 Result
Expense Management	Citicorp Core Efficiency Ratio	58.9%
Use of Capital	Citigroup Return on Tangible Common Equity (Core)	8.2%
	Citigroup Return on Assets	0.73%
Risk	Citigroup Return on Basel III Capital	12.1%
	Citicorp Risk Appetite Ratio	117%

The Committee’s quantitative assessment of Mr. Leach’s performance was based 70 percent on the achievement of Company-wide financial goals that were assessed similarly for Mr. Corbat and Mr. Leach. The Committee noted that consistent with Citi’s focus on bank safety and soundness, Mr. Leach executed a well-managed resource and expense allocation process within Franchise Risk and Strategy, while thoughtfully enhancing staffing in critical control functions.

2014 PROXY STATEMENT	60

The Committee’s quantitative assessment was based 30 percent on the achievement of four non-financial goals that were established early in the year, as summarized in the chart below:

Non-Financial Goal	Result Highlights (Glossary on Pages 54-55)
Regulatory expectations	The processes and systems development led by Mr. Leach contributed to Citi’s progress on regulatory issues in 2013. Strong management facilitated the timely completion of projects necessary to meet regulatory expectations. Mr. Leach has continued to develop and add to Citi’s talent base in the Compliance, Internal Audit, and Risk functions.
Strong risk and controls management	The “no objection” to Citi’s 2013 CCAR submission was a success for the firm in the risk and controls area. The CCAR capital plan process included a number of enhancements, including strengthened model validation, documentation and stress loss forecasting, as well as a stronger link with the financial forecasting process.
Improve Deferred Tax Assets utilization	Excellent project management by Mr. Leach and Mr. Gerspach contributed to a much improved utilization of Citigroup’s Deferred Tax Assets in 2013.
Drive improved risk management throughout Citi by implementing risk self-assessment tool	Under Mr. Leach’s sponsorship, the Manager’s Control Assessment (MCA) process has been fully implemented across Citi.

The objective performance rating produced by the 70 percent/30 percent weighting of the financial and non-financial results was consistent with an incentive compensation award above the estimated market median for Mr. Leach’s role. Despite Mr. Leach’s strong overall performance rating and results, the Committee used its judgment to reduce his final award from the preliminary amount indicated by the objective performance rating, consistent with its view that relative total shareholder returns should be reflected in senior-most executive compensation awards. Mr. Leach’s final award remained above estimated market median, consistent with his performance and the scope of his role.

Global Consumer Banking CEO: 2013 Results

Manuel Medina-Mora is Co-President of Citi and CEO of Global Consumer Banking (GCB). GCB consists of Citi’s four geographical Regional Consumer Banking businesses that provide traditional banking services to retail customers through retail banking, commercial banking, Citi-branded cards, and Citi retail services. Mr. Medina-Mora also oversees Citi’s franchise in Mexico.

Category	Financial Metric (Glossary on Pages 54-55)	2013 Result
Profitability	Citigroup Core Income from Continuing Operations Before Taxes	$16.9 billion
	GCB Core Income from Continuing Operations Before Taxes	$9.6 billion
Expense Management	Citicorp Core Efficiency Ratio	58.9%
	GCB Core Efficiency Ratio	54.0%
Use of Capital	Citigroup Return on Tangible Common Equity (Core)	8.2%
Risk	Citigroup Return on Basel III Capital	12.1%
	GCB Return on Basel III Capital	25.9%
	GCB Risk Appetite Ratio	218%

The Committee’s quantitative assessment of Mr. Medina-Mora’s performance was based 70 percent on the achievement of financial goals. His performance on most financial metrics was evaluated on the basis of both Company-wide and GCB results, consistent with his role as Co-President of Citi and CEO of GCB. In awarding incentive compensation to Mr. Medina-Mora, the Committee considered GCB’s difficulties meeting plan in light of the challenging environment. Industry-wide headwinds, particularly lower mortgage refinancing revenues due to a significant decline in U.S. mortgage refinancing activity, generally offset

2014 PROXY STATEMENT	61

organic growth. Mr. Medina-Mora leads a global banking business that continues to make progress and execute on its strategy. GCB’s revenues have remained stable since 2010 as revenues at our key global and U.S. competitors have declined. Over the last three years, GCB operating efficiency improved slightly, as the operating efficiency ratios at many of our key competitors have been stable or become worse. GCB Net Income has increased significantly since 2010 and, even in the current challenging environment, 2013 GCB Core Income from Continuing Operations Before Taxes increased 1% over 2012.

The Committee’s quantitative assessment was based 30 percent on the achievement of five non-financial goals that were established early in the year, as summarized in the chart below:

Non-Financial Goal	Result Highlights
Improve customer experience	Mr. Medina-Mora led GCB’s efforts to improve brand preference ratings and net promoter scores, and GCB is on track to develop a value proposition benchmark.
Strong risk and controls management	Although strong remediation measures are under way, the incentive award reflects consideration of leadership accountability for disclosed control issues that were identified in 2013, including in Banamex USA.
Roll out unified global customer platform and drive other operating efficiencies	Mr. Medina-Mora drove GCB’s progress on the multi-year rollout of a common global technology platform. Mr. Medina-Mora helped create organizational efficiencies by integrating the Operations and Technology group supporting GCB into the businesses, although more work remains to be done to complete the integration.
Develop improved multi-channel distribution network with focus on top cities	Mr. Medina-Mora focused GCB on achieving desired branch location status (opening some branches and closing others) and has focused spending in key markets; development of digital markets is also in progress.
Enhance credit card and digital payments franchises	Under Mr. Medina-Mora’s leadership, GCB increased the number of countries on global digital platforms, and progress was made on product portfolio simplification.

The objective performance rating produced by the 70 percent/30 percent weighting of the financial and non-financial results was consistent with an incentive compensation award within the range of estimated market median for Mr. Medina-Mora’s role. The Committee decided on an award that was within that range, taking into account all of the relevant factors, including a recognition of relative total shareholder return. The Committee also considered the complexity of Mr. Medina-Mora’s roles and the size and continued global strength of Citi’s GCB businesses.

Form and Structure of Incentive Awards for Performance in 2013

The Committee awarded 40% of named executive officer incentive compensation for performance in 2013 as an immediately payable cash bonus, 30% in deferred stock under Citi’s Capital Accumulation Program, and 30% in performance share units (for a total deferral of 60%). This structure is the same as the structure last year.

In determining the percentages to award as current and deferred compensation, the Committee considered applicable regulatory requirements and guidelines for deferral, noting that a 60% deferral rate for senior executives is required in many countries outside the U.S. Our structure links 100% of each named executive officer’s deferral to the value of Citi common stock, providing strong alignment with long-term shareholder interests.

Deferred Stock Awards
The Committee awarded deferred stock under Citi’s Capital Accumulation Program to the named executive officers as 30% of their incentive compensation for 2013. The awards vest ratably over a four-year period, and an additional performance-based vesting condition also applies to these awards that allows for cancellation of future vestings in the event of losses. If Citigroup has pre-tax losses in any year of the deferral period, the portion of the deferred stock award that is scheduled to vest in the year following the loss year will be reduced by 20%, or if greater, by a fraction, the numerator of which is the amount of the

2014 PROXY STATEMENT	62

pre-tax loss, and the denominator of which is the highest level of annual pre-tax profit for Citigroup in the three years immediately preceding the loss year. These awards have the same terms as the deferred stock awarded in February 2013 to named executive officers under the Capital Accumulation Program.

EXAMPLE: The following example illustrates a deferred stock award made in February 2014 of 10,000 shares to a named executive officer. The example shows how the portion of this award that is scheduled to vest in January 2015 – 2,500 shares – would be affected, assuming the following pre-tax profit (loss) history for Citigroup.

Scheduled	Pre-tax profit (loss) for Citigroup (in millions)				Highest pre-tax profit in
vesting date	2014	2013	2012	2011	prior three years
January 2015	($500)	$19,497	$7,825	$14,722	$19,497

Please note: The profit amounts for 2011, 2012, and 2013 in the example are derived from current publicly reported financial information. The pre-tax loss amount for 2014 in the example is a hypothetical assumption for illustrative purposes only.

Because of the hypothetical pre-tax loss in 2014, the portion scheduled to vest in January 2015 would be reduced by 20%. As a result, 500 shares of the 2,500 that were scheduled to vest would be cancelled (500 = 20% of 2,500).

The deferred stock awards, like all deferred incentive awards granted by Citi, remain subject to cancellation pursuant to the Citi Clawbacks, as described on page 68.

Deferred stock awards are subject to the provisions of the Capital Accumulation Program in the event of termination of employment, as described on page 74.

Why did Citi select relative total shareholder return and average return on assets as the metrics for the performance share units?
These metrics measure improvements in relative returns to shareholders and in Citi’s operating performance. The Committee believes that these metrics are the most relevant objective measures of overall improvements in performance at this point in Citi’s evolution.

Performance Share Unit Awards
Last year, Citi introduced performance share units as part of its multiple enhancements to the objective elements of Citi’s compensation framework. These awards represent 30% of the named executive officers’ annual incentive compensation for 2013. The performance share units are delivered at the end of a three-year performance period only to the extent that Citi achieves pre-determined objective goals over that period.

Performance share units are performance-sensitive in four important respects. First, the initial award opportunity is based on prior-year performance. Once granted, the number of performance share units earned, if any, is based on performance against the objective metrics over the three-year performance period. The value of the earned performance share units is based on changes in Citi’s common stock price that occur over the three-year period. Finally, the awards are subject to clawbacks, as described on pages 67-68.

The target number of performance share units awarded to the executives is the amount of their annual incentive allocated to the performance share unit program divided by the average of the closing Citi stock prices for the five trading days immediately preceding the grant date. The performance share units will be earned according to the following schedule relating to Citi’s average return on assets and relative total shareholder return over the three-year period.

Metric: average return on assets	Less than 0.65%	0.65%	0.85%	1.0% or more
Metric: relative total shareholder
return (percentile)	Lower than 25th	25th	50th	75th or greater
% of target performance share	No award regardless of
units earned	outcome of other metric	0%	100%	150%

2014 PROXY STATEMENT	63

Performance against each metric will be weighted equally to provide a balanced focus on each metric; however, the program has a minimum performance threshold. If Citi’s average return on assets is less than 0.65% or Citi’s total shareholder return is lower than the 25th percentile, then no performance share units will be earned at the end of the three-year performance period, regardless of the outcome of the other metric. Citi’s average return on assets for 2013 as calculated for purposes of the performance share unit program is 0.74% – below the average return on assets target of 0.85% – thereby requiring management to improve performance to earn the full award.

Performance between the thresholds in the table above will be determined by straight-line interpolation, based on equal weighting of each metric, to avoid encouraging imprudent risk-taking through artificial cliffs in the design of the performance share units.

Example: If Citi has an average return on assets of 0.75% and is at the 50th percentile in relative total shareholder return, the executives will receive 75% of the target performance share units, which assigns equal weight to performance against the return on assets metric (50% performance) and the total shareholder return metric (100% performance).

What has changed for this year’s performance share units?
Consistent with our goal of continuous improvement, the minimum average return on assets necessary to earn any units has increased from 0.60% to 0.65% for this year’s awards.

Final results under the performance share unit metrics are determined after the end of the three-year performance period. Average return on assets for this purpose is generally defined as the average, for 2014, 2015 and 2016, of Citigroup’s net income (loss) excluding credit valuation adjustments/debt valuation adjustments divided by Citigroup average assets. Relative total shareholder return under the program will be determined at the end of 2016 by comparing Citi’s total shareholder return from January 1, 2014 through December 31, 2016 to those of its peers. The peer group for determining relative total shareholder return is Bank of America, Barclays, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan Chase, Morgan Stanley, and Wells Fargo. The peer group has not changed since last year and was selected because the group includes Citi’s principal global business competitors and competitors for investor capital. In the event of extraordinary items such as corporate restructurings, the Committee has the authority to make adjustments in return on assets, relative total shareholder return, and the peer group, to the extent required to implement the intent of the awards.

After the end of the performance period, the number of earned performance share units will be multiplied by the average of the closing Citi stock prices for the five trading days immediately preceding the vesting date, and the resulting value will be paid in cash. This feature has the effect of rewarding executives based on changes in the price of Citi common stock, which is another element of alignment with shareholder returns, while limiting shareholder dilution.

Dividend equivalents will be accrued and paid on the number of earned performance share units at the end of the three-year performance period; dividend equivalents on performance share units that are not earned will be forfeited.

The performance share units are subject to the full range of clawbacks described on pages 67-68, including cancellation if the Committee finds that the executive had significant responsibility for a material adverse outcome.

Performance share units have the same provisions in the event of termination of employment applicable to Citi’s incentive programs generally, as described on page 74.

2014 PROXY STATEMENT	64

Status of Previously Awarded Performance Share Units

Performance share units granted in February 2013 will be earned at the end of 2015 based on relative total shareholder return and Citigroup average return on assets from January 1, 2013 through December 31, 2015, without regard to the status of the metrics at year-end 2013 or 2014. We are nonetheless disclosing the interim status of the awards at December 31, 2013. The table below shows the percentage of the target award that would be earned as of December 31, 2015 if the relative total shareholder return and Citigroup average return on assets for 2013 remained constant throughout the three-year performance period and all other conditions to vesting are satisfied.

	Interim Status at	Interpolated Percentage of
	December 31, 2013	Award for Each Metric		Percentage of Target Award
Relative Total Shareholder Return	46.43rd percentile	85.7%	>	70.85%
Citigroup Average Return on Assets[1]	0.74%	56.0%

1	Average return on assets is calculated as the average of Citi’s quarterly returns on assets, which is the Company’s reported GAAP net income for a quarter excluding credit valuation adjustments/debt valuation adjustments divided by the number of calendar days in the quarter multiplied by the number of calendar days in the given year, divided by Citi’s average daily GAAP assets during the quarter.

VI. Legacy Retention Plans

In 2010 and 2011, the Committee authorized awards under the Key Employee Profit Sharing Plan to a group of key senior executives, including Mr. Corbat, Mr. Gerspach, Mr. Forese, and Mr. Medina-Mora. As the Chief Risk Officer responsible for recommending whether payouts could be made under the Key Employee Profit Sharing Plan, Mr. Leach was ineligible for the Key Employee Profit Sharing Plan. Instead, he received a retention award under the Key Risk Employee Plan. Final payments under both programs were made as of January 20, 2014; no awards were made under these programs after 2011 and none will be made in the future.

Rationale for the Retention Programs
The Key Employee Profit Sharing Plan was designed starting in 2009 and formally announced in mid-2010 as a critically necessary program to retain key members of the Citi management team in a time of substantial uncertainty, as demonstrated by Citi’s acceptance of extraordinary governmental assistance. The Committee and management believed that these retention programs, covering a core group of executives and offering substantial forward-looking incentives, were essential to the survival of the Citi franchise, as important executives were resigning from Citi to work at competitors. These programs helped retain Citi’s key leaders, including the current CEO and all of the other 2013 named executive officers, who enabled Citi to return to sustained profitability.

The Key Employee Profit Sharing Plan was designed to exclude employees in the Independent Risk function to avoid conflicts of interest, as the Chief Risk Officer participated in the determination of whether payouts would be made under that plan. The Chief Risk Officer was required to determine whether there had been a material adverse change in the risk profiles of Citigroup or Citibank, N.A. during any of the plan’s performance periods; had such a material adverse change occurred, no payout would have been made under the Key Employee Profit Sharing Plan. As a strong Independent Risk function was critical to Citi’s future, a parallel program was developed for employees in that function, including Mr. Leach, with payments that were not dependent on risk-taking outcomes. Participants received payments under the Key Risk Employee Plan if they remained employed at Citi through the applicable payment dates in 2013 and 2014.

Summary of the Key Employee Profit Sharing Plan
In addition to retaining key talent, the Key Employee Profit Sharing Plan awards were intended to focus participants on enhancing the earnings of Citicorp, and therefore, were in the form of a share of pre-tax Citicorp earnings. Each participant received payments based on a specified percentage of the cumulative pre-tax income of Citicorp for the applicable performance period. The initial two-thirds of each participant’s award was paid as of January 20, 2013, and the remaining one-third (the holdback amount) was paid as of January 20, 2014, when vesting conditions were satisfied.

2014 PROXY STATEMENT	65

The percentages awarded to each participant were intended to deliver, over the multi-year performance periods, an amount that varied by individual executive, but in many cases could have been an amount equal to one year’s annual incentive award, had Citicorp earned $71.3 billion in cumulative pre-tax income in 2010-2012 (in the case of the 2010 awards) and $45.1 billion in 2011-2012 (in the case of the 2011 awards). Citicorp ultimately earned $54.5 billion and $34.6 billion over those periods, respectively, such that the Key Employee Profit Sharing Plan awards delivered less to executives than could have been anticipated. The Key Employee Profit Sharing Plan delivered about 76% of the total value that could have been delivered had Citicorp produced earnings at the planned levels.

The holdback payment was intended to discourage actions during the performance periods that could have resulted in artificial short-term earnings increases and therefore, was to be reduced pro rata to the extent of any Citicorp pre-tax losses for 2013. Because Citicorp did not have pre-tax losses for 2013, the holdback amounts were paid as of January 20, 2014 along with notional interest equal to the 90-day, U.S. dollar-based LIBOR from January 1, 2013 through December 31, 2013.

Both the initial payment and the holdback payment were subject to cancellation if the Committee, in consultation with Citi’s Chief Risk Officer, had determined that there was a material adverse change in the risk profile of Citigroup or Citibank, N.A. during the performance periods ending in 2012, or during 2013 before the distribution of the holdback payment. As part of the process of making the final payments, the Committee and the Chief Risk Officer determined that there had not been a material adverse change in the risk profiles of Citigroup and Citibank, N.A. during the applicable periods ending in 2012 and 2013.

Summary of the Key Risk Employee Plan
Awards under the Key Risk Employee Plan also varied by participant, and were intended to deliver, over the 2010-2014 service period, a fixed dollar amount calculated as of the award date that was determined with reference to one year’s annual incentive award. Key Risk Employee Plan awards were paid two-thirds as of January 20, 2013 and one-third as of January 20, 2014, and participants had to be employed on each such payment date to receive each portion of their award. As described in more detail on page 52, the portion of the award that was paid in 2014 will appear in the 2014 Summary Compensation Table if Mr. Leach is a named executive officer next year.

The retention awards made to key executives in the Independent Risk function were of particular importance to the franchise. Mr. Leach became Citi’s Chief Risk Officer in March 2008 and has led the extensive efforts that were required to build information systems and an Independent Risk function that would enable Citi to better understand market, credit, liquidity, operational and other risks across businesses and geographies. Consistent leadership of this effort has been critical to achieving the important milestones described in the chart that follows.

2014 PROXY STATEMENT	66

Overhaul of risk management team

Developed new risk management principles

Citi-wide stress testing implemented

Revised Institutional Clients Group and real estate risk limits and implemented new Consumer underwriting criteria

“Risk appetite” framework adopted by the Independent Risk function and the businesses

Improved Citi’s Value at Risk (VaR) framework

Created process to aggregate and analyze single name credit exposure globally

Standardized global policies and procedures for managing sales and suitability risks for retail investment products sold to or developed for individual investors

Capital assessment process formalized and Internal Capital Adequacy Assessment Process (ICAAP) implemented

Commenced inclusion of ratings by Independent Risk in performance evaluations of senior executives

Refined ability to assess risk at the country level

Fundamental Credit Review process established to enhance credit practices across the Company, and provide forward-looking insights on Citibank’s credit portfolios

Enterprise Risk Management team established to centralize management of operational risk across the company

Integration of Comprehensive CCAR, ICAAP and other regulatory stress testing requirements into a single Capital Plan

RCAST initiative launched, to develop a technology platform that would support internal and regulatory stress testing model

In partnership with Human Resources and other control functions, automation and expansion of the annual control function performance review process

Creation of Franchise Risk and Strategy function

Creation of centralized approach to assessing and validating risk associated with the use of financial models at Citi

Fully implemented the Manager’s Control Assessment (MCA) process across Citi

Included the “Risk Appetite” metric on management scorecards

VII. Citi’s Additional Executive Compensation Policies

Citi has strong executive compensation governance practices, as set forth below.

Citi has a 75% stock ownership commitment. Citi has a long-standing stock ownership commitment, which provides alignment of executive and shareholder interests. Executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and option exercise prices) as long as they are executive officers.

Citi has adopted a post-employment stock holding requirement. In addition to the stock ownership commitment, executive officers are required to retain, for one year after ceasing to be an executive officer as a result of leaving Citi employment or otherwise, 50% of the shares subject to the stock ownership commitment as of the transition date. This requirement is responsive to proposals Citi has received in recent years from shareholders and further aligns the interests of executive officers with those of shareholders.

Citi has adopted blanket anti-hedging and anti-pledging policies. Citi has long had a personal trading policy that limits trading by management and other employees in Citi stock. In 2012, Citi strengthened this policy by adopting a blanket prohibition against hedging and pledging of Citi stock by executive officers, meaning that the hedging of any Citi security against the risk of economic loss and the pledging of any Citi security as collateral for a loan or other extension of credit is prohibited. The expanded policy is included in Citi’s Corporate Governance Guidelines. The executive officers have no outstanding pledges or hedges.

Clawbacks and performance-based vesting conditions are applicable to executive incentive compensation. Unearned performance share units awarded to the named executive officers may be cancelled if the Committee determines that the executive has significant responsibility for a material adverse outcome. This provision is intended to allow for cancellation of unearned performance share units in the event of serious financial or reputational harm to Citi and may apply to the employee directly responsible for the actions as well as one who fails to appropriately supervise such employee.

2014 PROXY STATEMENT	67

This provision, allowing cancellation of nonvested awards in the event of significant responsibility for a material adverse outcome, is also a term of all deferred cash awards for 2013 performance to covered employees as defined in U.S. bank regulatory guidance. At a minimum Citi will consider the potential for impact on performance share units and deferred cash awards if there is an annual pre-tax loss at any of the following three reportable financial segments: Citigroup (the entire company), Global Consumer Banking, and Institutional Clients Group. Citi will also consider making public disclosures whenever a decision has been made to cancel deferred compensation payable to a senior executive because he or she had significant responsibility for a material adverse outcome.

Citi introduced an additional clawback for performance share units and deferred cash awards granted in February 2014 for 2013 performance. Under this new clawback, called the General Clawback, the Committee may cancel all or a portion of an unearned performance share unit or an unvested deferred cash award if it determines that an employee engaged in misconduct or exercised materially imprudent judgment that caused harm to any of Citi’s business operations, or that resulted or could result in regulatory sanctions. The Committee may also cancel awards if an employee failed to supervise individuals who engaged in such behavior or failed to properly escalate such behavior.

In addition, all deferred incentive compensation awarded to any Citi employee, including the named executive officers, is subject to the Citi Clawbacks. The Citi Clawbacks require the forfeiture or cancellation of nonvested incentive compensation when the Committee determines that an employee (a) received an award based on materially inaccurate publicly reported financial statements, (b) knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (c) materially violated any risk limits established or revised by senior management and/or risk management, or (d) engaged in gross misconduct. Citi may also seek to recover previously delivered compensation, where permitted by law.

Furthermore, and as part of the Citi Clawbacks, since 2002, the Board has had in effect a “clawback” policy based upon Sarbanes-Oxley. Citi’s Corporate Governance Guidelines require reimbursement, as sought by the Board, of any bonus or incentive compensation awarded to an executive officer or the cancellation of nonvested incentive awards previously granted to the executive officer if: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Citi’s publicly available compensation philosophy articulates clear guiding principles. Our executive compensation programs are intended to achieve four equally important major objectives: (a) align compensation to shareholder interests; (b) attract and retain the best talent to lead Citi to success; (c) manage risks to Citi by encouraging prudent decision-making; and (d) implement evolving regulatory guidance. These objectives are the foundation of Citi’s Compensation Philosophy, which is available on Citi’s public website at www.citigroup.com/citi/investor/corporate_governance.html.

Citi limits executive benefits and perquisites. Citi does not provide for special medical, dental, insurance or disability benefits for executives; in the U.S. executives pay more for these benefits than lower-paid employees. None of the named executive officers received other perquisites, such as private club dues reimbursement or financial planning benefits.

Citi has no tax gross-ups. Citi does not allow tax gross-ups, either directly or indirectly, for any of the named executive officers or other executive officers, except through bona fide tax equalization programs for expatriates as provided under Citi’s Expatriate Program.

Citi does not offer supplemental executive retirement plans. Citi does not have special pension credits or benefits for executives. Citi’s plans do not provide for current benefit accruals under nonqualified executive retirement programs except to specified grandfathered and expatriate populations. None of the named executive officers were eligible for additional benefit accruals under any of these supplemental plans in 2013, although Mr. Gerspach is eligible for certain grandfathered benefits that were frozen as of December 31, 2001.

2014 PROXY STATEMENT	68

A change in control of Citigroup Inc. does not accelerate vesting. Citi’s shareholder-approved 2009 Stock Incentive Plan, which is the only plan under which stock awards are currently made to executive officers, provides that no awards made under that plan may be paid solely as a result of a change in control of Citi; a related involuntary termination of employment must also occur (the “double trigger” provision). The proposed 2014 Stock Incentive Plan also includes a similar “double trigger” provision.

In 2013, the Committee adopted a resolution affirming that no deferred incentive award to executive officers will vest solely by reason of a change in control of Citigroup Inc. The resolution applies to future awards, and to outstanding awards to the extent permissible. The intent of the resolution is for such a change in control to have no impact on the applicable awards.

Citi has no “golden parachutes.” The named executive officers are not entitled to any “golden parachutes” (i.e., severance pay) upon termination of employment in excess of any benefit that may be available under Citi’s broad-based separation pay plans or local law. Performance share units and deferred stock awards under the Capital Accumulation Program do not allow accelerated vesting and/or delivery of awards in the event of involuntary termination of employment. As a result, terminated executives are at risk for clawbacks and changes in Citi’s common stock price to the same extent as current executives.

Citi has a specific policy limiting the terms of employment agreements with executive officers. Citi will enter into an employment agreement with an executive officer only when necessary to attract or retain exceptional personnel. Any employment agreement with an executive officer (a) must be approved by the Committee; (b) should be as short as possible and provide as few terms and conditions as are necessary to accomplish its purpose; and (c) if required by law to be available for public review, must be filed promptly with the appropriate regulatory authority. In addition, employment agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to employees or retirees, except with the express prior approval of the Board. At the present time, Citi has no such agreements providing for post-retirement personal benefits with any executive officer.

The Committee relies on an independent compensation consultant. The Committee charter provides that its compensation determinations regarding the CEO and other executive officers should reflect the advice of an independent compensation consultant. The Committee has retained an independent compensation consultant since 2006, and currently, Cook & Co. is the Committee’s independent adviser. Cook & Co. provides no services to Citi other than its services to the Board, has no other ties to management that could jeopardize its fully independent status, and has strong internal governance policies that help ensure that it maintains its independence. Cook & Co. reports directly to, and is directly accountable to, the Committee. The Committee has the sole authority to retain, terminate, and obtain the advice of Cook & Co. at Citi’s expense. Representatives of Cook & Co. attended all Committee meetings during 2013, including executive sessions as requested, and consulted frequently with the Chairman of the Committee between meetings. Cook & Co. provided extensive guidance and analysis regarding the Committee’s and the Board’s responses to the 2012 and 2013 advisory say-on-pay votes, attended meetings with proxy advisory firms, offered market insights, and provided advice to the Committee on changes to Citi’s executive compensation plan design and the presentation of its programs to shareholders. Cook & Co. was paid $337,853 for 2013.

The Committee conducts a formal assessment of the independence of Cook & Co. at least annually. In performing the annual assessment of compensation adviser independence, the Committee considers various factors bearing on adviser independence, including the nature and amount of work performed for the Committee during the year, the nature of any unrelated services performed for Citi, the amount of fees paid for those services in relation to the firm’s total revenues, the adviser’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact the adviser’s independence. Cook & Co. annually prepares an independence letter to assist the Committee with information the Committee is required to consider when assessing independence. Pursuant to SEC and NYSE rules, the Committee assessed the independence of Cook & Co. most recently in February 2014 and determined that Cook & Co. is independent from Citi management and that its work for the Committee has not raised any conflicts of interest.

2014 PROXY STATEMENT	69

Dividend equivalents. Under the 2009 Stock Incentive Plan and the proposed 2014 Stock Incentive Plan described in Proposal 4 of this Proxy Statement, dividend equivalents are not paid during the vesting period of performance vesting stock, such that dividend equivalents are paid in respect of these awards only if and when the underlying shares vest. The same practice applies to performance share units, such that dividend equivalents are paid with respect to the units only if and when the units are earned and delivered at the end of the performance period. All stock awards granted to executive officers for performance in 2013 are awards of performance vesting stock. Where dividend equivalents are paid, the dividend rate is the same for the named executive officers as for other shareholders. This practice is consistent with and furthers the goal of aligning the interests of employees with those of shareholders.

Tax deductibility of the named executive officers’ incentive compensation. In 2011, shareholders approved the 2011 Executive Performance Plan, a performance plan intended to preserve the deductibility of incentive compensation paid to the named executive officers that might otherwise not be deductible under Section 162(m) of the Code. Annual incentive awards for 2013 are awarded under the 2011 Executive Performance Plan, which specifies a maximum amount that can be awarded to a participant for any year based on Citicorp earnings, i.e., Citigroup’s income from continuing operations before income taxes (net of any income or loss from continuing operations before income taxes of Citi Holdings). The amount of annual incentive actually awarded for the year, however, is determined by the Committee, applying the compensation framework described above in this Compensation Discussion and Analysis and subject to the condition that the Company may pay less (but not more) than the maximum. For 2013, the Committee certified the maximum amount payable under the 2011 Executive Performance Plan as $45.7 million per executive (0.2% of Citicorp earnings) and exercised its discretion to award lesser amounts under the plan. While Citi seeks to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, Citi retains the flexibility to provide nondeductible compensation arrangements it believes are necessary to recruit, incentivize, and retain its executives, and individuals may in some circumstances receive nondeductible payments resulting from awards made prior to becoming an executive officer. Mr. Corbat’s salary is not deductible to the extent it exceeds $1,000,000.

Timing of awards. The incentive awards to the named executive officers for performance in 2013 were granted on February 18, 2014, which was the grant date for equity awards made to all eligible employees under Citi’s Capital Accumulation Program. The timing of the grant date is consistent with the procedures for establishing grant dates approved by the Committee in 2012.

The number of shares of deferred stock awarded to each employee receiving a deferred stock award was determined consistently with Citi’s long-standing practice of dividing the nominal amount of the incentive to be awarded in stock by a five-day average stock price. The average of the closing prices of Citi common stock on the five trading days immediately prior to the February 18, 2014 grant date was used to determine the number of shares awarded to the named executive officers and all other eligible employees under the Capital Accumulation Program. The same pricing approach was also used to determine the target number of shares for the performance share units.

Policies and practices on base pay and other fixed compensation. Citi believes that most compensation payable to executive officers should be at risk to incentivize performance. At the same time, the payment of cash compensation reflects the need to provide some liquidity to attract and retain executives, and base pay should reflect market practice.

2014 PROXY STATEMENT	70

2013 Summary Compensation Table and Compensation Information

The following table shows compensation for any person serving as CEO or CFO during 2013 and Citi’s three other most highly compensated executive officers, with their titles in effect on December 31, 2013. The form and content of the table are prescribed by SEC regulations.

									Change in
									Pension
									Value and
								Non-Equity	Non-qualified
						Stock	Stock	Incentive Plan	Deferred	All Other
Name and		Salary		Bonus		Awards	Options	Compensation	Compensation	Compensation
Principal Position(1)	Year	($)		($)(2)		($)(3)	($)(4)	($)(5)	Earnings ($)(6)	($)(7)	Total ($)
Michael Corbat	2013	$1,500,000		$5,200,000		$7,915,912	$0	$2,923,069	$3,838	$15,300	$17,558,119
CEO	2012	$1,049,188		$2,090,162		$2,250,000	$0	$5,217,414	$4,215	$1,766,529	$12,377,508
	2011	$500,000		$3,000,000		$5,100,000	$2,039,836	$0	$4,116	$14,700	$10,658,652
John Gerspach	2013	$500,000		$2,800,000		$3,893,076	$0	$2,128,679	$0	$15,300	$9,337,055
CFO	2012	$500,000		$2,600,000		$1,650,000	$0	$3,796,375	$79,033	$15,000	$8,640,408
	2011	$500,000		$2,200,000		$2,333,333	$2,039,836	$0	$73,047	$14,700	$7,160,916
James Forese(8)	2013	$475,000		$5,410,000		$4,057,500	$0	$7,574,988	$3,510	$15,300	$17,536,298
Co-President, Citi;
CEO, Institutional
Clients Group
Brian Leach(8)	2013	$500,000		$9,449,794	(9)	$2,550,000	$0	$1,407,339	$0	$15,300	$13,922,433
Head of Franchise	2012	$500,000		$3,400,000		$2,550,000	$0	$720,481	$0	$15,000	$7,185,481
Risk and Strategy	2011	$500,000		$3,400,000		$5,400,000	$2,039,836	$0	$0	$14,700	$11,354,536
Manuel Medina-Mora	2013	$546,966	(10)	$3,581,214		$6,489,965	$0	$3,394,405	$0	$0	$14,012,550
Co-President, Citi;	2012	$546,966		$4,181,214		$2,852,650	$0	$5,967,649	$1,583,395	$0	$15,131,874
CEO, Global Consumer	2011	$546,966		$4,181,214		$3,998,939	$2,719,781	$0	$0	$0	$11,446,900
Banking; Chairman, Mexico

(1)	The principal position for each named executive officer is the position he held on December 31, 2013.

(2)	Amounts in this column show cash bonuses for service in the listed year, with the exception of the 2013 bonus amount for Mr. Leach as described in more detail under footnote 9 to this Summary Compensation Table.

(3)	The amounts in this column for 2013 are the aggregate grant date fair values of instruments treated as equity awards granted in February 2013 for performance in 2012. The values in this column represent the aggregate grant date fair values of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made, if any, when calculating the amounts in this column for the awards are found in footnote 7 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the SEC on Form 10-K for 2013. Set forth below is a table showing which equity-based awards are included in the amount reported as Stock Awards in the 2013 Summary Compensation Table:

		Capital Accumulation
		Program (Deferred
	EU Short Term Award	Stock) Award for	Performance Share Unit
	for Performance in 2012	Performance in 2012	Awards for Performance
	Granted in 2013	Granted in 2013	in 2012 Granted in 2013	Total
Michael Corbat	$2,090,162	$3,135,244	$2,690,506	$7,915,912
John Gerspach	—	$1,950,000	$1,943,076	$3,893,076
James Forese	—	$4,057,500	—	$4,057,500
Brian Leach	—	$2,550,000	—	$2,550,000
Manuel Medina-Mora	—	$3,250,754	$3,239,211	$6,489,965

The amounts reported in the above table for the performance share units are different from the nominal amount of the awards made by the Committee for performance in 2012. The nominal amount of the award is divided by the Citi common stock price as determined on the grant date, yielding a number of performance share units. Those units are then valued at the grant date under applicable accounting principles, which take into account the probable outcome of the performance conditions. Such grant date fair value is then reported in the Summary Compensation Table for the year of grant. The nominal amounts of the performance share units for Mr. Gerspach and Mr. Medina-Mora are approximately the same as the grant date fair value of the awards for financial accounting purposes, and take into account the currency exchange impact on Mr. Medina-Mora’s

2014 PROXY STATEMENT	71

awards. The award to Mr. Corbat has a lesser grant date fair value than nominal value due to the more restrictive structure imposed under U.K. regulatory authority. The maximum number of performance share units for Mr. Corbat was limited to 100% of the target award pursuant to U.K. regulatory requirements. Mr. Corbat’s awards for performance in 2013 and future years will not be subject to this limitation as his awards will not be subject to U.K. regulatory requirements. Mr. Corbat was based in London as CEO of the Europe, Middle East, and Africa region for most of 2012 and accordingly, the structure of his compensation for 2012 was subject to the U.K. requirements.

The values of the performance share units at the grant date assuming that the highest level of performance conditions are achieved are: Mr. Corbat, $3,135,244; Mr. Gerspach, $2,925,000; and Mr. Medina-Mora, $4,876,131.

The EU Short-Term Award was a cash-settled equity instrument comprising half of Mr. Corbat’s immediately payable bonus for 2012, pursuant to U.K. regulatory requirements. Under the required structure, half of Mr. Corbat’s immediate bonus for 2012 was granted on February 19, 2013 as a fully vested stock equivalent instrument that was subject to transfer restrictions until August 19, 2013, and the remaining half was delivered in cash and reported in the Summary Compensation Table last year.

Stock awards granted in 2012 to the named executive officers were granted under the Capital Accumulation Program. Stock awards granted in 2011 to Mr. Corbat and Mr. Leach were granted under the Capital Accumulation Program and to Mr. Gerspach and Mr. Medina-Mora under the Long Term Restricted Stock Program.

(4)	The values in this column represent the aggregate grant date fair values of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions made when calculating the amounts in this column for 2011 awards are found in footnote 7 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the SEC on Form 10-K for 2013. Options reported in this column were part of the February 2011 Executive Option Grant. This one-time grant was a retention award made to key members of Citi management.

(5)	Set forth below is a breakdown of the amount reported as Non-Equity Incentive Plan Compensation for 2013. The amount includes: a portion of the deferred cash award made in January 2012 for performance in 2011, notional interest on that deferred cash award, a portion of the deferred cash award made in February 2013 for performance in 2012, notional interest on that deferred cash award, and the final payment under the Key Employee Profit Sharing Plan:

						Total Non-Equity
	Reportable		Reportable		Reportable	Incentive Plan
	Portion of	Earnings on	Portion of	Earnings on	Portion of Key	Amount Shown
	January 2012	January 2012	February 2013	February 2013	Employee Profit	in Summary
	Deferred Cash	Deferred Cash	Deferred Cash	Deferred Cash	Sharing Plan	Compensation
Name	Award	Award	Award	Award	Award	Table
Michael Corbat	$562,500	$63,520	—	—	$2,297,049	$2,923,069
John Gerspach	$412,500	$46,581	—	—	$1,669,598	$2,128,679
James Forese	$961,875	$108,619	$1,014,375	$96,028	$5,394,091	$7,574,988
Brian Leach	$637,500	$71,989	$637,500	$60,350	—	$1,407,339
Manuel Medina-Mora	$742,004	$83,790	—	—	$2,568,611	$3,394,405

(6)	These amounts represent the increases in the present value of pension benefits for Mr. Corbat and Mr. Forese, as more fully described in the Pension Benefits Table. The value of Mr. Gerspach’s benefit under The Citigroup Pension Plan decreased by ($4,458) and the value of his benefit under the Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates decreased by ($7,080). The value of Mr. Medina-Mora’s benefit under the Banamex Pension Plan decreased by ($1,071,340) and the value of his statutory seniority premium increased by $404. The decreases in the values of Mr. Gerspach’s and Mr. Medina-Mora’s pension benefits were primarily attributable to increases in the discount rate assumptions applicable to the plans in which they participate. In accordance with SEC rules, aggregate decreases are reflected in the Summary Compensation Table as $0 increases. The Banamex Pension Plan amounts are converted from pesos to U.S. dollars as of year-end at the same conversion rate used to prepare Citi’s financial statements. The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0. Mr. Leach is not eligible for pension benefits as he was hired after The Citigroup Pension Plan was closed to new members.

2014 PROXY STATEMENT	72

(7)	Set forth below is a breakdown of All Other Compensation for 2013 (including personal benefits):

						401(k)
	Security			Financial	Medical	Plan	Tax
	Services/		Ground	and Tax	and Dental	Matching	Reimbursement
	Systems	Aircraft	Transportation	Planning	Benefits	Contributions	Costs
Name	($)	($)	($)	($)	($)	($)	($)	Total ($)
Michael Corbat	$0	$0	$0	$0	$0	$15,300	$0	$15,300
John Gerspach	$0	$0	$0	$0	$0	$15,300	$0	$15,300
James Forese	$0	$0	$0	$0	$0	$15,300	$0	$15,300
Brian Leach	$0	$0	$0	$0	$0	$15,300	$0	$15,300
Manuel Medina-Mora	$0	$0	$0	$0	$0	$0	$0	$0

Mr. Corbat, Mr. Gerspach, Mr. Forese, and Mr. Leach received 401(k) plan matching contributions pursuant to the formula applicable to all eligible U.S. employees.

Mr. Corbat has entered into an Aircraft Time Sharing Agreement with Citiflight, Inc. (a subsidiary of Citigroup Inc.) that permits him to reimburse Citi for the cost of his personal use of corporate aircraft in accordance with limits set forth in Federal Aviation Regulation 91.501(d). Mr. Corbat has reimbursed Citi for the flights in an amount equal to or in excess of the aggregate incremental cost.

(8)	Compensation for Mr. Forese and Mr. Leach is presented in accordance with SEC rules. Compensation for Mr. Forese is presented only for 2013, because he was not a named executive officer in 2011 or 2012. Mr. Leach is a named executive officer for 2013 and was a named executive officer for 2011, and in accordance with SEC rules, his compensation is also presented for 2012.

(9)	This amount includes a Key Risk Employee Plan payment of $6,049,794 and a cash bonus for performance in 2013 of $3,400,000.

(10)	Mr. Medina-Mora’s base U.S. dollar salary is converted to Mexico pesos on a monthly basis using the exchange rate in effect at the time of payment.

2013 Grants of Plan-Based Awards

The table below provides information regarding awards made by the Committee in 2013. The values shown below for equity awards are each equity award’s grant date fair value as determined under applicable accounting standards.

									All Other	All Other
									Stock	Option
		Estimated Future Payouts			Estimated Future Payouts				Awards:	Awards:	Exercise	Grant
		Under Non-Equity			Under Equity				Number of	Number of	or Base	Date Fair
		Incentive			Incentive				Shares of	Securities	Price of	Value of
		Plan Awards(1)			Plan Awards				Stock	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target		Maximum	or Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)		(#)	(#)	(#)	($/Sh)	Awards ($)
Michael Corbat	2/19/2013	—	—	—	0	71,365	(2)	71,365	—	—	—	$3,135,244
	2/19/2013	—	—	—	0	71,365	(3)	71,365	—	—	—	$2,690,506
	2/19/2013	—	—	—	—	—		—	47,677 (4)	—	—	$2,090,162
John Gerspach	2/19/2013	—	—	—	0	44,386	(2)	44,386	—	—	—	$1,950,000
	2/19/2013	—	—	—	0	44,386	(3)	66,579	—	—	—	$1,943,076
James Forese	2/19/2013		—	—	0	92,358	(2)	92,358	—	—	—	$4,057,500
	2/19/2013	$0	$4,343,861	$4,343,861	—	—		—	—	—	—	—
Brian Leach	2/19/2013	—	—	—	0	58,044	(2)	58,044	—	—	—	$2,550,000
	2/19/2013	$0	$2,729,968	$2,729,968	—	—		—	—	—	—	—
Manuel Medina-Mora	2/19/2013	—	—	—	0	73,995	(2)	73,995	—	—	—	$3,250,754
	2/19/2013	—	—	—	0	73,995	(3)	110,993	—	—	—	$3,239,211

(1)	These awards were made under the Citigroup Deferred Cash Award Plan for performance in 2012. The amounts reported are the notional principal amount of the awards, plus the maximum notional interest payable under the terms of the award. The notional principal amounts of the awards are: Mr. Forese, $4,057,500; Mr. Leach, $2,550,000.

(2)	These deferred stock awards were made under the 2009 Stock Incentive Plan as part of Citi’s Capital Accumulation Program.

2014 PROXY STATEMENT	73

(3)	These awards are performance share units for performance in 2012. The maximum number of performance share units for Mr. Corbat was limited to 100% of the target award pursuant to U.K. regulatory requirements. Mr. Corbat’s awards for performance in 2013 and future years will not be subject to this limitation as his awards will not be subject to U.K. regulatory requirements.

(4)	This award is a cash-settled equity instrument comprising half of Mr. Corbat’s immediately payable bonus for 2012, pursuant to U.K. regulatory requirements.

General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Set forth below is a discussion of the awards disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table, to the extent not described in the Compensation Discussion and Analysis.

Capital Accumulation Program; Rule of 60. Half of the deferred portion of the annual incentive award for 2013, 2012, and 2011 was awarded to each named executive officer in February 2014, February 2013, and January 2012, respectively, under the Capital Accumulation Program. The awards for 2012 performance are shown above in the Grants of Plan-Based Awards Table. Shares of Citi common stock awarded under the Capital Accumulation Program vest in four equal annual installments beginning on January 20 of the year following the year of grant, subject to the additional performance-based vesting condition described on pages 62-63 for awards granted in 2014 and 2013. Furthermore, nonvested shares remain subject to fluctuations in Citi’s common stock price as well as the Citi Clawbacks, as described on page 68. Capital Accumulation Program awards have special provisions applicable to employees who meet the Rule of 60 at the time of termination of employment. A participant meets the Rule of 60 if his or her age plus full years of service equal at least 60 and he or she either (a) is at least age 50 with at least five full years of service, or (b) is under age 50 with at least 20 full years of service. Partial years of age and service are each rounded down to the nearest whole number. If a participant meets the Rule of 60 and voluntarily terminates his or her employment, the participant’s Capital Accumulation Program shares will be distributed to the participant on the regularly scheduled vesting dates, provided that during the vesting period, he or she does not work for a “significant competitor” as defined under Capital Accumulation Program terms. In contrast, if a participant does not meet the Rule of 60, upon voluntary resignation, Capital Accumulation Program shares are forfeited. Capital Accumulation Program awards provide for accelerated vesting in the event of a participant’s death but provide for vesting on schedule in all other cases (except termination for gross misconduct, in which case the awards are forfeited). All of the named executive officers have satisfied the Rule of 60.

Mr. Corbat was based in London as CEO of the Europe, Middle East, and Africa region for the first 9½ months of 2012, and accordingly, the structure of his compensation for 2012 was subject to U.K. regulatory requirements. His Capital Accumulation Program award for 2012 performance and his performance share units granted for 2012 performance are therefore subject to an additional clawback pursuant to U.K. regulatory requirements. Under this clawback, unvested awards may be cancelled if the employee engages in misconduct or commits material error, or his or her business unit suffers a material downturn in financial performance or a material failure of risk management.

Performance Share Units. Half of the deferred portion of the annual incentive award for 2012 was awarded to Mr. Corbat, Mr. Gerspach, and Mr. Medina-Mora in February 2013 as performance share units, as shown in the Grants of Plan-Based Awards Table. Key terms of Citi’s performance share unit program are generally described on pages 63-65; however, the maximum number of performance share units for Mr. Corbat was limited to 100% of the target award pursuant to U.K. regulatory requirements. Mr. Corbat’s awards for performance in 2013 and future years will not be subject to this limitation as his awards will not be subject to U.K. regulatory requirements. Performance share units have the same provisions covering termination of employment as those applicable to Citi’s incentive programs generally, including provisions for the Rule of 60. Because each named executive officer meets the Rule of 60, each will receive his earned performance share units unless: (a) he voluntarily resigns during the performance period and performs services for a competitor, or (b) he is terminated for gross misconduct (in which case the undelivered award is cancelled). If a named executive officer resigns and competes, at the end of the performance period he will forfeit a pro-rated performance share unit award, based on his service during the performance period. For example, if a named executive officer resigns after the first year of the performance period to work for a competitor, he will receive one-third of the earned performance share units after the end of the three-year performance period and the other two-thirds will be forfeited.

2014 PROXY STATEMENT	74

2012 Deferred Cash Award Plan. Half of the deferred portion of the annual incentive award for 2012 was awarded to Mr. Forese and Mr. Leach in February 2013 under the Deferred Cash Award Plan, also as shown in the Grants of Plan-Based Awards Table. Mr. Forese and Mr. Leach received deferred cash awards instead of performance share units for performance in 2012 because they were not named executive officers last year. Deferred Cash Award Plan awards vest in four equal annual installments beginning on January 20 of the year following the year of grant and remain subject to the Citi Clawbacks during the vesting period. These awards are also subject to cancellation if the executive is determined to have significant responsibility for a material adverse outcome, as described in more detail on pages 67-68. The nonvested portion of the award earns notional interest at a rate of 2.84%, compounded annually. The treatment of Deferred Cash Award Plan awards upon termination of employment is the same as Capital Accumulation Program awards.

2011 Deferred Cash Award Plan. Half of the deferred portion of the annual incentive award for 2011 was awarded to the named executive officers in January 2012 under the Deferred Cash Award Plan. These Deferred Cash Award Plan awards also vest in four equal annual installments beginning on January 20 of the year following the year of grant and remain subject to the Citi Clawbacks during the vesting period. An additional performance-based vesting condition applies to the Deferred Cash Award Plan awards made in January 2012 for performance in 2011. If Citi has pre-tax losses in any year of the deferral period, the portion of the deferred cash award that is scheduled to vest in the year following the loss year will be reduced by a fraction, the numerator of which is the amount of the pre-tax loss, and the denominator of which is the highest level of annual pre-tax profit for Citi in the three years immediately prior to the loss year. The nonvested portion of the award earns notional interest at a rate of 3.55%, compounded annually. The treatment of Deferred Cash Award Plan awards upon termination of employment is the same as Capital Accumulation Program awards.

Long Term Restricted Stock. Annual incentive awards for 2010 were made to Mr. Gerspach and Mr. Medina-Mora in the form of “long-term restricted stock,” as required by the Emergency Economic Stabilization Act of 2008, as amended. The Long Term Restricted Stock awards vested on January 20, 2014 as all performance and service conditions were satisfied. The Long Term Restricted Stock awards were subject to the Citi Clawbacks, as described on page 68. As it is no longer restricted by the Emergency Economic Stabilization Act of 2008, as amended, Citi does not intend to award Long Term Restricted Stock in the future.

2014 PROXY STATEMENT	75

Outstanding Equity Awards at 2013 Fiscal Year-End

The market values in this table were computed using the closing price of a share of Citi common stock on December 31, 2013, which was $52.11. The numbers of securities and values in this table and throughout this proxy statement have been adjusted for the reverse stock split effective May 6, 2011. SEC rules require the disclosure of all outstanding awards, although they may have been granted under discontinued programs.

	Option Awards							Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
					Equity					Plan	Market or
					Incentive					Awards:	Payout
					Plan					Number of	Value of
					Awards:			Number of		Unearned	Unearned
		Number of		Number of	Number of			Shares or		Shares,	Shares,
		Securities		Securities	Securities			Units of	Market Value	Units or	Units
		Underlying		Underlying	Underlying			Stock	of Shares or	Other	or Other
		Unexercised		Unexercised	Unexercised	Option	Option	That Have	Units of Stock	Rights That	Rights That
		Options (#)		Options (#)	Unearned	Exercise	Expiration	Not Vested	That Have	Have Not	Have Not
Name	Grant Date	Exercisable(1)		Unexercisable(2)	Options (#)	Price ($)	Date	(#)	Not Vested ($)	Vested (#)	Vested ($)
Michael Corbat	2/14/2011	99,990	(3)	50,010	—	$49.10	2/14/2017	—	—	—	—
	2/19/2013	—		—	—	—	—	—	—	71,365 (4)	$3,718,830
	2/19/2013	—		—	—	—	—	—	—	51,990 (5)	$2,634,838
John Gerspach	1/18/2011	—		—	—	—	—	48,611 (6)	$2,533,119	—	—
	2/14/2011	99,990	(3)	50,010	—	$49.10	2/14/2017	—	—	—	—
	2/19/2013	—		—	—	—	—	—	—	44,386 (4)	$2,312,954
	2/19/2013	—		—	—	—	—	—	—	32,336 (5)	$1,638,755
James Forese	1/14/2009	29,745	(7)	—	—	$106.10	1/14/2019	—	—	—	—
	1/14/2009	29,745	(7)	—		$178.50	1/14/2019	—	—	—	—
	1/18/2011	—		—	—	—	—	118,055 (6)	$6,151,846	—	—
	2/14/2011	116,655	(3)	58,345	—	$49.10	2/14/2017	—	—	—	—
	2/19/2013	—		—	—	—	—	—	—	92,358 (4)	$4,812,775
Brian Leach	1/14/2009	20,339	(7)	—	—	$106.10	1/14/2019	—	—	—	—
	1/14/2009	20,339	(7)	—	—	$178.50	1/14/2019	—	—	—	—
	2/14/2011	99,990	(3)	50,010	—	$49.10	2/14/2017	—	—	—	—
	2/19/2013	—		—	—	—	—	—		58,044 (4)	$3,024,673
Manuel Medina-	1/22/2008	29,452	(8)	—	—	$244.50	1/22/2014	—	—	—	—
Mora	1/14/2009	25,423	(7)	—	—	$106.10	1/14/2019	—	—	—	—
	1/14/2009	25,423	(7)	—	—	$178.50	1/14/2019	—	—	—	—
	1/18/2011	—		—	—	—	—	83,311 (6)	$4,341,336	—	—
	2/14/2011	133,320	(3)	66,680	—	$49.10	2/14/2017	—	—	—	—
	2/19/2013	—		—	—	—	—	—	—	73,995 (4)	$3,855,879
	2/19/2013	—		—	—	—	—	—	—	53,905 (5)	$2,731,919

(1)	The options shown in this column are vested as of December 31, 2013.

(2)	The options shown in this column are nonvested as of December 31, 2013.

(3)	This option granted on February 14, 2011 vested in three equal annual installments beginning on February 14, 2012.

(4)	This deferred stock award granted on February 19, 2013 vests in four equal annual installments beginning on January 20, 2014, subject to a performance-based vesting condition.

(5)	This performance share unit award granted on February 19, 2013 vests in three equal annual installments beginning on January 20, 2014, subject to performance conditions. Mr. Corbat’s award vests in three equal annual installments beginning on February 20, 2014, subject to performance conditions. The market value of these awards at year-end differs from the grant date fair value of the awards due to changes in the price of Citi common stock from the grant date through year-end. In addition, the table includes the value of performance share units assuming that relative total shareholder return, average return on assets, and the Citi common stock price at December 31, 2013 remain constant through the end of the performance period in 2015.

(6)	This stock award granted on January 18, 2011 vested on January 20, 2014. See “Long Term Restricted Stock” above.

(7)	This option granted on January 14, 2009 vested in four equal annual installments beginning on January 14, 2010.

(8)	This option granted on January 22, 2008 vested in four equal annual installments beginning on January 20, 2009.

2014 PROXY STATEMENT	76

Certain stock awards that are subject to a Rule of 60 provision and that are held by named executive officers who attained the Rule of 60 before December 31, 2013 are considered to be fully vested for purposes of these tables. Therefore, these awards are not shown as outstanding in the Outstanding Equity Awards at Fiscal Year-End Table because that table discloses only nonvested stock awards. Instead, these awards are included in the Nonqualified Deferred Compensation Table below with other vested but undelivered deferred compensation. For a full discussion of the Rule of 60, see the discussion of the “Capital Accumulation Program; Rule of 60” above.

Option Exercises and Stock Vested in 2013

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Michael Corbat	0	$0	47,677	$2,090,162
John Gerspach	0	$0	50,200	$2,076,933
James Forese	0	$0	80,508	$3,330,837
Brian Leach	0	$0	209,595	$9,223,542
Manuel Medina-Mora	0	$0	67,771	$2,803,859

The values shown above reflect the market value of Citi common stock as of the vesting dates occurring in 2013. These prices ranged from $41.37 to $46.04. For purposes of this table, stock is considered to vest in 2013 if the stock is subject to a Rule of 60 provision and the named executive officer had attained the Rule of 60 by the 2013 grant date or attained the Rule of 60 during 2013. Mr. Leach attained the Rule of 60 during 2013 and the other named executive officers had attained the Rule of 60 before 2013. For a full discussion of the Rule of 60, see the discussion of the “Capital Accumulation Program; Rule of 60” above.

2013 Pension Benefits

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
Michael Corbat	The Citigroup Pension Plan	24.4	$100,448	$0
John Gerspach(2)	The Citigroup Pension Plan	17.7	$401,416	$0
	Supplemental ERISA Compensation Plan of
	Citibank N.A. and Affiliates
	(Pay Cap Plan)	11.7	$262,441	$0
James Forese	The Citigroup Pension Plan	24.5	$91,326	$0
Brian Leach	N/A	N/A	N/A	N/A
Manuel Medina-Mora	Banco Nacional de Mexico, S.A. Pension
	Plan (Banamex Pension Plan)	42.2	$6,031,168	$0
	Statutory Seniority Premium	42.2	$7,803	$0

(1)	The material assumptions used in determining the present value of The Citigroup Pension Plan and Pay Cap Plan benefits are (a) the Internal Revenue Service 2014 annuitant mortality table, (b) a discount rate of 4.75%, and (c) an interest crediting rate on cash balance plan benefits of 3.75%. The material assumptions used in determining the present value of Banamex Pension Plan benefits are (a) the EMSSAH 97 mortality table (set back three years) and (b) a discount rate of 8.80%. The plan discount rates are the same as the year-end 2013 rates used to prepare footnote 8 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the SEC on Form 10-K for 2013. The other assumptions are not required to be stated in that footnote 8. The Banamex Pension Plan amounts are converted from Mexico pesos to U.S. dollars as of year-end at the same conversion rate used to prepare Citi’s financial statements.

(2)	Mr. Gerspach has more years of credited service under The Citigroup Pension Plan than under the Pay Cap Plan because benefit accruals under the Pay Cap Plan ceased before benefit accruals under The Citigroup Pension Plan ceased.

2014 PROXY STATEMENT	77

Citi’s policy is that all executives should accrue retirement benefits on the same basis available to Citi employees generally under Citi’s broad-based, tax-qualified retirement plans. Citi has not granted extra years of credited service under any retirement plan to any of the named executive officers. Mr. Leach is ineligible for pension benefits because he was hired after The Citigroup Pension Plan was closed to new members.

The following describes the pension plans listed in the Pension Benefits Table.

The Citigroup Pension Plan. The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all eligible U.S. employees. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members and generally ceased benefit accruals effective December 31, 2007. Mr. Corbat, Mr. Gerspach, and Mr. Forese are eligible for benefits under this plan. Mr. Corbat’s and Mr. Forese’s entire benefits are cash balance benefits and Mr. Gerspach accrued a cash balance benefit from 2000 through 2007.

The Citigroup Pension Plan cash balance benefit is expressed as a hypothetical account balance. Prior to January 1, 2008, the plan generally provided for the annual accrual of benefit credits for most of the covered population, including the covered named executive officers, at a rate between 1.5% and 6% of eligible compensation; the benefit credit rate increased with age and service. Eligible compensation generally included base salary and incentive awards, but excluded compensation payable after termination of employment, certain non-recurring payments, and other benefits. Annual eligible compensation was limited by the Code to $225,000 for 2007 (the final year of cash balance benefit accrual). Interest credits continue to be applied annually to each participant’s account balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service).

Prior to 2000, Mr. Gerspach accrued a benefit under the Citibank Retirement Plan formula, which is a component of The Citigroup Pension Plan. That formula generally provided for an annual benefit of 2% of annual average compensation per year of service for up to 30 years of credited service plus 0.75% of average annual compensation for up to an additional five years of credited service, reduced by an offset based on an estimated Social Security benefit. Annual compensation included base salary and excluded bonus and incentive pay, and average annual compensation was the average of the five highest years of annual compensation out of the final 10 annual computation periods. Annual compensation was also subject to limits imposed by the Code.

Benefits under The Citigroup Pension Plan are payable in annuity form or in other optional forms. The benefits of Mr. Corbat, Mr. Gerspach, and Mr. Forese are payable in lump sum form after termination of employment; however, a portion of Mr. Corbat’s and Mr. Forese’s benefit is not available as a lump sum unless their employment with Citi terminates after they attain age 55 with at least 10 years of service.

The Citigroup Pension Plan’s normal retirement age is age 65. The portion of an eligible participant’s benefit determined under the Citibank Retirement Plan formula may be paid upon early retirement, which is defined for this purpose as the first day of the month after the later of the participant’s 55th birthday or the date on which the participant completes a year of service (as defined in the plan). Mr. Gerspach has attained eligibility for early retirement, and there would be no reduction in his benefits attributable to early retirement.

Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates (Pay Cap Plan). The Pay Cap Plan is an unfunded, nonqualified deferred compensation plan. The Pay Cap Plan provided benefits not otherwise provided under The Citigroup Pension Plan because of limits imposed by the Code on eligible pay and benefits. To the extent that a participant’s benefit was determined under the cash balance formula in The Citigroup Pension Plan, eligible plan compensation was limited to $500,000 beginning January 1, 2000. Future benefit accruals under the Citibank Pay Cap Plan ceased effective January 1, 2002 for most participants in the plan, including Mr. Gerspach. Benefits under the Pay Cap Plan are payable at the same time as benefits are payable under The Citigroup Pension Plan and, accordingly, Mr. Gerspach is eligible for early retirement and immediate commencement under the Pay Cap Plan.

Banco Nacional de Mexico, S.A. Pension Plan (Banamex Pension Plan). Mr. Medina-Mora participates in the Banamex Pension Plan, which provides benefits to all eligible Mexico permanent full-time employees. The “traditional” pension plan benefit provides for a life annuity at normal retirement age equal to 2.5% times eligible compensation times years of credited service, where eligible

2014 PROXY STATEMENT	78

compensation is annual base earnings, including the year-end salary-based bonus, averaged over the final 24 months preceding retirement. The benefit is subject to a maximum monthly pension equal to the employee’s pre-tax final 12-month average salary, including the year-end salary-based bonus.

Participants such as Mr. Medina-Mora who met age and service criteria as of December 31, 2001 may alternatively choose, at retirement, a “hybrid” benefit calculated under a different formula; because Mr. Medina-Mora’s benefit under the traditional formula is substantially larger than his benefit under the hybrid formula, only the traditional benefit is shown in the Pension Benefits Table. Mr. Medina-Mora is eligible for immediate commencement of benefits under the Banamex Pension Plan, which does not have early retirement factors or eligibility. The normal retirement eligibility under the traditional formula is the earliest of (a) attainment of age 55 with 35 years of service, or (b) attainment of age 60 with five years of service. The only form of benefit available under the Banamex Pension Plan is a single life annuity.

Statutory Seniority Premium. Mr. Medina-Mora is eligible for a seniority premium generally available to all Mexico permanent full-time employees and required under Mexico law, payable as a single sum from employer assets upon retirement. The benefit corresponds to 12 days’ salary, up to three times the mandatory minimum local wage, for each year of service.

2013 Nonqualified Deferred Compensation

			Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Last Fiscal
Name	Year($)	Year($)	Year($)	Distributions($)	Year End($)
Michael Corbat
Capital Accumulation Program	$0	$0	$1,410,469	$1,812,914	$5,526,758
Stock Incentive Plan	$0	$0	$64,193	$1,465,275	$0
John Gerspach
Capital Accumulation Program	$0	$0	$533,085	$558,887	$2,111,806
Citicorp Deferred Compensation Plan	$0	$0	$333,064	$0	$1,293,227
James Forese
Capital Accumulation Program	$0	$0	$1,243,594	$1,301,153	$4,926,955
Deferred Cash Award	$0	$0	$354	$1,340,447	$0
Brian Leach
Capital Accumulation Program	$0	$5,359,204	$707,226	$0	$6,066,430
Deferred Cash Award	$0	$0	$81	$305,515	$0
Manuel Medina-Mora
Capital Accumulation Program	$0	$0	$921,639	$966,247	$3,651,057
Deferred Cash Award	$0	$0	$101	$381,894	$0

The amounts shown in the “Aggregate Balance at Last Fiscal Year End” column for the named executive officers were disclosed in prior years to the extent required under SEC rules in effect at the time. The amounts shown in the “Registrant Contributions in Last Fiscal Year” column are awards made during or before 2013 that became “nonqualified deferred compensation” subject to reporting in this table when Mr. Leach attained the Rule of 60 in 2013.

Set forth below is additional information on awards shown in the Nonqualified Deferred Compensation Table.

Capital Accumulation Program. For many years, Citi has provided that a percentage of annual incentive awards must be made in the form of restricted or deferred stock under the Capital Accumulation Program. Under Capital Accumulation Program rules in effect before 2013, the shares were delivered in four equal annual installments beginning on January 20 of the year following the year of grant, but had no performance-based vesting provisions. Employees who meet the Rule of 60 as described on page 74 are considered to be vested in these Capital Accumulation Program awards for purposes of the Nonqualified Deferred Compensation Table, and accordingly, these Capital Accumulation Program awards are reported in the above table as “nonqualified deferred compensation.”

2014 PROXY STATEMENT	79

Mr. Leach attained the Rule of 60 in 2013, so certain of his then outstanding Capital Accumulation Program awards are reported in the column “Registrant Contributions in Last Fiscal Year.” The table also shows the aggregate realized or unrealized gains and losses on all shares held by each named executive officer and subject to the Rule of 60 in the “Aggregate Earnings” column. The “Aggregate Withdrawals/Distributions” column shows Capital Accumulation Program shares subject to the Rule of 60 that were delivered to each named executive officer during 2013. The “Aggregate Balance at Last Fiscal Year End” column shows the year-end value of each executive’s undelivered equity awards that are subject to the Rule of 60.

Stock Incentive Payment Program. Mr. Corbat received a Stock Incentive Payment Program award in January 2010 for performance in 2009. The Stock Incentive Payment Program was a discretionary award program consisting of awards of restricted or deferred shares of Citi common stock that contained terms prescribed by the Special Master for Executive Compensation under the Troubled Assets Relief Program. Stock Incentive Payment Program shares vested ratably over three years ending on January 20, 2013 and were subject to the Rule of 60. The table reports Stock Incentive Payment Program awards in the same way as Capital Accumulation Program awards.

Citicorp Deferred Compensation Plan. Mr. Gerspach participates in the Citicorp Deferred Compensation Plan, which was closed in 2001, and provided for mandatory and voluntary deferrals of compensation from 1996 through 2000 for employees of Citicorp. All mandatory deferrals under the Deferred Compensation Plan have been distributed to participants, but voluntary deferrals are notionally invested at the participant’s election in one of six pre-determined investment alternatives. Participants may change investment elections up to four times per year. All amounts deferred under the Citicorp Deferred Compensation Plan are fully vested and are distributed in a lump sum or installments at the participant’s election upon termination at or after the attainment of age 55.

Deferred Cash Award Plan. In January 2009, each of Mr. Forese, Mr. Leach, and Mr. Medina-Mora received a deferred cash award under the Deferred Cash Award Plan as a component of his annual incentive award earned for 2008. The awards were deferred on a mandatory basis. These Deferred Cash Award Plan awards vested ratably over a four-year period and were credited with a notional interest rate based on the 90-day, U.S. dollar-based LIBOR.

Potential Payments upon Termination or Change in Control

General policies. Citi does not routinely provide guaranteed levels of severance or change in control agreements, and none of the named executive officers have individually negotiated separation arrangements. No executive is entitled to a grant of any additional equity or cash awards in connection with his termination of employment.

Equity awards. Set forth below is a table showing the estimated value of equity awards on December 31, 2013 that would have been delivered over time to each named executive officer, had the applicable event occurred on December 31, 2013, assuming that all vesting and performance conditions are satisfied. In developing these estimates, the closing price of Citi’s common stock on December 31, 2013 ($52.11) was used.

					Involuntary
				Change in	Termination
	Termination for	Voluntary	Death or	Control of	without Gross
Name	Gross Misconduct	Resignation	Disability	Citigroup	Misconduct
Michael Corbat	$0	$6,353,711	$6,353,711	$0	$6,353,711
John Gerspach	$0	$3,951,750	$6,484,875	$0	$3,951,750
James Forese	$0	$4,812,809	$10,964,684	$0	$4,812,809
Brian Leach	$0	$3,024,686	$3,175,216	$0	$3,169,173
Manuel Medina-Mora	$0	$6,587,805	$10,929,153	$0	$6,587,805

2014 PROXY STATEMENT	80

All of the stock awards shown in the table vest on schedule following termination of employment; there are no provisions for acceleration of the delivery of the awards except in the case of death. During the vesting period, the awards remain subject to clawbacks and performance conditions, and in the case of a voluntary termination, the stock awards are subject to forfeiture if the executive works for a significant competitor. The table also includes the value of performance share units assuming that relative total shareholder return, average return on assets, and the Citi common stock price at December 31, 2013 remain constant through the end of the performance period in 2015.

The intrinsic value of stock options that were nonvested on December 31, 2013 is included in the table, while the intrinsic value of stock options that vested before December 31, 2013 is excluded. Each of the other equity awards reflected in this table is described in more detail in the discussion following the Grants of Plan-Based Awards Table. Additional vested equity awards that may be delivered on schedule following termination of employment are disclosed in the Aggregate Balance at Last Fiscal Year End column in the Nonqualified Deferred Compensation Table.

Citi’s 2009 Stock Incentive Plan is the only plan from which equity awards to executive officers are currently made. The 2009 Stock Incentive Plan has a “double trigger” requirement; it provides that an involuntary termination of employment must occur as a result of a change in control of Citi before any vesting of equity awards may occur in connection with the change in control. In addition, the Committee has a policy that equity awards granted to executive officers under the 2009 Stock Incentive Plan will not be accelerated solely by reason of a change in control of Citigroup Inc.

Deferred cash awards. Set forth below is a table showing the estimated value of deferred cash awards on December 31, 2013 that would have been delivered over time to each named executive officer, had the applicable event occurred on December 31, 2013, assuming that all vesting and performance conditions are satisfied.

				Qualifying		Involuntary
				Termination	Change in	Termination
	Termination for	Voluntary	Death or	under KEPSP	Control of	without Gross
Name	Gross Misconduct	Resignation	Disability	and KREP	Citigroup	Misconduct
Michael Corbat	$0	$4,171,483	$4,171,483	$2,297,049	$0	$4,171,483
John Gerspach	$0	$1,374,585	$3,044,183	$1,669,598	$0	$1,374,585
James Forese	$0	$7,549,144	$12,943,235	$5,394,091	$0	$7,549,144
Brian Leach	$0	$4,854,327	$7,836,097	$2,981,770	$0	$4,854,327
Manuel Medina-Mora	$0	$2,472,599	$5,041,210	$2,568,611	$0	$2,472,599

Key Employee Profit Sharing Plan (KEPSP) and Key Risk Employee Plan (KREP). Awards under the Key Employee Profit Sharing Plan and the Key Risk Employee Plan were delivered as of January 20, 2014 but were outstanding on December 31, 2013 and are therefore required to be shown in the above table. The general conditions to vesting, along with other Key Employee Profit Sharing Plan and Key Risk Employee Plan terms, are discussed in the Compensation Discussion and Analysis on pages 65-66. If all other conditions to vesting were satisfied, special vesting and payment conditions generally applied to Key Employee Profit Sharing Plan and Key Risk Employee Plan awards in the case of death, disability, retirement, a qualifying termination or the occurrence of a qualifying transaction with respect to the participant’s Citi employer. A “qualifying termination” generally means either (a) a termination of employment in connection with a sale or other disposition of assets of the business unit to which the participant provides substantial services or (b) the outsourcing of a participant’s job. The employer of a participant would undergo a “qualifying transaction” if, in connection with the sale or other disposition of the stock or other equity interest in the participant’s employer, Citi ceases to control or own a significant equity interest in the participant’s employer. A change in control of Citigroup Inc. would not trigger these payments, as a change in control of Citigroup Inc. is not covered by the definition of “qualifying transaction.” None of the named executive officers were eligible for retirement under the terms of the plans.

2014 PROXY STATEMENT	81

Deferred Cash Award Plan. A portion of the annual incentive awards for 2011 and 2012 was awarded to the named executive officers under the Deferred Cash Award Plan, and these performance-based vesting awards are reflected in the above table. All of the deferred cash awards shown in the table vest on schedule following termination of employment; there are no provisions for acceleration of the delivery of the awards except in the case of death. During the vesting period, the awards remain subject to clawbacks and performance conditions, and in the case of a voluntary termination, the awards are subject to forfeiture if the executive works for a significant competitor. These awards are described in more detail under the Grants of Plan-Based Awards Table.

Other potential payments upon termination of employment. Mr. Gerspach is also entitled to receive the Citicorp Deferred Compensation Plan benefits described in the Nonqualified Deferred Compensation Table upon the termination of his employment.

Management Analysis of Potential Adverse Effects of Compensation Plans

Management believes that, in order to give rise to a material adverse effect on Citi, a compensation plan must either (a) itself be of sufficient size to be material to Citi, or (b) motivate individuals at Citi who are in a position to have a material impact on Citi to behave in a manner that is materially adverse to Citi. In addition to its sound executive compensation policies, Citi has adopted multiple coordinated strategies to reduce the risk of material adverse effects to the franchise through the design and administration of its incentive compensation programs, including those applicable to the named executive officers. During 2013, Citi continued to enhance the ability of the firm to reduce risk of material adverse effects through its compensation programs, as part of its continuing efforts to align its processes with the U.S. Interagency Guidance on Sound Incentive Compensation Policies and the Financial Stability Board’s Principles for Sound Compensation Practices. Citi’s approach to risk and incentive compensation plans is detailed on pages 50-51 of the Compensation Discussion and Analysis. On the basis of the foregoing analysis, management has concluded that Citi’s compensation plans are not reasonably likely to have a material adverse effect on Citi.

2014 PROXY STATEMENT	82

Audit Committee Report

The Audit Committee (“Committee”) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities.

The Board of Directors has determined that all five members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, the internal auditors, and Citigroup’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all communications required by PCAOB Auditing Standard No. 16.

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2013 with management, the internal auditors, and Citigroup’s independent auditors.

The Committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related and tax compliance services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

THE AUDIT COMMITTEE:

Anthony M. Santomero (Chairman)
Michael E. O’Neill
Robert L. Ryan
Joan E. Spero
James S. Turley

Dated: March 2, 2014

2014 PROXY STATEMENT	83

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP (KPMG) as the independent registered public accounting firm of Citi for 2014. KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969.

Arrangements have been made for representatives of KPMG to attend the annual meeting. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following is a description of the fees earned by KPMG for services rendered to Citi for the years ended December 31, 2013 and 2012:

In millions of dollars	2013	2012
Audit Fees	$66.5	$67.3
Audit-Related Fees	$19.5	$17.0
Tax Fees	$7.8	$8.8
All Other Fees	$—	$—
Total Fees	$93.8	$93.1

Audit Fees: This includes fees earned by KPMG in connection with the annual integrated audit of Citi’s consolidated financial statements, internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, comfort letters and consents related to SEC registration statements and other capital-raising activities and certain reports relating to Citi’s regulatory filings, reports on internal-control reviews required by regulators, accounting advice on completed transactions and reviews of Citi’s interim financial statements.

Audit-Related Fees: This includes fees for services performed by KPMG that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include due diligence services related to contemplated mergers and acquisitions, accounting consultations, internal control reviews not required by regulators, securitization-related services, employee benefit plan audits, and certain attestation services, as well as certain agreed upon procedures.

Tax Fees: This includes preparation and review of corporate tax returns, tax audits, expense allocation reports for tax purposes, and other tax compliance services.

All Other Fees: Citi did not engage KPMG for any services other than those described above.

Approval of Independent Registered Public Accounting Firm Services and Fees

Citi’s Audit Committee has reviewed and approved all fees earned in 2013 and 2012 by Citi’s independent registered public accounting firm and actively monitored the relationship between audit and non-audit services provided. The Audit Committee has concluded that the fees earned by KPMG were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

The Audit Committee must pre-approve all services provided and fees earned by Citi’s independent registered public accounting firm. The Audit Committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit-related fees, and tax-compliance fees with specific dollar-value limits for each category of service. The Audit Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (e.g., internal control and certain tax compliance engagements) or that exceed pre-approved fee amounts. On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chair of the Audit Committee for approval and to the full Audit Committee at its next regular meeting.

2014 PROXY STATEMENT	84

The Accounting Firm Engagement Directive is the primary basis upon which management ensures the independence of its independent registered public accounting firm. Administration of the Directive is centralized in, and monitored by, Citi senior corporate financial management, which reports the engagements earned by KPMG throughout the year to the Audit Committee. The Directive also includes limitations on the hiring of KPMG partners and other professionals to ensure that Citi satisfies applicable auditor independence rules.

KPMG has served as the independent registered public accounting firm of Citi and its predecessors since 1969. As in prior years, Citi and its Audit Committee have engaged in a review of KPMG in connection with the Audit Committee’s consideration of whether to recommend that shareholders ratify the selection of KPMG as Citi’s independent auditor for the following year. In that review, the Audit Committee considers both the continued independence of KPMG and whether retaining KPMG is in the best interests of Citi and its stockholders. Citi’s management prepares an annual assessment of KPMG for the Audit Committee that includes (i) the results of a management survey of KPMG’s overall performance, (ii) an analysis of KPMG’s known legal risks and significant proceedings that may impair KPMG’s ability to perform Citi’s annual audit; and (iii) KPMG’s fees and services provided to Citi both on an absolute basis, noting, of course, that KPMG does not provide any non-audit services, other than those described in the Proxy Statement, to Citi, and compared to services provided by other auditing firms to peer institutions. In addition, KPMG reviews with the Audit Committee its analysis of its independence in accordance with the Accounting Firm Engagement Directive and PCAOB Rule 3526. In performing its analysis, the Audit Committee considered the length of time KPMG has been Citi’s independent auditor, the breadth and complexity of Citi’s business and its global footprint and the resulting demands placed on its auditing firm in terms of expertise in Citi’s businesses, the quantity and quality of staff and global reach. The Audit Committee recognized the unique ability of KPMG to provide both the necessary expertise to audit Citi’s business and the matching global footprint to audit Citi worldwide and other factors, including the policies that KPMG follows with respect to rotation of the key audit personnel, so that there is a new partner-in-charge at least every five years. Based on the results of its review this year, the Audit Committee concluded that KPMG is independent and that it is in the best interests of Citi and its investors to appoint KPMG to serve as Citi’s independent registered accounting firm for 2014.

Citi’s Audit Committee oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. At the Audit Committee’s instruction, KPMG selects candidates to be considered for the lead engagement partner role, who are then interviewed by members of Citi’s senior management. After considering the candidates recommended by KPMG, senior management makes a recommendation to the Audit Committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the Audit Committee, individually and/or as a group, interview the leading candidate. The Audit Committee then considers the appointment and votes as an Audit Committee on the selection.

The Board recommends that you vote for ratification of KPMG as Citi’s independent registered public accounting firm for 2014.

2014 PROXY STATEMENT	85

Proposal 3: Advisory Vote to Approve Citi’s 2013 Executive Compensation

As required by Rule 14a-21(a) of the Securities Exchange Act of 1934, we are seeking an advisory vote on the compensation of named executive officers as disclosed in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to Citi’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

We strongly urge stockholders to review our entire Compensation Discussion and Analysis, starting on page 45. The Compensation Discussion and Analysis provides complete information on the amount of compensation awarded to the named executive officers and the reasoning supporting those awards. In particular, shareholders should note the following:

We delivered on our commitment to award executive compensation through a structured framework, in response to feedback we heard from stockholders.

Citi completed the implementation of our new executive compensation program, which we developed in 2012 and described in last year’s Compensation Discussion and Analysis. Full implementation marks a milestone in our continued commitment to aligning pay and performance through the use of objective pre-determined metrics to determine incentive awards. The new program was designed in response to stockholder preferences we identified in our extensive stockholder outreach in 2012. We continued that outreach in 2013 to obtain feedback on the new program, which is based on our belief in pay for performance and alignment of executive interests with those of stockholders. After our shareholders voted in favor of the revised program in 2013, we continued to implement and refine the program.

Under our new program, we based incentive compensation awards for 2013 on pre-defined performance goals established at the beginning of 2013 for each named executive officer. After year-end, the Personnel and Compensation Committee evaluated Citi and individual performance against the pre-defined goals and developed objective ratings that were used to evaluate whether the executive should receive compensation above, at, or below the estimated range for market median compensation for the position. The Personnel and Compensation Committee then reviewed the preliminary compensation amount produced by the framework to determine whether the process yielded appropriate incentive awards in the context of events as they occurred during the year, and adjusted down the preliminary awards for 2013, if appropriate.

The financial metrics used to measure annual executive performance through Citi’s framework are those we use to measure the success and progress of our businesses. Key metrics include return on tangible common equity, return on assets, operating expense as a percentage of revenue (efficiency ratio), and return on Basel III capital, as defined on pages 54-55. Furthermore, risk and control results are a critical element of the non-financial goals included in our framework, and significant adverse risk outcomes will result in a reduction in an executive’s compensation where appropriate, even if financial results are positive.

The structure of our performance share units protects the interests of shareholders.

Citi awards performance share units representing 30 percent of each named executive officer’s incentive award. The performance share units deliver value to executives only if the units are earned over a three-year period based on pre-determined financial metrics – relative total stockholder return and average return on assets. In addition, the value of each performance share unit fluctuates with the value of Citi common stock.

2014 PROXY STATEMENT	86

Citi has strong compensation policies and practices, including the following:

  Features designed to discourage excessive or imprudent risk-taking, including the absence of multi-year incentive guarantees;

  A range of clawbacks for all deferred awards to executive officers. For 2013, we added a new clawback to the performance share units, which allows for cancellation of unvested awards if there is a significant failure to supervise other managers even if underlying financial goals are achieved, in addition to already existing clawbacks;

  A one-year post-termination stock holding requirement. Under our long-standing stock ownership commitment, executive officers are generally required to hold 75% of the net after-tax shares acquired through Citi’s incentive compensation programs as long as they are executive officers. We have further reinforced our commitment to executive ownership by requiring each executive officer to hold half of these accumulated shares for one year after ceasing to be an executive officer, even if they are no longer employed by Citi;

  No new Key Employee Profit Sharing Plan awards and no other new retention or exceptional awards or programs;

  The reliance on independent compensation consultants to check the new compensation framework and to opine on the outcomes of the application of the framework; and

  Maintenance of strong governance features such as:

–	Prohibition of hedging and pledging of Citi common stock,

–	No perquisites, special benefits, or supplemental retirement plans, and

–	No change-in-control agreements, severance agreements, or tax gross-ups.

The Board recommends that you vote for advisory approval of the foregoing resolution approving
Citi’s executive compensation as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related discussion contained in this Proxy Statement.

Proposal 4: Approval of the Citigroup 2014 Stock Incentive Plan

The Personnel and Compensation Committee has recommended, and the Board of Directors has unanimously approved, adoption of the Citigroup 2014 Stock Incentive Plan (the 2014 Plan), which will become effective on April 22, 2014, if approved by stockholders at our annual meeting.

Currently, we grant equity awards exclusively under the 2009 Stock Incentive Plan (the 2009 Plan). The 2009 Plan will expire by its terms on April 21, 2014. The 2014 Plan is proposed to replace the 2009 Plan. The discussion of the 2014 Plan that follows is qualified in its entirety by the description of and full terms of the 2014 Plan that are included as part of Annex A.

The initial share authorization of the 2014 Plan will be limited to the shares remaining available for grant under the 2009 Plan when it expires (but not to exceed 52 million shares). This initial share authorization is intended to support grant activity for at least one year, and we expect to continue our practice of asking stockholders to approve additional share authorizations under the 2014 Plan as frequently as annually. The 2014 Plan will expire by its terms on the date of the annual general meeting of stockholders in 2019.

NOTE: Citi is not currently requesting authorization for any shares in addition to the number available in the 2009 Plan at its expiration. If this Proposal is approved, the maximum number of shares that would be available at the inception of the 2014 Plan would be 52 million.

2014 PROXY STATEMENT	87

Why Should You Vote to Approve the 2014 Plan?

Pursuant to NYSE rules, Citi and other companies are generally not permitted to grant shares of common stock as compensation except pursuant to a plan approved by stockholders. The Board recommends a vote for the 2014 Plan because it believes the 2014 Plan is in the best interests of Citi and its stockholders. Approval of the 2014 Plan advances the following objectives:

  Align employee and stockholder interests. Our compensation philosophy reflects our belief that equity compensation is a critical means of aligning the interests of employees with those of stockholders. Citi’s equity awards are used as a vehicle to defer substantial portions of annual incentive awards, generally over periods of three or four years, for thousands of employees worldwide. On the most recent grant date, February 18, 2014, more than 7,500 employees in more than 80 countries were awarded shares of Citi common stock under the 2009 Plan.

  If the Proposal to adopt the 2014 Plan is approved, we can continue our long-standing practice of paying significant portions of incentive compensation in stock and thereby aligning Citi employee and stockholder interests. Citi’s “clawback” and performance-based vesting features described on pages 67-68 further align employee and stockholder interests during the three- or four-year vesting period. In addition, Citi has a stock ownership commitment and stock holding requirement as described on page 67.

  Award performance-based compensation. We believe that equity compensation, by its very nature, is performance-based compensation. The value ultimately realized by an equity plan participant who meets the vesting requirements is directly linked to share price performance. Furthermore, deferred stock awards granted in 2013 and 2014 to “covered employees” (as defined in applicable bank regulatory guidance) have a performance-based vesting condition that automatically reduces the amount of an award at vesting if a specified business unit was not profitable during the preceding year. The 2014 Plan builds on the performance features employed under the 2009 Plan by specifying various performance measures that may be used to structure awards geared to specific performance achievements.

  Comply with emerging regulatory requirements. The Financial Stability Board has issued Principles for Sound Compensation Policies, which have been implemented by bank regulators in the U.S. and other key countries in which Citi does business. Those principles provide that a substantial portion of variable compensation awarded to senior executives and other employees whose actions have a material impact on the risk exposure of the company should be awarded in shares or share-linked instruments. As an implementation of these principles, bank regulators in the European Union have adopted rules requiring that 50% of deferred variable pay and 50% of immediate variable pay be delivered in shares or share-linked instruments. It is possible that future legislative or regulatory actions could further increase the proportion of equity-based compensation to cash compensation. While Citi has long favored the use of equity as a compensation vehicle, in this environment, equity awards are an essential ingredient of competitive compensation arrangements that are consistent with our Compensation Philosophy and that comply with regulatory requirements.

  Attract and retain talent. A talented, motivated and effective management team and workforce are essential to our future success. We cannot afford to lose existing and prospective talent to competitors in our industry or to other companies that may have more flexibility to offer competitive compensation arrangements in the form of equity.

  Implement sound equity compensation practices. We are mindful that equity grants can dilute stockholder equity and must therefore be used judiciously. For this reason, our equity programs favor the use of “full-value” awards (as opposed to stock options). This can mitigate the potential dilutive effect of equity compensation, because the same value can be delivered in the form of a stock award using fewer shares than would be needed if delivered in the form of a stock option. Although stock options may continue to be used as an incentive vehicle in some circumstances, Citi has not granted employee options as part of its annual incentive award process since 2008. See Annex A for tabular information on our “overhang” and “run rate.”

2014 PROXY STATEMENT	88

  Secure tax deductions for awards to certain executives. Under section 162(m) of the Code, annual compensation in excess of $1 million to certain executives is not deductible for U.S. federal income tax purposes unless it is performance-based compensation. The 2014 Plan would allow Citi to grant qualified performance-based incentive awards that would be fully deductible under this provision, but only if the 2014 Plan is approved by stockholders. Although Citi has taken steps to qualify and intends to continue efforts to qualify incentive compensation under its 2011 Executive Performance Plan, stockholder approval of the 2014 Plan would allow Citi to continue granting awards that qualify for tax deductibility in situations where the 2011 Executive Performance Plan would not be available for such purposes.

Key Features of the 2014 Plan

The following features of the 2014 Plan continue or enhance features of the 2009 Plan that protect the interests of our stockholders:

  Limits on awards to Directors and other individuals. Equity awards to any single Director in a calendar year (including awards made in lieu of cash retainer) may not exceed $900,000 in value, determined as of the award date. The maximum number of shares that may be subject to stock awards granted to any individual (other than as a Director) in a calendar year is 1,000,000 and the maximum number of shares that may be subject to options or stock appreciation rights (SARs) that may be granted to any individual (other than as a Director) in a calendar year is 1,000,000. Under the 2009 Plan, the maximum number of shares subject to awards (whether stock awards, options, or SARs on a combined basis) that may be granted to any individual in any calendar year is approximately 2,000,000.

  No “evergreen” feature. The 2014 Plan has a fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.

  Minimum vesting requirement. Under the 2014 Plan, three-year minimum vesting requirements will apply to at least 90% of the shares that may be granted subject to any type of award, including options and SARs, except in certain limited circumstances, or when awards are subject to performance conditions based on a performance period of at least one year. The Personnel and Compensation Committee may award up to 10% of the authorized shares (reduced from 20% under the 2009 Plan) without regard to minimum vesting periods; such shares would be granted primarily for recruitment and retention purposes, or when necessary or appropriate to comply with regulatory requirements or guidance, and to Directors.

  Minimum exercise price is fair market value on grant date. Under the 2014 Plan, option or SAR exercise prices must be at least 100% of fair market value on the date an option or SAR is granted, or at least 125% of fair market value if the option or SAR is to be considered an award subject to a performance condition based on premium pricing.

  No repricings. The 2014 Plan includes a prohibition against repricing, including a prohibition of cash buyouts of out-of-the-money options or SARs, whether granted under the 2014 Plan or any other plan.

  A prohibition against reload option grants. Reload options are additional options that are granted automatically upon the exercise of previously granted options. Options granted under the 2014 Plan may not include a reload feature.

  No liberal share “recycling.” The 2014 Plan includes a prohibition against re-granting shares used to pay option exercise prices or withheld to pay taxes on awards. In addition, shares subject to outstanding awards granted under other plans shall not become additional shares available for issuance pursuant to awards granted under the 2014 Plan if the prior plan awards are cancelled or settled without the issuance of shares.

  Restricted dividend equivalents on performance vesting shares. The 2014 Plan permits payment of dividend equivalents on shares subject to a performance vesting condition only if and when the underlying shares vest. The 2014 Plan also prohibits the payment of dividend equivalents on shares subject to outstanding options and SARs.

2014 PROXY STATEMENT	89

  A “double trigger” change of control provision. The 2014 Plan requires that participants must experience an involuntary termination of employment for the vesting of an award to accelerate as a result of a change of control of Citigroup Inc.

  Other change of control limitations. In a change from the 2009 Plan, the 2014 Plan increases the threshold at which an acquirer of Citi common stock would trigger a change of control from 25% of outstanding shares to 30%. The 2014 Plan also makes clear that a change of control based on other transactions does not occur until the transactions have been consummated.

Other Changes from the 2009 Plan

In addition to the enhancements previously mentioned, the 2014 Plan contains the following important changes from the 2009 Plan:

  No incentive stock options. Under section 422 of the Code, stockholder approval is required to grant incentive stock options, which generally are not deductible for U.S. federal income tax purposes. The ability to grant incentive stock options is a feature of the 2009 Plan and was included in several predecessor plans. However, it has been many years since Citi has granted incentive stock options, and we do not intend to grant any in the near future. Thus, we have not included an incentive stock option feature in the proposed 2014 Plan.

  An obligation of participants to repay improperly vested or exercised awards; right of set-off. The 2014 Plan provides that if it is determined that conditions to vesting or exercisability of a stock award, stock option or SAR were not satisfied in full, the vesting or exercise shall be cancelled, and if shares or cash have already been delivered in settlement of an improper vesting or exercise, the participant shall be obligated to return the shares or repay the higher value received at vesting or exercise to Citi. To aid in the enforcement of this provision and the collection of other debts that may be owed to Citi by participants, the 2014 Plan also includes a provision allowing Citi to set-off its obligation to deliver vested shares to a participant against any obligation the participant may owe to Citi.
New Plan Benefits Table

2014 Stock Incentive Plan (subject to stockholder approval)
This table, included in response to SEC requirements, reflects the number of shares and options awarded under the 2009 Plan during calendar year 2013. This table is intended only to show awards that would have been made under the 2014 Plan had it been in effect for such calendar year.
	Number of	Number of
Name and Position	Shares	Options
Michael Corbat, CEO, director and director nominee	71,365	0
John Gerspach, CFO	44,386	0
James Forese, Co-President, Citi; CEO, Institutional Clients Group	92,358	0
Brian Leach, Head of Franchise Risk and Strategy	58,044	0
Manuel Medina-Mora, Co-President, Citi; CEO, Global Consumer Banking; Chairman, Mexico	73,995	0
Executive Group(1)	712,723	0
Non-Executive Director Group	35,060	0
Non-Executive Officer Employee Group	20,933,137	0

(1)       Includes the named executives above.

Additional information on our equity plans and grant practices can be found elsewhere in this Proxy Statement in Annex A and the Compensation Discussion and Analysis section, and in Note 7 to the financial statements contained in Citigroup’s 2013 Annual Report on Form 10-K.

Annex A includes a summary of the 2014 Plan and the text of the 2014 Plan. You should refer to Annex A for more information about the features of the 2014 Plan and a complete understanding of this proposal.

The Board recommends that you vote for approval of the Citigroup 2014 Stock Incentive Plan described in Proposal 4.

2014 PROXY STATEMENT	90

Stockholder Proposals

Citi makes every effort to be responsive to concerns expressed by our stockholders by engaging in dialogues, participating in issuer/investor working groups and adopting policies or initiatives responsive to stockholder concerns when we felt it was in the best interests of all stockholders. In 2013, the Personnel and Compensation Committee adopted changes to certain of the Company’s compensation practices in response to stockholder proposals: the Committee formalized its practice not to accelerate the vesting of equity awards in the event of a change in control and adopted a post termination holding period for executive officers, requiring them to hold 50% of the shares previously subject to the Stock Ownership Commitment once they cease being executive officers of the Company. Over the years, Citi has met with several proponents and other interested parties regarding such issues as the Company’s response to regulation (Dodd-Frank, credit cards), derivatives, risk management, repos, auditor rotation and trade association payments among others. We encourage our stockholders to communicate with management and the Board. Any stockholder wishing to communicate with management, the Board or an individual Director should send a request to the Corporate Secretary as described on page 20 in this Proxy Statement.

Proposal 5

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, has submitted the following proposal for consideration at the Annual Meeting:

Proposal 5- Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company D for its board. Joan Spero, on our audit committee no less, was negatively flagged due to her involvement with the Delta Air Lines board when it filed for bankruptcy. Franz Humer was overboarded with seats on 4 company boards. There was not one independent director who had expertise in risk management. Robert Joss, an inside-related director, received our highest negative votes. Our company had not adopted effective stock ownership guidelines for independent directors.

CEO Michael Corbat was paid $12 million. Mr. Corbat could also get long-term incentive pay for below-median performance. CEO annual incentive pay did not rise or fall in line with annual performance. Unvested equity awards do not lapse upon CEO termination. Our company did not link environmental or social performance to its current incentive pay policies.

2014 PROXY STATEMENT	91

Our company had come under investigation, or had been subject to fine, settlement or conviction for issues related to securities fraud and for engaging in anti-competitive behavior, such as price fixing, bid rigging or monopolistic practices. Citigroup had a higher shareholder class action litigation risk than 93% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:

Executives To Retain Significant Stock- Proposal 5.

MANAGEMENT COMMENT

Summary

Our current stock ownership commitment (SOC) serves the same purpose as the proposal and is better suited to the specifics of Citi’s programs. Citi’s long-standing SOC already provides that executive officers must continue to hold a significant percentage of stock for one year after termination of employment or other end of executive officer status. In addition, Citi has a policy prohibiting hedging or pledging transactions with respect to the Company’s stock. The SOC and the policy fully address the concerns raised by this proposal.

Important Points to Consider:

➢	The proposal would require that executives hold 50% of net after-tax shares to “normal retirement age,” which is defined in the Proposal as an age of at least 60 and as determined by the Personnel and Compensation Committee. The Proposal, by its terms, does not require executives to necessarily hold stock after they retire from Citi – only until they reach “normal retirement age.”

➢	Citi’s SOC not only addresses the concerns raised by the proposal, but it creates alignment of long-term interests between executive officers and shareholders. Citi’s SOC requires that an executive officer hold a significant percentage of stock during employment and for one year after termination of employment with Citi or other end of executive officer status, regardless of whether the termination of employment occurs before or after “normal retirement age.”

➢	Under Citi’s SOC, executive officers are required to retain at least 75% of the equity awarded to them as incentive compensation (other than cash equivalents and net of amounts required to pay taxes and option exercise prices), as long as they are executive officers and must retain, for one year after terminating employment at Citi or otherwise ending executive officer status, 50% of the number of shares he or she previously held that were subject to the SOC.
  Example: An executive officer owns 100 shares at the time of leaving the Company or ending executive officer status, and 75 shares are subject to the SOC at that time. This executive must hold 37.5 shares for at least one year after termination of employment or ending executive officer status.
➢	Our SOC creates incentives to avoid undue focus on short-term performance. Our SOC is designed to eliminate incentives for an executive to artificially drive up Citi’s stock price in advance of his or her departure from Citi and benefit from this behavior by selling all of his or her stock immediately afterward. The Proposal’s share retention requirement could cause executives to be overweighted in stock and induce them to contemplate early retirement because they are unable to diversify their assets. Excessive holding requirements may also induce excessively risk behavior. Citi’s current practices would allow executives to appropriately diversify their assets for retirement and ensure continued alignment between executives and stockholders even after an executive’s termination of employment at Citi.

➢	The proposal does not indicate whether the “hold-to-retirement age” requirement would apply after termination of employment with Citi, where the executive terminated employment with Citi before normal retirement age. For example, the proponent may be asking that an executive who terminates employment with Citi at age 35 hold shares for another 25 years after termination of employment. Such a requirement would be excessively onerous and impractical. Citi’s post-termination stock holding period addresses the proponent’s concerns but is better tailored to the specifics of Citi’s programs.

2014 PROXY STATEMENT	92

➢	Citi’s Corporate Governance Guidelines provide that for members of the Board and executive officers, the hedging of any Citi security against the risk of economic loss and the pledging of any Citi security as collateral for a loan or other extension of credit is prohibited. This provision satisfied the request included in the proposal. Citi has long had a personal trading policy that limits trading by management and other employees in Citi common stock and restricts covered employees from engaging in hedging, derivative or other transactions that would undermine the incentives created by deferred stock compensation structures and Citi’s SOC. These policies are intended to align senior management’s interests with those of Citi’s stockholders and other stakeholders, and to motivate employees to act consistently with risk mitigation principles.

Because Citi has a post-termination stock holding period for executive officers that is well suited to Citi’s program, and Citi’s policies prohibit any hedging and pledging by executive officers, the concerns raised in the Proposal have been addressed; further, because the holding requirement in the Proposal could be unduly onerous and therefore put the Company at a competitive disadvantage when trying to attract talent, especially at the more junior levels, the Proposal would harm the Company and its stockholders; therefore, the Board recommends a vote against this Proposal 5.

Proposal 6

CtW Investment Group, 1900 L Street, N.W., Suite 900, Washington, DC 20036, has submitted the following proposal for consideration at the Annual Meeting:

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and, therefore, have a strong interest in full disclosure of our company ‘s lobbying to evaluate whether our it is consistent with our company’s expressed goals and in the best interests of stockholders and long-term value;

Resolved, the stockholders of Citigroup, Inc. (“Citigroup”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Citigroup used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Citigroup’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Citigroup is a member. Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Citigroup’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in our company’s use of corporate funds to influence legislation and regulation. Citigroup’s lobbying around Dodd-Frank laws has drawn attention, with Citigroup’s lobbyists reportedly drafting more than 70 of the 85 lines of a House bill on derivatives (“House

2014 PROXY STATEMENT	93

Votes to Repeal Dodd-Frank Provision,” New York Times, Oct. 30, 2013). Citigroup is listed as a member of the Business Roundtable and the Financial Services Roundtable, which together spent more than $41 million lobbying in 2011 and 2012. Citigroup does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Citigroup’s long-term interests.

Citigroup spent approximately $10.5 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). This figure does not include Citigroup’s lobbying expenditures to influence legislation in states. Citigroup lobbies at the state level with at least 507 lobbyists in 45 states since 2003 (National Institute on Money in State Politics).

We urge stockholders to vote for this proposal.

MANAGEMENT COMMENT

Summary

Citi already has a comprehensive system of reporting and accountability for Citi’s participation in lobbying and political contributions. Citi discloses its lobbying and political contributions activities as required by law in the more than 30 states in which it is actively engaged in lobbying and political activity, and at the Federal level. Citi provides access to this information on its website. The frequency of our disclosures varies, depending on local requirements. Because the requirements are different, the information disclosed also varies by jurisdiction. For lobbying, generally the disclosure requirements include the issues or legislation lobbied during the reporting period, the chambers or agencies lobbied, and dollars expended to support the lobbying activities.

Citi has also successfully passed random audits by regulatory authorities with lobbying and political contributions oversight, as well as those performed by Citi’s Internal Audit team. In addition, Citi participates in the European Union’s voluntary lobbying disclosure registry. As a result, preparation of the report as requested by the proponent would be unnecessary.

Important Points to Consider

➢	Citi actively engages in the legislative process at both the state and federal levels to increase the likelihood that our views on legislative and regulatory developments affecting Citi and its various constituencies are fairly considered.

➢	Citi is subject to a wide variety of state and federal laws and regulations concerning the conduct and disclosure of our lobbying expenses. Citi is committed to complying with these rules and to maintaining the highest ethical standards in the way we conduct our business.

➢	Citi already has in place measures to promote transparency in and improve oversight of its political activity-related and lobbying spending.
  First, we created a link on our website to federal and state government websites where our lobbying activities are reported.

  Second, Citi policy prohibits contributions for independent expenditures. “Independent expenditures” are expenditures by an entity other than the political candidate or his campaign that support the candidate (or criticize his/her opponent). Citi also requires that trade and business associations attest that they have a process that assures that no funds provided by any Citi entity (whether by way of dues or otherwise) will be used for independent expenditures before Citi pays its dues. Citi is of course, a member of a number of trade and business associations. It joins trade and business associations for a variety of reasons, most of which are unrelated to lobbying, including training, industry relationship development, and sharing of costs of commenting on proposed regulations. However, trade and business associations are legally separate entities that operate apart from their members. They can and do take a wide variety of positions on a number of matters, not all of which Citi supports. Citi may be able to influence, but does not control, the lobbying activities of trade and business associations, since it is only one of many members. Accordingly, attempting to quantify the portion of Citi’s trade

2014 PROXY STATEMENT	94

and business association dues that are used for lobbying would not provide stockholders with a greater or more accurate understanding of Citi’s advocacy strategies or philosophies about its political contributions.

  Third, in order to promote transparency and accountability, Citi discloses to our stockholders and the public a list of all corporate political contributions made by Citi as well as contributions made by Citi’s Political Action Committees (PAC). This list is posted on our website and updated annually.
➢	The Nomination, Governance and Public Affairs Committee of Citi’s Board of Directors, as provided by its Charter, provides oversight of government relations activities, lobbying activities and strategy, political contributions activities, and trade association and business memberships.

➢	Citi has revised our Political Activities Statement (formerly Citi’s Political Contributions and Lobbying Statement) to increase disclosure about our lobbying practices and oversight. The Political Activities Statement provides meaningful disclosure about: (1) our lobbying policies and procedures including grassroots lobbying; (2) payments made by Citi for direct lobbying through links to federal and state government websites where our expenditures are reported; (3) trade and business association participation; (4) membership in any tax-exempt group that writes and endorses model legislation; and (5) the Board’s oversight of lobbying activities and political contributions. The Statement can be found on Citi’s website at www.citigroup.com.

➢	Citi’s current public disclosures provide stockholders with extensive information on Citi’s lobbying expenditures, including the processes that management undertakes in making lobbying or political expenditures decisions. The creation of a report to stockholders, to be provided annually, detailing the information already filed pursuant to federal, state and local regulations would be duplicative and not an effective use of Citi’s resources.

Because it already has extensive disclosure practices pertaining to its political contributions and lobbying activities, Citi does not believe the additional disclosure requested by the stockholder proposal is warranted; therefore the Board recommends that you vote against this Proposal 6.

Proposal 7

John C. Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559, has submitted the following proposal for consideration at the Annual Meeting:

Resolved: Shareholders request that the Board of Directors undertake a review and institute any appropriate policy changes, such as amending the bylaws or other actions needed, to make it more practical to deny indemnification of directors when appropriate from the standpoint of the company and public policy. The review should take full account of the relationship between insurance coverage and indemnification, corporate litigation strategy, retaining appropriate board discretion and the ability of the company to attract new board members. Such policies and amendments should be made effective prospectively only, so that they apply to claims, actions, suits or proceedings for which the underlying activities occur and the claims are asserted subsequent to both the enactment of the policy changes and the renewal of a director’s board membership.

Supporting Statement:

The current bylaws provide for indemnification of directors “to the fullest extent permissible under the General Corporation Law of the State of Delaware.” As a practical matter, maximizing such indemnity eliminates personal exposure of directors, potentially even for some improper, illegal or criminal behaviors that violated their fiduciary duties. The proponent’s intention is to incentivize directors to exercise maximum fiduciary oversight and to avoid inappropriate indemnification.

2014 PROXY STATEMENT	95

“Indemnification of Directors and Officers: A Different Side to the Problem of Corporate Corruption,” published in Wall Street Lawyer, June 1, 2004 and reprinted on the Internet by the law firm of Andrews Kurth, LLP, notes that “Corporations and insurance carriers are finding out that their indemnification obligations are not easily avoided...Despite the arguments favoring insurers and corporations, the courts have looked to the documents governing their obligations and generally have found the insurance policies, bylaws, and indemnification agreements to be too broad, too vague, or too restrictive to relieve the indemnitors.”

The article noted that indemnification agreements maximize indemnification even in some circumstances where an individual may not be considered deserving of such indemnification. Some of the defects in current indemnity arrangements include failing to include provisions that provide practical means for denying indemnification in the context where an individual enters a settlement and does not admit to wrongdoing. Under most bylaws and agreements, a company has little choice but to provide indemnification in that setting. The SEC has entered some settlements that prevent settling defendants from seeking indemnification, but the SEC’s reach does not include many instances in which Citigroup directors may receive indemnification. The SEC has, in some instances, concluded that corporations providing indemnification to directors and officers may be acting contrary to public policy, and has assessed fines against at least one company for doing so.

The list of Citigroup’s regulatory actions, scandals and controversies over the past decade is too lengthy to enumerate within the word limitation of this resolution. We urge fellow investors to support this proposal, to encourage our company to develop practical reforms and refinements to its indemnification policies, so that our directors have appropriate incentives for effective oversight, and are not being subsidized by the stockholders in circumstances that defy common sense.

MANAGEMENT COMMENT

Summary

This proposal is not in the best interests of the stockholders or Citi because it would make it extremely difficult, if not impossible, for Citi to attract and retain highly qualified individuals to serve on its Board. Citi indemnifies Directors only when permitted or required under Delaware law.

Important Points to Consider:

➢	Except where Delaware law requires indemnification, under Delaware law, Citi is permitted to indemnify Directors only if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the corporation’s best interest. Also, for a criminal action, the Director may not be indemnified if he or she had reason to believe his or her conduct was unlawful.

➢	Citi, like most other large corporations, provides Directors a right to indemnification in Citi’s By-laws. Under the By-laws, present and former Directors are entitled to indemnification, to the fullest extent permitted by Delaware law, for attorneys’ fees, expenses and certain other losses incurred in connection with service as a Director. Under Delaware law, indemnification is permitted under the By-laws only if Citi Directors act in accordance with the “good faith,” “best interest” and “not unlawful” standards described above or if such indemnification is required by Delaware law.

➢	The net effect of the Proposal, if adopted, would be to create uncertainty for Citi’s Directors regarding whether, notwithstanding having met the standard for indemnification under Delaware law, they will be reimbursed for attorneys’ fees, expenses and losses they incur in legal proceedings that they become involved in as a result of their good faith service to Citi. This Proposal could expose Directors to personal liability for actions they take in service to Citi without the usual protections afforded Directors of public companies.

2014 PROXY STATEMENT	96

➢	The Proposal’s supporting statement suggests that Citi’s current By-laws allow Citi to indemnify Directors against all personal liability “even for some improper, illegal or criminal behaviors that violated their fiduciary duties.” Citi believes this statement is misleading because a Director cannot be indemnified under the By-laws unless he or she satisfies the “good faith,” “best interest” and “not unlawful” standards described above.

➢	There is no reason to believe, and none is provided by the proponent, that eliminating indemnification for Directors would be beneficial to Citi’s stockholders. The availability of adequate indemnification is critical to a company’s ability to attract and retain qualified directors and, given the prevalence of litigation against public-company directors, without adequate indemnification, qualified individuals would be highly disinclined to serve as directors on Citi’s board. This would put Citi and its stockholders at a disadvantage in attracting and retaining the most qualified directors.

Because this Proposal would remove important, standard protections provided to Directors, making it extremely difficult to attract the most qualified Director candidates and therefore put the Company at a significant competitive disadvantage, the Board recommends a vote against this Proposal 7.

Proposal 8

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, has submitted the following proposal for consideration at the Annual Meeting:

Proposal 8 - Proxy Access for Shareholders

WHEREAS, Several Citigroup board members serve on at least three or more boards, an indication of overboarding.

12% of Citigroup shares were voted against a director in 2013.

Citigroup’s significant legal issues include:

  Numerous fines and settlements for misleading investors,

  Abusive foreclosure practices, and

  Current investigations into interest rate manipulation.

PwC’s Annual Corporate Directors Survey found 35% of directors (and over half who served less than one year) believe at least one member of their board should be replaced (compared to 31% in 2012 and less than 25% who served more than 10 years). Top three reasons cited:

  Diminished performance because of aging,

  Lack of expertise, and

  Poor meeting preparation.

RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:

1.	The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board’s nominees, alphabetically by last name, nominees of:

	a.	Any party of one or more shareowners that has collectively held, continuously for two years, at least one percent but less than five percent of the Company’s securities eligible to vote for the election of directors, and/or

2014 PROXY STATEMENT	97

	b.	Any party of shareowners of whom 25 or more have each held continuously for one year a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000 and collectively at least one percent but less than five percent of the Company’s securities eligible to vote for the election of directors.

2.	For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such nominating party of shareowners.

3.	Parties nominating under 1(a) may collectively, and parties nominating under 1(b) may collectively, make nominations numbering up to 24% of the company’s board of directors. If either group should exceed its 24% limit, opportunities to nominate shall be distributed among parties in that group as evenly as possible.

4.	If necessary, preference among 1(a) nominators will be shown to those holding the greatest number of the Company’s shares for at least two years, and preference among 1(b) nominators will be shown to those with the greatest number who have each held continuously for one year a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000.

5.	Nominees may include in the proxy statement a 500 word supporting statement.

6.	Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the company’s governing documents.

Vote to protect and enhance shareholder value:

Proxy Access for Shareholders - Proposal 8

MANAGEMENT COMMENT

Summary

Citi’s Nomination, Governance and Public Affairs Committee of the Board assists the Board in identifying qualified individuals to become Directors, including considering candidates proposed by stockholders. In identifying nominees, the Committee considers, among other things, a candidate’s independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Board and the Nomination, Governance and Public Affairs Committee are best situated to assess the particular qualifications of potential Director nominees and determine whether they will contribute to an effective Board that addresses the evolving needs of the Company and represents the best interests of Citi’s stockholders. Providing access to Citi’s proxy as set forth in the Proposal will undermine the value of the thorough and rigorous selection and nomination process undertaken by the Nomination, Governance and Public Affairs Committee and the Board.

Important Points to Consider:

➢	Members of the Board and the Nomination, Governance and Public Affairs Committee of the Board have a fiduciary duty to act in the best interests of the Company and its shareholders. The Board is also accountable to Citi’s stockholders through our Corporate Governance Guidelines, including having all Directors elected annually by the stockholders. Instead of this system of accountability, the Proposal would provide for access to Citi’s proxy by individual stockholders or relatively small groups of stockholders who do not have a similar fiduciary duty, are not bound by Citi’s Corporate Governance Guidelines, and may nominate Directors who advance their own specific agenda without regard to the best interests of the Company or its stockholders.

➢	The proposed thresholds for proxy access are inappropriately low and not in the best interests of Citi or its stockholders. In particular, the stock ownership thresholds in the proposal would provide access to stockholders with an extremely limited interest in the Company, relative to the overall size of Citi and the total number of stockholders. The one- or two-year holding requirement would enable stockholders who do not necessarily have a long-term view of their investment in Citi to have a long-term impact on Citi and its stockholders.

2014 PROXY STATEMENT	98

➢

These low thresholds do not demonstrate a significant and sustained long-term commitment to Citi sufficient to justify the costs and disruption of this kind of broadly available access to the Company’s Proxy Statement. Further, the low thresholds could result in the inclusion of multiple proxy access nominees in Citi’s proxy materials, leading to significant additional expense and diversion of the Board’s and management’s time and energy supporting the Board’s nominees in contested elections.

➢

As part of its charter, the Nomination, Governance and Public Affairs Committee already considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates.

The proposal is unnecessary because the Nomination, Governance and Public Affairs Committee already considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates, and the thresholds for proxy access proposed by the Proponent are too low. In addition, the Board, in selecting candidates, must exercise its fiduciary obligations to stockholders and comply with the Corporate Governance Guidelines, which stockholders do not. Therefore, the Board recommends a vote against this Proposal 8.

Submission of Future Stockholder Proposals

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at the next Annual Meeting of stockholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citi at the address on the cover of this Proxy Statement. The proposal must be received no later than November 12, 2014. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

With respect to stockholder nominees for Director election at the next Annual Meeting and stockholder proposals for consideration at the next Annual Meeting that are not submitted for inclusion in Citi’s proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to Citi in accordance with Citi’s By-laws. The notice must be delivered to Citi’s Corporate Secretary between December 23, 2014 and January 22, 2015 and must comply with all applicable provisions of Citi’s By-laws. You may obtain a copy of Citi’s By-laws by writing to the Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Annual Meeting and Proxy Solicitation

Citi pays the cost of the Annual Meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citi may solicit proxies by personal interview, telephone, and similar means. No Director, officer, or employee of Citi will be specially compensated for these activities. Citi also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities. Citi has retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $30,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under SEC rules, a single set of Annual Reports and Proxy Statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one Annual Report and Proxy Statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate Annual Report or Proxy Statement for 2014 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

2014 PROXY STATEMENT	99

Directions to Annual Meeting Location

Directions to the Renaissance St. Louis Grand Hotel

Driving Directions from the Lambert - St. Louis International Airport

1.	Head northwest on Lambert International Boulevard toward Main Terminal

2.	Make a U-turn at Airfield Service Road

3.	Take the ramp to I-70 E/St. Louis

4.	Merge onto I-70 E

5.	Take Exit 249C to merge onto N. Broadway toward Convention Center/Busch Stadium

6.	Turn right onto Washington Avenue

While the Renaissance St. Louis Grand Hotel is located at 800 Washington Avenue, we ask that stockholders come through the “Landmark Ballroom” entrance located on Washington Avenue, between 9th and 10th Streets. If you are driving and need to use Valet parking, please use the hotel’s main entrance off 8th Street at 800 Washington Avenue.

AMTRAK

St. Louis Gateway Station (STL)
430 South 15th Street
St. Louis, MO 63103

Public Transportation

MetroLink Convention Center Station - Located on Washington Avenue and 6th Street
Buses - 36X, 40X, 58X, 99, 174X, 410X

Light Rail - MetroLink is the St. Louis metropolitan region’s light rail system and is operated by Metro as part of a fully integrated regional transportation system. MetroLink has 37 stations and stretches 46 miles. It serves several municipalities in St. Louis County, Missouri, St. Clair, and Monroe Counties in Illinois, and the City of St. Louis.

2014 PROXY STATEMENT	100

ANNEX A

ADDITIONAL INFORMATION REGARDING PROPOSAL 4

Supplemental Information on Equity Plan Grants

Tables I and II below illustrate the “overhang” from our equity plans, and Table III shows our “run rates” over the prior three calendar years.

“Overhang” refers to the potential stockholder dilution represented by outstanding employee equity awards and shares available for future grants. We monitor simple overhang and fully diluted overhang, which are calculated as follows:

Simple overhang	=	Outstanding awards + Shares available for grant
Common shares outstanding

Fully diluted overhang	=	Outstanding awards + Shares available for grant
Common shares outstanding + Outstanding awards
+ Shares available for grant

“Simple overhang” shows the number of common shares that may become issued and outstanding — as a percentage of the number of shares currently outstanding — if all currently unvested stock awards vest, all unexercised stock options are exercised, and if all shares still available for grant are ultimately issued upon the vesting or exercise of awards yet to be made. “Fully diluted overhang” shows the percentage of outstanding common equity that would be owned by employees in the future, assuming all shares underlying currently unvested stock awards vest, all outstanding options are exercised, and all shares currently available for grant are ultimately issued pursuant to future awards under the plan.

The following table shows — as of December 31, 2013 — the number of shares remaining available for grant under the 2009 Plan, the number of shares subject to unvested “full-value” awards (i.e., restricted and deferred stock awards), and the number of shares subject to unexercised stock options. The unvested stock awards and unexercised options were granted under the 2009 Plan and its predecessor plan, the Citigroup 1999 Stock Incentive Plan (1999 Plan). No SARs have been granted under any of the plans.

Table I

	December 31, 2013
	(in millions)
Shares available for grant	68.45
Unvested full-value awards	61.50	(1)
Unexercised options	31.51	(2)
Total	161.46

(1)	Includes 1.89 million shares subject to unvested restricted stock awards. These unvested shares are already included in the number of common shares outstanding.

(2)	Of the shares subject to unexercised options, 1.43 million are subject to options granted under the 1999 Plan, and as such, may not be re-granted as new awards under the 2014 Plan, the 2009 Plan or any other plan if the options expire unexercised. If any shares subject to awards reflected in this table are used to pay exercise prices or withheld to pay taxes, they may not be re-granted as new awards under the 2014 Plan, the 2009 Plan, or any other plan.

2014 PROXY STATEMENT	A-1

Our simple overhang and fully diluted overhang are stated in Table II below, as of December 31, 2013, and as estimated as of April 22, 2014, assuming Proposal 4 is approved. The calculations are based on the figures reported in Table I and common shares outstanding as of December 31, 2013. For these purposes, it is assumed that the number of common shares outstanding on April 22, 2014, and the number of shares subject to outstanding awards on April 22, 2014, will be the same as on December 31, 2013. If Proposal 4 is approved, at April 22, 2014, up to 52 million shares will be available for future awards under the 2014 Plan.

Table II

		April 22, 2014
	December 31, 2013	(estimated)
Simple overhang	5.32%	4.78%
Fully diluted overhang	5.05%	4.56%

“Run rate” expresses the amount of equity in the form of stock options or stock awards a company grants annually relative to its number of common shares outstanding. It is calculated as follows:

Run rate (%)	=	Shares subject to options and awards granted during year
Common shares outstanding

Table III shows our run rates for the 12-month periods ending December 31, 2011, 2012 and 2013, and the three-year average. The calculations are based on annual grant data contained in our annual reports on Form 10-K and the basic weighted average number of common shares outstanding during those periods.

Table III

				Three-year
	2011	2012	2013	average
Run rates for 12-month periods ending December 31	1.44%	1.22%	0.72%	1.12%

Description of the Citigroup 2014 Stock Incentive Plan

The following is a description of certain important features of the 2014 Plan, the full text of which, as proposed to be adopted by Proposal 4, is included in this Annex A. This summary is qualified in its entirety by reference to the 2014 Plan document.

If Proposal 4 is approved, we intend to file a registration statement on Form S-8, pursuant to the Securities Act of 1933, as amended, to register the shares authorized for grant under the 2014 Plan.

General. The 2014 Plan has a five-year term and provides for various types of awards denominated in shares of Citi common stock to Citi employees, officers, and non-employee Directors. The purposes of the 2014 Plan are to align incentive compensation programs with Citi’s long-term business objectives and the interests of stockholders, attract and retain employees by providing compensation opportunities that are competitive within the global financial services industry, and provide compensation opportunities that do not create incentives to take imprudent risks.

Administration. The 2014 Plan will be administered by the Personnel and Compensation Committee. All members of the Personnel and Compensation Committee or a sub-committee thereof must satisfy the requirements for independence of SEC Rule 16b-3 and remain qualified as “outside directors” within the meaning of Section 162(m) of the Code. With respect to participants who are directors, the 2014 Plan will be administered by the Board. The Personnel and Compensation Committee may delegate some or all of its authority over administration of the 2014 Plan to one or more officers, directors, employees or other plan administrators except with respect to persons who are Section 16(a) officers or covered employees (as defined in Section 162(m) of the Code).

2014 PROXY STATEMENT	A-2

Eligibility. All “employees” of Citi — within the broad definition set forth in the instructions to the SEC Form S-8 registration statement, but expressly excluding consultants and advisors who are not members of the Board — generally are eligible to receive awards under the 2014 Plan. Based on worldwide employment at December 31, 2013, approximately 251,000 persons would be eligible to participate in the 2014 Plan. However, participation is discretionary — awards are subject to approval by the Personnel and Compensation Committee. In 2013, awards were made under the 2009 Plan to 13 non-employee Directors, 14 executive officers and more than 7,800 employees worldwide.

Former “employees” are eligible to participate in the 2014 Plan, but only with respect to their last year of service or substitute awards to replace awards granted by a prior employer acquired by Citi.

Shares subject to the 2014 Plan. Shares of Citi common stock issued in connection with awards under the 2014 Plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both. The initial share authorization under the 2014 Plan is the number of shares remaining available for grant under the 2009 Plan when it expires on April 21, 2014 (but not to exceed 52 million shares).

The maximum number of shares of Citi common stock that may be issued under the 2014 Plan will not be affected by the payment in cash of dividends or dividend equivalents in connection with outstanding awards or by the granting of “substitute awards,” which are awards that are granted in connection with a transaction between Citi or a subsidiary and another company in substitution or exchange for, or conversion, adjustment, assumption or replacement of, awards previously granted by such company to any of its employees.

If an award under the 2014 Plan is forfeited, canceled, or expires or is settled without the issuance of shares, the shares subject to such award will be available for future grants under the 2014 Plan. However, shares tendered by a participant or withheld by Citi to pay an option exercise price, withheld by Citi to satisfy tax withholding obligations, covered by a stock-settled SAR (without regard to the number of shares actually issued upon exercise), or withheld to satisfy any debt or other obligation owed to Citi, and cancelled fractional shares will be considered issued and shall not be added to the maximum number of shares that may be issued under the Plan.

The NYSE closing price of a share of Citi common stock on March 6, 2014, was $49.71.

Limits on awards. There are no limits to the class or classes of employees to which awards may be granted under the 2014 Plan, or to the number of shares authorized for grant that may be granted pursuant to the various types of awards permitted under the 2014 Plan. However, the 2014 Plan provides for certain annual limits to the number of shares that may be granted pursuant to certain types of awards to individual employees and Directors. Awards to an individual Director in a calendar year (including awards made at the election of a Director in lieu of his or her cash retainer) may not exceed $900,000 in value, as determined as of the date of each award. For all other eligible employees, the number of shares subject to stock options or SARs granted during a calendar year may not exceed 1,000,000 shares, and the number of shares that may be subject to stock awards granted in a calendar year may not exceed 1,000,000 shares, unless granted subject to substitute awards that replace awards of a former employer acquired by the Company.

Types of awards. The following types of awards may be made under the 2014 Plan. All of the awards described below are subject to the terms, conditions, restrictions and limitations determined by the Personnel and Compensation Committee subject to the terms of the 2014 Plan, including the individual award limits described above.

Stock options. An award of a stock option under the 2014 Plan grants a participant the right to purchase a specified number of shares of Citi common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the “fair market value” (see below) of Citi common stock on the grant date. The term of a stock option may not exceed 10 years from the date of grant. An option granted under the 2014 Plan may be exercised by any method permitted by the Personnel and Compensation Committee from time to time, including but not limited to “net exercise” or other “cashless” exercise methods.

2014 PROXY STATEMENT	A-3

Stock appreciation rights (SARs). A SAR, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citi common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of fair market value of a share of Citi common stock on the grant date) times the number of shares subject to the SAR. Payment to a participant upon the exercise of a SAR may be in cash and/or shares of Citi common stock.

Definition of “fair market value.” For purposes of setting the exercise price of any option or SAR granted under the 2014 Plan, “fair market value” means the closing price on the NYSE (or on the principal national securities exchange on which the common stock is traded or quoted, if not the NYSE) on the date on which the stock option or SAR is granted. For all other purposes under the Plan, “fair market value” will be as determined by the Personnel and Compensation Committee.

Stock payment. Subject to the terms of the 2014 Plan, the Personnel and Compensation Committee may grant vested shares of Citi common stock as a stock payment. A stock payment may be in lieu of cash compensation, but may be subject to restrictions on sale or transfer, or cancellation and recoupment, as determined by the Personnel and Compensation Committee. A stock payment may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code).

Restricted stock. A restricted stock award is an award of outstanding shares of Citi common stock that does not vest until vesting conditions, as determined by the Personnel and Compensation Committee, are satisfied, and which will be forfeited if conditions to vesting are not met. Participants may receive dividends or dividend equivalent payments on the shares subject to their awards during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividends or dividend equivalents, if any, shall be paid only if and when, and only to the extent that, the underlying shares vest. Unless the Personnel and Compensation Committee determines otherwise, participants who receive awards of restricted stock are also generally entitled to direct the voting of the unvested shares underlying their awards on matters submitted to a vote of stockholders. All shares underlying outstanding (unvested) restricted stock awards as to which no voting instructions are received are voted proportionately, based on the voting instructions received with respect to all other restricted shares.

Deferred stock. A deferred stock award is an unfunded, unsecured promise to deliver shares of Citi common stock to the participant in the future, if the participant satisfies the conditions to vesting. Participants do not have voting rights (their rights are no greater than a general unsecured creditor of the Company), but may receive dividend equivalent payments during the vesting period, unless the awards are subject to one or more performance conditions, in which case the dividend equivalents, if any, shall be paid to participants only if and when, and only to the extent that, the underlying shares vest.

Other stock-based awards. Subject to the terms of the 2014 Plan and to the extent not prohibited by applicable law, the Personnel and Compensation Committee may grant any other award that is denominated in shares of Citi common stock and that may be settled by the delivery of shares and/or cash, subject to terms and conditions determined by the Personnel and Compensation Committee. For the avoidance of doubt, awards that by their terms shall be settled only in cash shall not be considered to have been granted under the 2014 Plan.

Performance-based awards. Subject to the terms of the 2014 Plan, the Personnel and Compensation Committee may grant awards that are subject to, or that may vest on an accelerated basis, upon achievement of one or more performance conditions related to a performance period of not less than one year. For these purposes, performance conditions may be established on a Citi-wide basis or with respect to one or more business units or divisions or subsidiaries and may be based upon the achievement of any goal or the satisfaction of any other criteria as may be determined by the Personnel and Compensation Committee, including individual performance, other than remaining employed by Citi. A performance-based award may be qualified under Section 162(m) of the Code. If such qualification is intended, the Personnel and Compensation Committee shall designate the award as a “qualified performance-based award,” following certain procedures set forth in the 2014 Plan, including with respect to the selection of applicable performance conditions for purposes of such qualification and certification that such performance conditions have been satisfied before a qualified performance-based award may be paid. (See “Performance conditions” below for more information.)

2014 PROXY STATEMENT	A-4

Minimum vesting requirement. Awards may not vest in full prior to the third anniversary of the award date, except that the Personnel and Compensation Committee may grant awards that vest in full in less than three years if (i) on account of a participant’s retirement, death, disability, leave of absence or termination of employment, or the sale or other disposition of the subsidiary employing a participant or other similar event; (ii) upon satisfaction of a performance condition subject to a performance period of at least one year; or (iii) as a “substitute award” to replace an award scheduled to vest in less than three years from the date the substitute award is granted. Additionally, up to 10% of the shares authorized for grant under the 2014 Plan may be granted as stock payments or subject to other awards that provide for vesting in full in less than three years.

Performance conditions. An option or SAR granted with a premium exercise price (i.e., higher than fair market value) and no other performance conditions shall not be considered to be subject to a performance condition for purposes of the minimum vesting provision unless the exercise price is at least 125% of fair market value at the date granted and vesting is not scheduled to occur prior to the first anniversary of the grant date. In the case of a qualified performance-based award, the applicable performance conditions must include one or more of the following objective performance conditions and be expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value per share, economic value added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total stockholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios, liquidity ratios, or regulatory achievements. Performance conditions may be used on an absolute or relative basis to measure the performance of Citi as a whole or any business unit(s) and/or one or more branches or affiliates or any combination thereof, as the Personnel and Compensation Committee may deem appropriate, and may be based on performance determined on a per share basis (either basic or fully diluted) and/or as compared to the performance of a group of peer or comparator companies, prior performance periods, a published or special index or indices that the Personnel and Compensation Committee deems appropriate, or such other measures selected or defined by the Personnel and Compensation Committee at the time of establishment of such performance conditions.

Prohibition against repricing. The 2014 Plan prohibits any action under the 2014 Plan that would constitute a “repricing” of any outstanding option or SAR granted under the 2014 Plan, the 2009 Plan or any other plan of the Company or of any acquired company, except with the approval of the stockholders of the Company. The 2014 Plan defines “repricing” to mean any action that constitutes a “repricing” under GAAP or the rules of the NYSE, or any other modification or amendment to an outstanding option or SAR that has the effect of reducing its exercise price (other than a permitted equitable adjustment), or any cancellation of an outstanding option or SAR when its exercise price exceeds its fair market value in exchange for cash.

Prohibition of reload options. The 2014 Plan does not permit the grant of any “reload” options.

Repayment obligation; right of set-off. If the Personnel and Compensation Committee subsequently determines that all conditions to vesting and payment of an award, or the vesting and exercisability of an option or SAR, were not satisfied in full, the Personnel and Compensation Committee may cancel such vesting or exercise and refuse to issue shares and immediately terminate the participant’s rights with respect to such award (or improperly vested portion thereof). If the vesting or exercise of any such award (or portion thereof) has already been settled by delivery of shares or cash, the participant shall be obligated, upon demand, to return the shares or cash (or higher value received at vesting or exercise), to Citi, without reduction for any shares or cash withheld to satisfy withholding tax or other obligations. The Plan also provides for the set-off of vested awards against obligations a participant may owe to Citi, including but not limited to the obligation to repay improperly vested or exercised awards.

Non-transferability. During the vesting period, and prior to the lapse of any sale restriction on shares delivered upon exercise of an option or SAR, or the vesting of a stock award, awards and sale-restricted shares are not transferable other than by will or the laws of descent and distribution. However, the Personnel and Compensation Committee may permit stock options or shares issued as a result of an

2014 PROXY STATEMENT	A-5

option or SAR exercise but that are subject to a restriction on transferability to be transferred one time, and without payment or consideration, to an immediate family member or a trust for the benefit of immediate family members of a participant.

Adjustments. The 2014 Plan provides that the Personnel and Compensation Committee shall make appropriate equitable adjustments to the maximum number of shares available for grant under the 2014 Plan and to the annual individual award limits expressed in numbers of shares, in the event of any changes to the Company’s capital structure, including a change in the number of shares outstanding on account of any stock dividend, stock split, reverse stock split or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, or reorganization or similar transaction. In the event of any such transaction, or any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, the Personnel and Compensation Committee shall make appropriate equitable adjustments to the number or kind of shares subject to outstanding awards, the exercise prices of outstanding options and SARs, and to performance conditions, to the extent necessary to prevent the enlargement or diminution of participants’ rights.

Change of Control. The Personnel and Compensation Committee may, when an award is made or at any time prior to, at or after the time of a “Change of Control” (see below), provide for the adjustment of performance conditions to reflect the Change of Control, provide for the cancellation of outstanding awards if the surviving or acquiring entity (or the surviving or acquiring entity’s parent company) replaces the awards with new rights of substantially equivalent value, provide for the acceleration of any time periods or the waiver of any other conditions to vesting, exercise, payment or distribution of an award upon an involuntary termination of a participant’s employment as a result of a Change of Control, or provide for the purchase of any award. The vesting, payment, purchase or distribution of an award, however, may not be accelerated by reason of a Change of Control for any participant unless the participant’s employment is involuntarily terminated as a result of the Change of Control. For these purposes, a termination of employment as a result of a Change of Control means involuntary termination of employment other than for “gross misconduct” (as defined in the 2014 Plan) upon, or on or prior to the first anniversary of, the Change of Control.

The 2014 Plan defines a “Change of Control” to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 30% or more of the combined voting power of then outstanding securities of Citigroup Inc.; (ii) specified changes in the majority of the Board (not including the election of Directors whose election or nomination was approved by a majority of the then incumbent Board); (iii) a sale, transfer or distribution of all or substantially all of the assets of Citigroup Inc., or a dissolution or liquidation of Citigroup Inc.; or (iv) consummation of a reorganization, merger, consolidation or other corporate transaction that results in stockholders of Citigroup Inc. not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

The 2014 Plan defines “gross misconduct” to mean conduct by a participant (i) while employed by Citi that is competitive with its business operations, (ii) that is in breach of any obligation that participant owes to Citi or of that participant’s duty of loyalty to Citi, (iii) that is materially injurious to Citi, or (iv) that otherwise constitutes “gross misconduct” as determined by the Personnel and Compensation Committee.

Rights as a stockholder. Unless the Personnel and Compensation Committee determines otherwise, a participant will not have any rights as a stockholder with respect to shares covered by an award until the date that the participant becomes the holder of record with respect to such shares.

Tax withholding. Citi retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes (including hypothetical taxes owed to Citi by tax-equalized expatriates) required by law or regulation to be withheld with respect to any taxable event as a result of the 2014 Plan. Any failure to timely pay tax-related obligations owing to Citi in connection with an award may result in its cancellation.

Amendment and termination. The 2014 Plan may be amended, suspended or terminated by the Personnel and Compensation Committee at any time, provided that no amendment shall be made without stockholder approval if it would materially increase the number of shares available under the 2014 Plan, materially expand the types of awards available under the 2014 Plan or the class of persons eligible to participate in the 2014 Plan, materially extend the term of the 2014 Plan, materially change the method

2014 PROXY STATEMENT	A-6

of determining the exercise price of an option or SAR granted under the 2014 Plan, delete or limit the prohibition against “repricing,” or otherwise require approval by stockholders in order to comply with applicable law or the rules of the NYSE (or principal national securities exchange upon which Citi’s common stock is traded or quoted). The Personnel and Compensation Committee retains the right to modify outstanding awards without a participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation or regulatory guidance (including applicable tax law). Subject to certain exceptions, any other modifications, if adverse to participants, shall not be effective without the participant’s written consent.

Any future awards under the 2014 Plan will be granted at the discretion of the Personnel and Compensation Committee and are not yet determinable.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the 2014 Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted stock. A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time, less any amount paid for the shares. Participants may elect to be taxed at the time of grant on the fair market value of the shares included in the award by making an election under Section 83(b) of the Internal Revenue Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently forfeited, no deduction or tax refund will be allowed for the amount previously recognized as income.

Unless a participant makes a Section 83(b) election, dividends or dividend equivalents paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

Except as described under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, Citi will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Deferred stock. A participant will generally not recognize taxable income on the grant of a deferred stock award until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the shares of Citi common stock on the date of distribution. Any dividend equivalents paid on unvested deferred stock awards are taxable as ordinary income when paid to the participant.

Except as described under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant, including on any dividend equivalent payments made to the participant.

Stock payments. A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amount as the ordinary income recognized by the participant.

Options. Generally, a participant will not recognize taxable income on the grant of a stock option. Upon the exercise of a stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citi common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as described under “Certain Limitations

2014 PROXY STATEMENT	A-7

on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction on the exercise date in an amount equal to the amount of ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise.

The 2014 Plan does not provide for awards of “incentive stock options”, which have different tax consequences under the Code.

SARs. Generally, a participant will not recognize taxable income upon the grant of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash-settled) or the fair market value of the Citi common stock received upon exercise (if the SAR is stock settled).

Withholding. Citi will deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy the minimum federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of a transaction under the 2014 Plan.

Certain limitations on deductibility of executive compensation. With certain exceptions, Section 162(m) of the Code limits the deduction to Citi for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer (covered employees) to $1 million per executive per taxable year. However, compensation paid to covered employees will not be subject to such deduction limit if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The 2014 Plan is designed so that options and SARs qualify for this exemption, and it permits the Personnel and Compensation Committee to grant other awards designed to qualify for this exemption. The Personnel and Compensation Committee is authorized to grant awards that are not qualified under Section 162(m) of the Code.

The accelerated vesting of awards under the 2014 Plan upon termination of employment as a result of a change of control of Citigroup Inc. could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. Citi would not be able to deduct the excess parachute payments made to a participant.

Section 409A of the Code. Certain awards under the 2014 Plan may be subject to Section 409A, which regulates “nonqualified deferred compensation” (as defined in Section 409A). If an award under the 2014 Plan (or any other Citi plan) that is subject to Section 409A is not administered in compliance with Section 409A, then all compensation under the 2014 Plan that is considered “nonqualified deferred compensation” (and awards under any other Citi plan that are required pursuant to Section 409A to be aggregated with the award under the 2014 Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Section 457A of the Code. Awards under the 2014 Plan that constitute “nonqualified deferred compensation” (as defined in Section 457A) to participants employed by “nonqualified entities” (as defined in Section 457A) are subject to U.S. income inclusion in the year in which the awards are no longer subject to a substantial risk of forfeiture, which may occur prior to when shares are distributable to a participant pursuant to the terms of the award. Reporting and withholding requirements may apply. A failure to timely report U.S. income or pay associated taxes in accordance with Section 457A may result in late tax payment or under-reporting penalties for an affected participant, and in certain circumstances, an additional 20% tax. Generally, a “nonqualified entity” is any foreign corporation unless substantially all of its income is effectively connected with the conduct of a trade or business in the U.S., or unless it is subject to a comprehensive foreign income tax. Certain entities that would be taxed as partnerships in the U.S. also may be treated as “nonqualified entities” unless substantially all income of the entity (or allocated by the entity to its partners) is subject to U.S. income tax or another comprehensive foreign income tax.

2014 PROXY STATEMENT	A-8

Equity Compensation Plan Information

All of Citi’s outstanding equity awards have been granted under two stockholder approved plans—the 2009 Plan and the 1999 Plan. There are no longer any awards outstanding under plans for which stockholder approval was not required or sought. All awards under the 1999 Plan were granted prior to April 21, 2009.

Effective April 21, 2009, stockholders approved adoption of the 2009 Plan, and the 1999 Plan was terminated as a source of shares for future awards. Stockholders approved amendments to the 2009 Plan effective April 20, 2010, April 21, 2011, April 17, 2012, and April 24, 2013.

The information below is as of December 31, 2013.

	(a)		(c)
	Number of securities	(b)	Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance
	exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding	plans (excluding securities
	warrants and rights	options, warrants	reflected in column (a))
Plan Category	(in millions)	and rights	(in millions)
Equity compensation plans approved by
security holders	93.00 (1)	$50.72	68.45 (2)
Equity compensation plans not approved by
security holders	0		0
Total	93.00	$50.72	68.45

(1)	Includes 59.61 million shares issuable upon the vesting of deferred stock awards. Also includes 1.88 million shares that as of December 31, 2013 were estimated will be issued as stock payments to settle awards under a plan that generally pays out in cash, but for which certain employees a portion of the payment must be in the form of equity to comply with regulatory requirements.

(2)	Represents shares available for grant pursuant to various types of awards under the 2009 Plan. The 2009 Plan will expire pursuant to its terms on April 21, 2014. If the proposal to adopt the 2014 Plan is approved, shares remaining available for grant under the 2009 Plan at its termination (not to exceed 52 million shares) may be issued pursuant to awards that may be granted under the 2014 Plan.

2014 PROXY STATEMENT	A-9

CITIGROUP 2014 STOCK INCENTIVE PLAN
(effective April 22, 2014, subject to stockholder approval)

1. Purpose

The purposes of the Citigroup 2014 Stock Incentive Plan (the “Plan”) are to (i) align incentive compensation programs with the Company’s long-term business objectives and the interests of stockholders; (ii) attract and retain Employees by providing compensation opportunities that are competitive within the global financial services industry; and (iii) provide compensation opportunities that do not create incentives to take imprudent risks.

2. Effective Date and Term

The Plan will become effective upon the date it is approved by the stockholders of the Company (the “Effective Date”). Unless terminated earlier by the Committee, the Plan will expire on the date of the annual general meeting of stockholders to be held in 2019. The Plan replaces the Prior Plan for Awards granted on or after the Effective Date. Awards may not be granted under the Prior Plan beginning on the Effective Date, but the adoption and effectiveness of the Plan will not affect the terms or conditions of any outstanding awards granted under the Prior Plan or any other plan prior to the Effective Date.

3. Definitions

“Award” shall mean an Option, SAR or Stock Award granted under the Plan.

“Award Agreement” shall mean the paper or electronic document evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 11.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Personnel and Compensation Committee of the Board, or a subcommittee thereof, the members of which shall satisfy the requirements of Rule 16b-3 of the 1934 Act and who, or another sub-committee thereof, shall also qualify, and remain qualified, as “outside directors,” as defined in Section 162(m) of the Code; provided, however, that with respect to the application of the Plan to Directors, unless specifically provided otherwise herein, the Board. Unless expressly provided otherwise herein or not permitted by applicable law, “Committee” includes any authorized delegate of the Committee, including each Plan Administrator. For avoidance of doubt, a failure of one or more members of the Committee to satisfy the requirements of Rule 16b-3 of the 1934 Act or Section 162(m) of the Code shall not impair the validity of actions taken by the Committee, including the granting of any Award.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Citigroup Inc., a Delaware corporation.

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m)(3) of the Code.

“Deferred Stock Award” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions, limitations and restrictions set forth in the Plan and an Award Agreement.

“Director” shall mean a member of the Board who is not also an active employee or officer of the Company or a Subsidiary.

2014 PROXY STATEMENT	A-10

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee. Notwithstanding the foregoing, consultants and advisors (other than Directors) shall not be eligible to receive Awards under the Plan.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted) on the date on which the Option or the SAR is granted. For all other purposes of administering an Award (including Options and SARs granted as Substitute Awards), “Fair Market Value” shall be as determined pursuant to the valuation methodology approved for such purpose by the Committee.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Gross Misconduct” shall mean any conduct by a Participant (i) while employed by the Company or a Subsidiary that is competitive with the Company’s or any Subsidiary’s business operations, (ii) that is in breach of any obligation that Participant owes to the Company or any Subsidiary or of that Participant’s duty of loyalty to the Company or any Subsidiary, (iii) that is materially injurious to the Company or any Subsidiary, or (iv) that otherwise constitutes “gross misconduct” as determined pursuant to guidelines adopted by the Committee or a duly authorized Plan Administrator.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions, limitations and restrictions set forth in the Plan and an Award Agreement.

“Participant” shall mean an Employee or former Employee who holds an Award under the Plan (and the legal representative of the estate of a deceased Participant).

“Performance Condition” shall mean any condition to the vesting of an Award based on the performance of the Company (including one or more of its Subsidiaries), the performance of any branch, business unit of the Company (or of any Subsidiary), or the performance of an individual Participant (other than remaining employed by the Company or a Subsidiary), whether based on absolute or relative performance measures, and whether or not the Award is intended to be a Qualified Performance-Based Award.

“Plan Administrator” shall mean any officer or employee of the Company or a Subsidiary performing a function related to administration of the Plan as part of his or her normal job duties, and any director, officer, or employee, whether acting alone or as part of a committee or other group, or non-employee agent, to whom any authority over any matter related to administration of the Plan or any Award has been directly or indirectly delegated by the Committee.

“Prior Plan” shall mean the Citigroup 2009 Stock Incentive Plan.

“Qualified Performance-Based Award” shall mean any Award (other than an Option or SAR that otherwise qualifies as performance-based compensation under Section 162(m) of the Code) designated as such by the Committee at the time of grant, based upon a determination that (a) the Participant is or may be a Covered Employee in the year in which the Company would expect to be able to claim a tax deduction with respect to such Award, and (b) the Committee intends for the Award to satisfy the requirements of Section 162(m) of the Code.

“Repricing” shall mean any action that constitutes a “repricing” under GAAP or the rules of the New York Stock Exchange (including any modification or amendment to an outstanding Option or SAR that has the effect of reducing its exercise price, other than an adjustment to an outstanding Award that is consistent with the requirements of Section 6(d)), and any cancellation of an Option or SAR when its exercise price exceeds Fair Market Value in exchange for cash.

“Restricted Stock Award” shall mean an Award of Common Stock that is subject to the terms, conditions, limitations, and restrictions set forth in the Plan and an Award Agreement.

2014 PROXY STATEMENT	A-11

“SAR” shall mean “stock appreciation right,” which is a right to receive a payment, during a specified term, in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which right is subject to the terms, conditions, limitations and restrictions set forth in the Plan and an Award Agreement.

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Stock Award” shall mean a Deferred Stock Award, a Restricted Stock Award, a Stock Payment or Other Stock-Based Award.

“Stock Payment” shall mean an immediately vested payment in shares of Common Stock that may or may not be in lieu of cash.

“Subsidiary” shall mean any of the consolidated subsidiaries of the Company.

“Substitute Award” shall mean an Award designated as such and granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion, adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Employees of the Company or any Subsidiary as a result of such transaction or who were formerly employed by the acquired entity. An Award granted as an inducement to joining the Company or a Subsidiary in replacement of an award forfeited when leaving a previous employer to join the Company or a Subsidiary shall not be considered a Substitute Award.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

4. The Committee

(a)	Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and Awards as it deems appropriate from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, limitations and restrictions applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. Subject to the limitations set forth in the Plan, the Committee may suspend, accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards, and make any and all other determinations that it deems appropriate with respect to the administration of the Plan.

(b)	Administration of the Plan. The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate. Any decision of the Committee in the administration of the Plan shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c)	Delegation of Authority. To the extent not inconsistent with applicable law, the rules of the New York Stock Exchange or other provisions of the Plan, the Committee may at any time delegate to a Plan Administrator some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers or Covered Employees. Actions taken or determinations made by or ratified by a duly authorized Plan Administrator shall have the same force and effect as if undertaken or made by the Committee, and all references in the Plan to the Committee (except with respect to actions or determinations related exclusively to Section 16(a) Officers or Covered Employees) shall be deemed to include a reference to a duly authorized Plan Administrator.

2014 PROXY STATEMENT	A-12

(d)	Prohibition Against Repricing. Notwithstanding any provision of the Plan to the contrary, in no event shall any action be taken under the Plan that constitutes a Repricing of any Option or SAR granted under the Plan, or of any option or stock appreciation right granted under the Prior Plan or any other plan of the Company or of an acquired company, except with approval of the stockholders of the Company.

(e)	Indemnification. No member of the Committee or any Plan Administrator shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and every Plan Administrator shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and every Plan Administrator) shall be entitled to rely in good faith upon information and advice furnished by the Company’s officers, employees, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any Plan Administrator shall be liable for any action taken or not taken in reliance upon any such advice.

5. Participation

(a)	Eligible Employees. The Committee shall determine which Employees shall be eligible to receive Awards under the Plan, provided that consultants and advisors (other than members of the Board in their roles as such) shall not be eligible to receive Awards under the Plan. Former Employees may be eligible to receive Awards under the Plan, but only if a Substitute Award or with respect to their last year of service. With respect to Employees subject to U.S. income tax, Options and SARs (unless Substitute Awards) shall only be granted to such Employees who provide direct services to the Company or a Subsidiary of the Company as of the date of grant of the Option or SAR.

(b)	Participation by Employees of Subsidiaries. Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. Awards to Employees of Subsidiaries may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Committee.

(c)	Participation Outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.

(d)	Maximum Individual Awards

	(i)	Limits on Awards to Directors. Awards under the Plan in any calendar year to a Director in respect of service as a Director (including Awards made at the election of a Director in lieu of all or any portion of his or her cash retainers) may not exceed $900,000 in value, based on the combined grant-date fair value of each Stock Award and the grant-date fair value (in each case as determined in accordance with GAAP) of each Option or SAR that is granted during a calendar year.

	(ii)	Limits on Options and SARs. The aggregate number of shares of Common Stock that may be subject to all Options and SARs granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).

	(iii)	Limits on Stock Awards. The aggregate number of shares of Common Stock that may be subject to all Stock Awards granted to an individual Employee (other than as a Director) in a calendar year may not exceed 1,000,000 shares (subject to adjustment pursuant to Section 6(d)).

	(iv)	Substitute Awards. Notwithstanding the foregoing, shares subject to an Award that is a Substitute Award shall not count against any individual Award limit in this Section 5(d).

2014 PROXY STATEMENT	A-13

6. Available Shares of Common Stock

(a)	Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Pursuant to and subject to the other provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed the sum of (i) the number of shares remaining available for grant under the Prior Plan on the date of its termination (not to exceed 52 million (52,000,000) shares), and (ii) any additional number of shares that may be authorized for issuance pursuant to any amendments to the Plan approved by stockholders of the Company after the Effective Date.

(b)	Forfeited and Expired Awards. Awards granted under the Plan that are forfeited, expire or are canceled or settled without issuance of shares shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, any and all shares of Common Stock that are (i) withheld or tendered in payment of an Option exercise price; (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) covered by a SAR (to the extent that it is settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise); (iv) withheld by the Company to satisfy any debt or other obligation owed to the Company or any Subsidiary, and (v) any fractional shares of Common Stock that are cancelled pursuant to Section 7(f), shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

(c)	Other Items Not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; or (ii) the grant of Substitute Awards. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count against the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at Fair Market Value at the time of purchase. Unless the Committee determines otherwise, Section 16(a) Officers may not participate in dividend reinvestment programs established under the Plan.

(d)	Adjustments. In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring, or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to (i) the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a); and (ii) to the extent permitted under Section 162(m) of the Code, the maximum number of shares that may be granted to any single individual pursuant to the limits set forth in Section 5(d). In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award, and/or a Performance Condition. Any adjustments under this Section 6(d) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the 1934 Act or qualification under Section 162(m) of the Code, to the extent each may be applicable. The Company shall give each

2014 PROXY STATEMENT	A-14

Participant notice of an adjustment to an Award hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee shall decline to adjust any Award made to a Participant if such adjustment would violate applicable law.

7. Awards Under The Plan

Awards under the Plan may be granted as Options, SARs or Stock Awards, as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee. Subject to the terms of the Plan (including but not limited to the minimum vesting requirement of Section 7(d)), Awards shall have such terms, conditions, limitations and restrictions as may be determined by the Committee from time to time, and may include vesting, forfeiture, and clawback provisions.

(a)	Options. Options shall expire after such period, not to exceed ten years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms or the terms of the Plan. In no event shall any Option issued under the Plan be a “reload” Option or carry any similar rights.

	(i)	Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value on the grant date, unless the Option is a Substitute Award.

	(ii)	Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. An Option may be exercised by any method as may be permitted by the Committee from time to time, including but not limited to any “net exercise” or other “cashless” exercise method.

(b)	Stock Appreciation Rights. SARs granted under the Plan shall expire after such term, not to exceed ten years, as may be determined by the Committee. The exercise price per share of Common Stock subject to a SAR shall not be less than 100% of Fair Market Value on the grant date, unless the SAR is a Substitute Award.

(c)	Stock Awards

	(i)	Stock Payment. Subject to the terms of the Plan, the Committee may grant vested shares of Common Stock as a Stock Payment. A Stock Payment may be in lieu of cash compensation, but may be subject to restrictions on sale or transfer, or cancellation and recoupment, as determined by the Committee. A Stock Payment under the Plan may be granted as, or in payment of, a bonus including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, determined pursuant to any other plan. Any shares of Common Stock granted as a Stock Payment in lieu of cash compensation shall be valued at their Fair Market Value.

	(ii)	Restricted Stock. Unvested shares of Common Stock issued pursuant to a Restricted Stock Award shall be entitled to voting rights as provided in Section 9, unless determined otherwise by the Committee. Upon satisfaction of all conditions to vesting and any tax withholding obligations, and upon the lapse of any post-vesting restrictions on sale or transfer, shares of Common Stock subject to a Restricted Stock Award shall be delivered to the Participant free of restriction. A Restricted Stock Award may, but need not be, a Qualified Performance-Based Award.

	(iii)	Deferred Stock. A Deferred Stock Award represents only an unfunded, unsecured promise to deliver shares of Common Stock in the future and does not give a Participant any greater rights than those of an unsecured general creditor of the Company. Upon

2014 PROXY STATEMENT	A-15

satisfaction of all conditions to vesting and any tax withholding obligations, shares of Common Stock subject to a vested Deferred Stock Award will be issued, and upon the lapse of any post-vesting restrictions on sale or transfer, such shares of Common Stock will be delivered to Participant free of restriction. A Deferred Stock Award may, but need not be, a Qualified Performance-Based Award.

	(iv)	Other Stock-Based Awards. To the extent not prohibited by applicable law, the Committee may grant any other Award that is denominated in shares of Common Stock and that may be settled in cash and/or by the delivery of shares of Common Stock (for the avoidance of doubt, an award that by its terms may be settled only in cash shall not be an Award under this Plan). An Other Stock-Based Award may, but need not be, a Qualified Performance-Based Award.

(d)	Minimum Vesting. Awards shall not vest in full prior to the third anniversary of their grant date; provided, however, that the Committee may grant Awards that vest in full in less than three years if (i) on account of a Participant’s retirement, death, disability, leave of absence, termination of employment, or upon the sale or other disposition of a Participant’s employer or any other similar event, as specified in the Award Agreement, (ii) upon satisfaction of a Performance Condition subject to a performance period of at least one year, or (iii) as a Substitute Award in replacement of an award scheduled to vest in full in less than three years from the date of grant of such Substitute Award. Notwithstanding the foregoing, up to 10% of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 6(a) (as it may be adjusted pursuant to Section 6(d)) may be granted as Stock Payments or subject to other Awards that provide for vesting in full in less than three years.

(e)	Performance-Based Awards

	(i)	The Committee may grant Awards that are subject to, or may vest on an accelerated basis upon, the achievement of one or more Performance Conditions related to a period of performance of not less than one year. A premium-priced Option or SAR that is subject to no other Performance Condition shall be considered to have a Performance Condition (for purposes of Setion 7(d)) only if its exercise price is at least 125% of Fair Market Value on the grant date. If an Award is designated as a Qualified Performance-Based Award, it shall be administered as set forth in Section 7(e)(ii).

	(ii)	The Committee may at the time of grant of any Award (other than an Option or SAR that otherwise qualifies under Section 162(m) of the Code) designate such Award as a Qualified Performance-Based Award. Qualified Performance-Based Awards shall be administered in accordance with the following procedures:

A.	Vesting of the Award or the maximum amount of the Award eligible to vest shall be determined based on the attainment of written objective Performance Conditions selected by the Committee in accordance with Section 7(e)(ii)(B) for a performance period established by the Committee while the attainment of the Performance Conditions for that performance period is substantially uncertain and not more than 90 days after the commencement of the performance period, which may not be less than one year.

B.	The vesting of a Qualified Performance-Based Award or the maximum amount of a Qualified Performance-Based Award eligible to vest must be based on one or more of the following objective Performance Conditions and expressed in either, or a combination of, absolute or relative values or a percentage of: revenue, revenue or product growth, net income (pre- or after-tax), earnings, earnings per share, stockholders’ equity or return on stockholders’ equity, assets or return on assets, return on risk-adjusted assets, capital or return on capital, return on risk capital, book value or book value per share, economic value-added models or equivalent metrics, operating income, pre- or after-tax income, expenses or reengineering savings, margins, cash flow or cash flow per share, stock price, total shareholder return, market share, debt reduction, net promoter scores, operating efficiency ratios, expense ratios,

2014 PROXY STATEMENT	A-16

liquidity ratios, or regulatory achievements. Such Performance Conditions may be used on an absolute or relative basis to measure the performance of the Company as a whole, any business unit(s) of the Company and its Subsidiaries and/or one or more of its branches or affiliates, or the performance of an individual Covered Employee, and may be used in any combination as the Committee may deem appropriate. Such Performance Conditions may be based on performance determined on a per share basis (either basic or fully diluted) and/or as compared to the performance of a group of peer or comparator companies, prior performance periods, a published or special index or indices that the Committee deems appropriate, or such other measures selected or defined by the Committee at the time such Performance Conditions are established.

C.

Upon the conclusion of each performance period, the Committee shall determine whether the applicable Performance Conditions established in accordance with Section 7(e)(ii)(A) and (B) have been met with respect to each Participant, and if so, shall certify in writing that such Performance Conditions have been met and the amount payable pursuant to each Participant’s Qualified Performance-Based Award. No Qualified Performance-Based Award will be paid for a performance period until such certification is made by the Committee.

(iii)

Except as otherwise expressly provided, all financial terms used in defining a Performance Condition shall be as defined under GAAP or such other objective principles (including but not limited to International Financial Reporting Standards) as may be designated by the Committee, and may provide for such objectively determinable adjustments, modifications or amendments as the Committee deems appropriate, including (but not limited to) with respect to items determined to be extraordinary or unusual in nature or infrequent in occurrence, or that are related to discontinued operations, the disposal of a business or assets, or a change in accounting principle under GAAP, or that are attributable to the business operations of any entity acquired by the Company or a Subsidiary during a relevant performance period.

(f)	Fractional Shares. The Company shall not be obligated to issue any fractional shares of Common Stock in settlement of Awards granted under the Plan. If an Award includes or results for any reason in an entitlement to a fractional share, the Award shall be settled in full by issuance of the maximum whole number of shares of Common Stock the Participant is entitled to receive pursuant to the terms of the Award (upon satisfaction of all applicable conditions to the issuance of shares) and the Company may cancel the fractional share without any compensation to the Participant.

8. Dividends and Dividend Equivalents

The Committee may provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents. Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to an Award with a Performance Condition; for such Awards, the Committee may only provide for the accrual of dividends or dividend equivalents that will not be payable to a Participant unless and until, and only to the extent that, the shares of Common Stock subject to the Award vest upon satisfaction of the relevant Performance Condition and all other applicable conditions to vesting. Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards. No dividends or dividend equivalents shall be paid on Options or SARs.

2014 PROXY STATEMENT	A-17

9. Voting

Unless the Committee has determined otherwise, a Participant shall have the right to direct the vote of shares of Common Stock subject to an unvested Restricted Stock Award. Unvested shares of Common Stock that are eligible to vote shall be voted by a Plan Administrator in accordance with instructions received from Participants (unless to do so would constitute a violation of any applicable exchange rules). Shares subject to unvested Restricted Stock Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other unvested Restricted Stock Awards (including, for these purposes, outstanding awards granted under the Prior Plan and any other “non-qualified” stock incentive plan of the Company) that are eligible to vote (unless to do so would constitute a violation of any applicable exchange rules).

10. Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, or vesting of a Stock Award may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred by a Participant in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may permit Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred one time and without payment or consideration to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

11. Change of Control of the Company

(a)	The Committee may, at the time an Award is made or at any time prior to, coincident with or after the time of a Change of Control:

	(i)	provide for the adjustment of any Performance Conditions as the Committee deems necessary or appropriate to reflect the Change of Control;

(ii)

provide for the cancellation of any Awards then outstanding if the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) in the Change of Control replaces the Awards with new rights of substantially equivalent value, as determined by the Committee;

(iii)

provide that upon an involuntary termination of a Participant’s employment as a result of a Change of Control, any time periods shall accelerate, and any other conditions relating to the vesting, exercise, payment or distribution of an Award shall be waived; or

(iv)

provide that Awards shall be purchased for an amount of cash equal to the amount that could have been obtained for the shares covered by a Stock Award if it had been vested and or by an Option or SAR if it had been exercised at the time of the Change of Control.

(b)

Notwithstanding any other provisions of the Plan or an Award Agreement to the contrary, the vesting, payment, purchase or distribution of an Award may not be accelerated by reason of a Change of Control for any Participant unless the Participant’s employment is involuntarily terminated as a result of the Change of Control. For purposes of this Section 11, a Participant’s employment will be deemed to have been involuntarily terminated as a result of a Change of Control if it is involuntarily terminated other than for Gross Misconduct at any time beginning on the date of the Change of Control up to and including the first anniversary of the Change of Control.

2014 PROXY STATEMENT	A-18

(c)	A “Change of Control” shall be deemed to occur if and when:

(i)

any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

	(iii)	all or substantially all of the assets of the Company are sold, transferred or distributed, or the Company is dissolved or liquidated; or

	(iv)	a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”) is consummated, in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

12. Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The Committee need not require the formal execution or acceptance of such document by the Participant, in which case acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time. Any assertion by an Employee that any term, condition, limitation or restriction of the Award as specified in the Award Agreement is invalid or not binding on such Employee because of his or her non-acceptance of the Award Agreement (or any portion thereof) shall be deemed a refusal of the Award and the Employee shall cease to be a Participant with respect to the Award, which shall be immediately cancelled. Each Award Agreement shall provide for forfeiture of unvested Awards if it is determined that a Participant engaged in Gross Misconduct on or prior to a vesting date. Award Agreements and any other document required to be delivered to a Participant in connection with an Award may be delivered in electronic form (including by posting on the Company’s intranet or other shared electronic medium controlled by the Company to which a Participant has access).

13. Tax Withholding

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur under applicable law in connection with the receipt, vesting or exercise of any Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit or require shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required

2014 PROXY STATEMENT	A-19

by law, or hypothetical taxes required to be paid by a Participant pursuant to a tax-equalization policy for expatriate employees, and to take such other action as may be necessary to satisfy any such withholding or payment obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with GAAP, to the extent applicable. To the extent that a number of shares of Common Stock sufficient to satisfy a tax withholding obligation of the Company may not be withheld (whether because the Award has not vested in full pursuant to its terms, administrative procedures in effect at such time, applicable accounting principles or any other reason), it shall be a condition to the obligation of the Company to issue shares of Common Stock upon the exercise of an Option or a SAR, or in settlement of any vested Award, that a Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any actual tax withholding (or hypothetical tax) liability. If the amount is not timely paid to the Company in cash by such Participant, the Company may cancel the Award and refuse to issue such shares.

14. Repayment Obligations and Right of Set-Off

(a)

If the Committee determines that all conditions to vesting and payment or distribution of an Award (or any portion thereof), or the vesting and exercisability of an Option or SAR (or any portion thereof), were not satisfied in full on the scheduled vesting date (including but not limited to, any Performance Condition), the Committee shall cancel such vesting and refuse to issue or distribute shares or cash and immediately terminate the Participant’s rights with respect to such Award (or improperly vested portion thereof). If any such Award (or portion thereof) has already been paid, distributed or exercised, the Participant shall be obligated, upon demand, to: (i) in the case of an improperly vested Stock Award, return the amount of any cash payment received in settlement of the Stock Award (or improperly vested portion thereof), or if settled in shares, the number of shares of Common Stock issued in settlement of the Stock Award (or improperly vested portion thereof), or make a cash payment in an amount equal to the Fair Market Value of such shares on their vesting date, if greater than their Fair Market Value on the date they are due to be returned to the Company; or (ii) in the case of an improperly exercised Option or SAR, make a cash payment in an amount equal to the gain realized upon exercise of such Option or SAR (or improperly vested or exercised portion thereof), in each case, without reduction for any shares of Common Stock or cash withheld or paid to satisfy withholding tax or hypothetical tax obligations in connection with such Awards or any other obligation of the Participant.

(b)

To the extent not prohibited by applicable law, and consistent with the requirements of Section 409A of the Code, if applicable, the Company will have the right to offset against its obligation to deliver vested shares of Common Stock or make any vested cash payment pursuant to any Award granted under the Plan: (i) any amounts paid by the Company or a Subsidiary to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration or lawsuit of which a Participant was the subject; and (ii) any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards granted under the Plan or awards granted under any other plan, or any obligations pursuant to a tax-equalization or housing allowance policy or other expatriate benefit) that a Participant then owes to the Company or a Subsidiary.

15. Other Benefit and Compensation Programs

Awards granted under the Plan and amounts received upon vesting or exercise of an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions, restrictions and limitations as may be provided in the Award Agreement.

2014 PROXY STATEMENT	A-20

16. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

17. Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan to Participants employed (or formerly employed) by such Subsidiaries.

18. Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 6(d) or Section 8.

19. Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary. The adoption of the Plan or the granting of any Award shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan. Unless expressly provided otherwise elsewhere in the Plan or in an Award Agreement, Awards under the Plan shall be made in anticipation of future service and/or subject to other vesting conditions and will not be earned until all conditions to vesting have been satisfied.

20. Amendment and Termination

The Plan may be amended, suspended or terminated at any time by the Committee, provided that no amendment shall be made without stockholder approval, if it would (i) materially increase the number of shares available under the Plan, (ii) materially expand the types of awards available under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) materially extend the term of the Plan, (v) materially change the method of determining the exercise price of an Award, (vi) delete or limit the Plan’s prohibition against Repricing, or (vii) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is then traded or quoted). No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. The Committee retains the right to modify an Award without a Participant’s prior consent if it determines that the modification is required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law). Except as may be provided by Section 7(e), Section 11 and this Section 20, any other adverse modification shall not be effective without the Participant’s written consent. The Company shall furnish or make available to Participants a written notice of any modification through a brochure, prospectus supplement or otherwise, which notice shall specify the effective date of such modification.

21. Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Participants, including, without limitation, the executors, administrators or trustees of a Participant’s estate, or any receiver or trustee in bankruptcy or representative of a Participant’s creditors.

2014 PROXY STATEMENT	A-21

22. Governing Law

The Plan and all Award Agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York, except that any principles or provisions of New York law that would apply the law of another jurisdiction (other than applicable provisions of U.S. Federal law) shall be disregarded. Notwithstanding the foregoing, matters with respect to indemnification, delegation of authority under the Plan, and the legality of shares of Common Stock issued under the Plan, shall be governed by the Delaware General Corporation Law.

23. Tax Compliance

Awards granted hereunder shall comply with or be exempt from Section 409A of the Code, unless otherwise determined by the Committee. If pursuant to any Award that is subject to Section 409A of the Code a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made. If pursuant to any Award that is subject to Section 409A of the Code a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Sections 409A and 457A of the Code.

24. Severability

If any of the provision of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any such provision is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed modified to the minimum extent necessary in order to make such provision enforceable.

2014 PROXY STATEMENT	A-22

ANNEX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The financial metrics disclosed in the executive scorecards show results against Citi’s business plan. Both the business plan and the results used to evaluate executives reflect adjustments from U.S. GAAP metrics, as management determined these measures to be a more relevant set of metrics on which to evaluate business performance. The reasoning behind the adjustments to U.S. GAAP information is set forth below.

There are two exclusions consistently applied to GAAP metrics to mitigate the impact of cyclical market forces outside the control of the executives:

  CVA / DVA are credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, and debt valuation adjustments (DVA) on Citigroup’s fair value option debt. Citi’s financial metrics as presented in the executive scorecards exclude CVA/DVA to better reflect operating results by eliminating the generally countercyclical market impact of changes in credit spreads on results, and to align with the presentation of Citi’s financial results to investors.

  Loan loss reserve (LLR) releases are excluded from executive scorecards where a release (an increase in earnings) was foreseen for a portfolio. This adjustment is made to reflect the core operating performance of the business by excluding releases from provisions made at the height of the credit cycle, as the cycle returns to more normal levels.

Also, specific financial impacts of certain business decisions that were not anticipated at the start of the year when plans were set were excluded from the calculation of results, to provide consistent comparisons and enhance transparency of operating results.

  After its business plan was set for 2013, Citi decided that earnings in certain foreign subsidiaries would no longer be indefinitely reinvested outside the U.S. (under APB 23), which increased Citi’s 2013 tax provision on these earnings to the higher U.S. tax rate and thus increased Citi’s effective tax rate for 2013 and reduced its after-tax earnings. Because this decision is unrelated to operating results and was not included in the original plan, the impact of the decision is excluded from the executive scorecard results.

  Significant transactions were excluded to provide an improved understanding of operating results. Specifically, the acquisition of the Best Buy portfolio and discontinued operations, including the divestiture of the Brazil credit card business, are generally excluded from the financial metrics.

  The tax benefit attributable to the third quarter of 2013 is excluded from executive scorecards to align with items specifically disclosed in Citi’s external earnings release and to enable the calculation of net income based on Citi’s ongoing effective tax rate.

In addition, dividends on Citi’s preferred stock are excluded from Return on Tangible Common Equity (Core) determinations in order to align executive performance evaluations more closely with those earnings distributable to common stockholders.

2014 PROXY STATEMENT	B-1

Citigroup — Proxy Reconciliation
(In millions of dollars, except ratios)	Citigroup	Citicorp	GCB	ICG
Income from Continuing Operations before Income Taxes	$19,497		$10,770	$13,603
Less:
CVA/DVA	(342)		—	(345)
Income Statement Impact related to the Releases of Loan Loss Reserves	2,859		N/A	N/A
Income Statement Impact related to the Releases of Loan Loss Reserves
For Businesses that were Anticipated to have Reserve Releases in 2013	N/A		1,115	N/A
Impact related to the Best Buy Cards Acquisition	27		27	—
Build of Reserves for Loan Losses Related to the Best Buy Acquisition	90		N/A	N/A
Core Income from Continuing Operations before Income Taxes	$16,863		$9,628	$13,948
Add: Income Statement Impact related to the Releases of Loan Loss Reserves	(2,859)		(1,115)	—
Less: Provision for Income Taxes	5,867		3,638	3,972
Add: Income From Discontinued Operations	270		—	—
Less: Noncontrolling Interests	227		17	110
Less:
Tax Impact Related to CVA/DVA	129		—	128
Tax Impact Related to Best Buy Build of Loan Loss Reserves	(33)		—	128
Tax Benefit Related to Resolution of Certain Tax Audit Items	176		—	—
Tax Impact Related to Best Buy Cards Acquisition	(10)		—	—
APB 23 Tax Benefit	(58)		—	—
After-Tax Benefit related to the Divestiture of Brazil Credicard	189		—	—
Core Net Income For Return on Tangible Common Equity & Return on Basel III Ratio	$13,505		$7,088	$9,738

Total Revenues, net of Interest Expense	$76,366	$71,824	$38,169	$33,578
Less:
CVA/DVA	(342)	(345)	—	(345)
Impact related to the Best Buy Cards Acquisition	247	247	247	—
Core Revenues, net of Interest Expense	$76,461	$71,922	$37,922	$33,923

Total Operating Expenses	$48,355	$42,455	$20,608	$19,897
Less: Impact related to the Best Buy Cards Acquisition	112	112	112	—
Core Operating Expenses, net of Interest Expense	$48,243	$42,343	$20,496	$19,897
Core Efficiency Ratio (Core Operating Expenses / Core Revenues)	63.1%	58.9%	54.0%	58.7%
Core Net Income (from above)	$13,505
Preferred Stock Dividends	194
Core Income Available to Common Shareholders	$13,311
Total Common Equity at December 31, 2013	$197,601
Less:
Goodwill at December 31, 2013	25,009
Intangible assets (other than Mortgage Servicing Rights) at December 31, 2013	5,056
Tangible Common Equity at December 31, 2013	$167,536
Average Tangible Common Equity during 2013	$161,743
Return on Tangible Common Equity (Core)	8.2%
Return on Basel III Capital Ratio:
Basel III Advanced Approaches Average Risk Weighted Assets (RWA)	$1,177,067		$288,232	$570,867
Citi’s Targeted Tier 1 Common Ratio	9.5%		9.5%	9.5%
Citi’s Targeted Tier 1 Common Capital	$111,821		$27,382	54,232
Return on Basel III Ratio = Core Net Income per above / Citi’s Targeted Tier 1 Common Capital	12.1%		25.9%	18.0%
Risk Appetite Ratio:
Unexpected Losses		$18,421	$4,904	$7,309
Expected Losses		$8,203	$6,859	$1,343
Risk Appetite Ratio
[Core Revenues - Core Operating Expenses - Expected Losses] / Unexpected Losses		117%	218%	174%

Note:	Core Revenues and Core Operating Expenses for the Risk Appetite Ratio include revenues and expenses related to Best Buy.
N/A:	Not Applicable

2014 PROXY STATEMENT	B-2

CITIGROUP INC.
P.O.BOX 990041
HARTFORD, CT 06199-0041

SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Citigroup Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citigroup Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

To view or print a copy of the Proxy Statement or Annual Report on Form 10-K, go to http://www.citigroup.com/citi/investor/corporate_governance.html.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67734-P46688-Z62338	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CITIGROUP INC.

The Board of Directors recommends a vote FOR Proposals 1 through 4.

1.	Proposal to elect 14 directors		For	Against	Abstain

	1a.	Michael L. Corbat	☐	☐	☐

	1b.	Duncan P. Hennes	☐	☐	☐

	1c.	Franz B. Humer	☐	☐	☐

	1d.	Eugene M. McQuade	☐	☐	☐

	1e.	Michael E. O'Neill	☐	☐	☐

	1f.	Gary M. Reiner	☐	☐	☐

	1g.	Judith Rodin	☐	☐	☐

	1h.	Robert L. Ryan	☐	☐	☐

	1i.	Anthony M. Santomero	☐	☐	☐

	1j.	Joan E. Spero	☐	☐	☐

	1k.	Diana L. Taylor	☐	☐	☐

	1l.	William S. Thompson, Jr.	☐	☐	☐

	1m.	James S. Turley	☐	☐	☐

	1n.	Ernesto Zedillo Ponce de Leon	☐	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the selection of KPMG LLP as Citi's independent registered public accounting firm for 2014.	☐	☐	☐

3.	Advisory approval of Citi’s 2013 Executive Compensation.	☐	☐	☐

4.	Approval of the Citigroup 2014 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposals 5 through 8.		For	Against	Abstain

5.	Stockholder proposal requesting that executives retain a significant portion of their stock until reaching normal retirement age.	☐	☐	☐

6.	Stockholder proposal requesting a report on lobbying and grassroots lobbying contributions.	☐	☐	☐

7.	Stockholder proposal requesting that the Board institute a policy to make it more practical to deny indemnification for Directors.	☐	☐	☐

8.	Stockholder proposal requesting Proxy Access for Shareholders.	☐	☐	☐

	Yes	No

Please indicate if you would like to keep your vote confidential under the current policy.	☐	☐

Please indicate if you plan to attend the meeting and vote these shares in person.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2014 Annual Meeting of Stockholders
April 22, 2014 at 9:00 a.m. at
Landmark Ballroom at the
Renaissance St. Louis Grand Hotel
800 Washington Avenue
(The entrance to the meeting is located on
Washington Avenue between 9th and 10th Streets)
St. Louis, MO 63101

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you submit your proxy by telephone or Internet, do not return your proxy card.

Thank you for your proxy submission.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
http://www.citigroup.com/citi/investor/corporate_governance.html.

M67735-P46688-Z62338

CITIGROUP INC.
Proxy Solicited on Behalf of the Board of Directors
of Citigroup Inc. for the Annual Meeting, April 22, 2014

The undersigned hereby constitutes and appoints Michael E. O’Neill, Michael L. Corbat and Rohan Weerasinghe, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. ("Citigroup") to be held in the Landmark Ballroom at the Renaissance St. Louis Grand Hotel, 800 Washington Avenue, St. Louis, MO 63101, on Tuesday, April 22, 2014, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

If shares of Citigroup Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attached to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary or administrator of each applicable Voting Plan to vote all shares of Citigroup Common Stock in or associated with the undersigned's name and/or account under such Plan in accordance with the instructions given herein and the terms of the applicable Voting Plan, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to, the matters set forth on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-4, and AGAINST Proposals 5-8 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.

The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE